As filed with the Securities and Exchange Commission on March 28, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Apollo Group, Inc.

(Exact name of Registrant as specified in its charter)

Arizona (State of Incorporation)	8200 (Primary Standard Industrial Classification Code Number)	86-0419443 (I.R.S. Employer Identification No.)

4615 E. Elwood Street,

Phoenix, Arizona 85040
(480) 966-5394

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Todd S. Nelson

President
4615 E. Elwood Street
Phoenix, Arizona 85040
(480) 966-5394

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Jon S. Cohen Brian M. Roberts Daniel M. Mahoney Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004 (602) 382-6000 fax: (602) 382-6070	John R. Sagan Michael L. Hermsen Mayer, Brown & Platt 190 South LaSalle Street Chicago, Illinois 60603 (312) 782-0600 fax: (312) 701-7711

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [   ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)	Registration Fee

University of Phoenix Online common stock, no par value	$86,250,000	$22,770

(1)	Calculated based on the maximum aggregate offering price pursuant to Rule 457(o) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2000

                           Shares

[Logo of Apollo Group, Inc.]

University of Phoenix Online Common Stock

         Prior to this offering, there has been no public market for the University of Phoenix Online common stock. The initial public offering price of the University of Phoenix Online common stock is expected to be between $     and $     per share. Apollo Group, Inc. will apply to list the University of Phoenix Online common stock on The Nasdaq Stock Market’s National Market under the symbol “UOPX.”

      Apollo Group is selling        shares of its University of Phoenix Online common stock. University of Phoenix Online common stock is intended to track the performance of University of Phoenix Online, a division of the University of Phoenix, Inc., a wholly owned subsidiary of Apollo Group.

      The underwriters have an option to purchase a maximum of      additional shares to cover over-allotments of shares.

      Investing in the University of Phoenix Online common stock involves risks. See “Risk Factors” on page 10.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Apollo Group

Per Share	$	$	$

Total	$	$	$

      Delivery of the shares of University of Phoenix Online common stock will be made on or about                   , 2000.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Banc of America Securities LLC

Chase H&Q

The date of this prospectus is                , 2000.

      You should rely only on the information contained in this document or to which Apollo Group has referred you. Apollo Group has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      This prospectus is part of a registration statement that Apollo Group filed with the Securities and Exchange Commission. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should be aware that information contained on University of Phoenix Online’s Web site is not part of this prospectus.

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PROSPECTUS SUMMARY

      Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including “Risk Factors” and the financial statements and the related notes, before deciding to invest in University of Phoenix Online common stock. References in this prospectus to “we,” “our,” and “us” refer to University of Phoenix Online, a division of the University of Phoenix, Inc., a wholly owned subsidiary of Apollo Group, Inc. References to “Apollo Group” refer to Apollo Group, Inc. References to “APOL” refer to the assets, liabilities, and business of Apollo Group other than University of Phoenix Online common stock sold to the public. APOL includes University of Phoenix’s physical campuses in addition to a retained interest in University of Phoenix Online.

Our Business

      We are a leading online provider of accessible, high quality education programs for working adults and their employers. We began operations in 1989 by modifying courses developed by University of Phoenix’s physical campuses for delivery via modem to students worldwide. Today, our courses and programs are available via the Internet 24 hours a day, 7 days a week and can be accessed using basic technology, such as a Pentium-class personal computer, a 28.8K modem, and an Internet service provider. We currently offer 11 accredited degree programs in business, education, information technology, and nursing. As of January 31, 2000, we had approximately 12,000 degree students and approximately 1,100 faculty members. We currently have relationships with approximately 1,600 corporations in the form of employer tuition reimbursement programs.

      We have designed our online courses and programs to meet the unique needs of working adult students. We believe that one of the greatest advantages offered by our programs is that students can log on to their online classes wherever there is Internet accessibility. This enables us to offer our courses and programs to a vast number of potential students who may have been previously constrained by lack of convenient access to physical facilities, do not have the flexibility to meet the fixed time requirements imposed by ground-based programs, or simply prefer the online educational format. Our degree programs can be completed without any residency requirements, except for our Doctor of Management degree program, which requires an annual two-week residency in Phoenix, Arizona. Courses are taken sequentially, thereby allowing students who might face a personal or work-related schedule conflict to suspend their attendance for one or two courses and then resume their studies with the next course in their scheduled program. This instructional model provides working adult students enhanced flexibility for balancing learning with their professional and personal responsibilities.

      We believe that our ability to combine the 25 years of experience of University of Phoenix’s physical campuses in providing higher education programs for working adults with our ten years of experience in delivering these programs online provides us with a competitive advantage over both traditional universities and colleges and other technology based education and training companies. In offering our students an effective online education program and responsive customer service, we benefit from our relationship with University of Phoenix’s physical campuses in a number of ways, including access to:

•	accredited degree programs in areas relevant to working adults. We share the accreditation of University of Phoenix’s physical campuses and our students may participate in the federal student financial aid programs authorized by Title IV of the Higher Education Act of 1965. For the year ended August 31, 1999, we derived 34% of our net revenues from students who participate in federal financial aid programs;

•	expertise in developing and implementing a standardized curriculum, including joint development of the curriculum with content experts selected from over 6,500 University of Phoenix faculty;

•	proven methods for recruiting and training faculty and monitoring academic quality to ensure student satisfaction and increase retention;

•	shared resources, including University of Phoenix’s Learning Resources Services, which includes an electronic library, and faculty members who teach both online and physical classes; and

•	a widely recognized brand in adult learning, with students and graduates working throughout corporate America.

      We recognize that our students want to be treated as important consumers of educational programs and services and have requirements that are very different from conventional, full-time students aged 18 to 24. In particular, our students are looking for an education that has an immediate, practical value in their workplace. Consequently, all of our programs emphasize this feature, and our curriculum is designed to integrate academic theory and professional applications. Our faculty members not only are required to possess an earned Masters or Doctoral degree, but also are required to have five years of practical experience in a field related to their subject matter. We believe that the practical focus of our programs enhances their appeal to potential students and their employers.

      We consider the employers of our students to be our secondary customers. Not only do we seek the involvement of major employers of our students in developing the curriculum of our programs, but the breadth of experience among our faculty enables us to respond to requests by corporations and other organizations to customize and deliver educational programs for their employees.

      Our enrolled degree student base, as well as our net revenues, have grown rapidly. On January 31, 2000, we had approximately 12,000 degree students, an increase from approximately 8,800 on January 31, 1999. Our revenues have increased to $69.6 million for the fiscal year ended August 31, 1999 from $45.1 million for the fiscal year ended August 31, 1998.

      Our office is at 3157 E. Elwood Street, Phoenix, Arizona 85034. Our telephone number is (602) 387-7000. Our Web site address is http://online.uophx.edu. Apollo Group’s principal executive office is at 4615 E. Elwood Street, Phoenix, Arizona 85040. Apollo Group’s telephone number is (480) 966-5394.

Market Opportunity

      The adult education market is a significant and growing component of the post-secondary education market, which is estimated by the U.S. Department of Education to be a more than $200 billion industry. The widespread use and acceptance of the Internet is revolutionizing the delivery of education and training, creating new market opportunities for us. IDC, an international data research firm, estimates that the number of students enrolled in distance learning will increase to 2.2 million in 2002 from 0.7 million in 1998.

      We believe that our extensive educational content and experience in delivering this content over the Internet provides us with a competitive advantage. Traditional universities that have limited experience in tailoring their programs to the Internet and recently formed technology-based education companies are knowledgeable in only a few of the many aspects that are critical to providing a compelling online educational service.

Our Strategy

      Our objective is to be the leading online provider of accessible, high quality education for working adults and the preferred provider of workplace training to their employers. In addition, we intend to leverage our expertise in developing, hosting, and marketing online education and training programs by offering our services to corporations and other complementary education and training companies. We will implement the following strategic initiatives to accomplish this objective:

•	increase enrollments and retention through marketing, partnerships, and other initiatives;

•	expand program offerings;

•	increase and strengthen corporate partnerships and offer corporate training programs;

•	expand internationally; and

•	generate new revenue streams by offering complementary and ancillary educational services.

Apollo Group

      Apollo Group, through its subsidiaries, the University of Phoenix, Inc. (which includes both the physical campuses and University of Phoenix Online), the Institute for Professional Development, the College for Financial Planning Institutes Corporation, Western International University, Inc., and Apollo Learning Group, Inc., is a leading provider of higher education programs for working adults based on the number of working adults enrolled in its programs. The consolidated enrollment in its educational programs would make it the largest private institution of higher education in the U.S. Apollo Group currently offers its programs and services at 52 campuses and 85 learning centers in 35 states, Puerto Rico, and Vancouver, British Columbia. Apollo Group’s combined degree enrollment increased to approximately 87,300 at November 30, 1999 from approximately 36,800 at August 31, 1995.

University of Phoenix Online Common Stock

Basic investment characteristics:	University of Phoenix Online common stock is what is sometimes referred to as “tracking stock.” Tracking stock is a type of common stock that is intended to reflect or “track” the performance of a particular business. In this case, University of Phoenix Online common stock is intended to track our performance.

From a financial reporting standpoint, Apollo Group has separated us, its online education division, from APOL, which includes the rest of Apollo Group’s businesses.

Although Apollo Group intends University of Phoenix Online common stock to reflect our performance, holders of University of Phoenix Online common stock will be common shareholders of Apollo Group. For this reason, holders of University of Phoenix Online common stock will be subject to all of the risks associated with an investment in Apollo Group and all of its businesses, assets, and liabilities.

Voting rights:	Holders of University of Phoenix Online common stock will have no voting rights except in limited circumstances.

Dividends:	Apollo Group does not expect to pay any dividends on University of Phoenix Online common stock for the foreseeable future.

Rights on disposition:	Generally, if Apollo Group disposes of 80% or more of the assets allocated to us, Apollo Group’s board of directors would be required to choose one of the following three alternatives:

• pay a dividend to holders of University of Phoenix Online common stock in an amount equal to the holders’ proportionate interest in the net proceeds of that disposition;

• redeem outstanding shares of University of Phoenix Online common stock from holders of those shares for an amount equal to the holders’ proportionate interest in the net proceeds of that disposition; or

• convert shares of University of Phoenix Online common stock to shares of Class A APOL common stock based on a ratio equal to the average market value of University of Phoenix Online common stock as compared to the average market value of Class A APOL common stock over a specified 20 trading day period plus a premium in some cases. The premium will be 10% if the disposition of assets occurs before the second anniversary of the issuance of University of Phoenix Online common stock. However, there will be no premium if specified changes in the U.S. federal income tax treatment of tracking stock occur before the conversion or if the disposition of assets occurs on or after the second anniversary of the issuance of University of Phoenix Online common stock.

Apollo Group will not be required to pursue any of the alternatives above if the disposition is an exempt disposition under Apollo Group’s amended and restated articles of incorporation.

Apollo Group may convert shares ofUniversity of Phoenix Online common stock to shares of Class A APOL common stock:	Apollo Group will have the right, at any time, to convert shares of University of Phoenix Online common stock to shares of Class A APOL common stock based on a ratio equal to the average market value of the University of Phoenix Online common stock as compared to the average market value of Class A APOL common stock over a specified 20 day trading period, plus a premium in some cases. The premium will be 25% if the conversion occurs during the first year after the issuance of University of Phoenix Online common stock; 20% if the conversion occurs during the second year after the issuance; 15% of the conversion occurs during the third year after the issuance; and 10% if the conversion occurs thereafter. However, no premium will be payable if the conversion occurs at any time after the aggregate market value of the outstanding University of Phoenix Online common stock has exceeded, for any 20 consecutive trading day period, 60% of the aggregate market value of the outstanding Class A APOL common stock. Additionally, no premium will be payable if the conversion occurs after the occurrence of specified changes in the U.S. federal income tax treatment of tracking stock.

Apollo Group may convert shares ofUniversity of Phoenix Online common stock to shares of an Apollo Group subsidiary:	Apollo Group will have the right at any time to transfer all of the assets and liabilities allocated to us to a subsidiary of Apollo Group and, in that event, to convert all of the shares of University of Phoenix Online common stock to a specified number of the shares of stock of that subsidiary.

Liquidation:	Upon liquidation of Apollo Group, holders of APOL common stock and University of Phoenix Online common stock will be entitled to receive the net assets of Apollo Group, if any, remaining for distribution to shareholders after payment or provision for all liabilities of Apollo Group and payment of the liquidation preference payable to any holders of preferred stock. Amounts due upon liquidation in respect of shares of APOL common stock and shares of University of Phoenix Online common stock will be distributed pro rata in accordance with the average market values of Class A APOL common stock and University of Phoenix Online common stock over a specified 20 trading day period prior to the liquidation.

Retained interest of APOL in us:	It is intended that the University of Phoenix Online common stock being offered will initially represent % of our equity, or % if the underwriters exercise in full their option to purchase additional shares of University of Phoenix Online common stock. The remaining %, or % if the underwriters exercise in full new option to purchase additional shares of University of Phoenix Online common stock, is intended to represent APOL’s retained interest in us as of the date of the offering.

Cash management and allocation policies:	Apollo Group’s board of directors has adopted cash management and allocation policies with respect to the ongoing relationship between APOL and us.

The cash management and allocation policies also contain provisions that set parameters for:

• loans, asset transfers, and commercial transactions between APOL and us;

• specified extraordinary transactions, including repurchases of University of Phoenix Online common stock; and

• corporate expenses, license fees, and income tax expenses.

Although Apollo Group’s board of directors has no present intention to do so, it may modify, suspend, rescind, or add to the cash management and allocation policies in its sole discretion without the approval of the shareholders. Apollo Group’s board of directors may also adopt additional policies depending upon the circumstances.

The Offering

University of Phoenix Online common stock offered	shares

University of Phoenix Online common stock effectively owned by APOL through its retained interest after this offering	shares

Total University of Phoenix Online common stock outstanding plus shares effectively owned by APOL through its retained interest after this offering	shares

Use of proceeds	Apollo Group will allocate all proceeds of the shares offered hereby to us. We intend to use the net proceeds of this offering for general corporate purposes, including marketing and sales activities, working capital, and capital expenditures, but we have no specific plans for the use of the net proceeds of this offering. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies.

Proposed Nasdaq National Market symbol	“UOPX”

      The shares of University of Phoenix Online common stock outstanding after this offering exclude:

•	9,000,000 shares that have been reserved for issuance under Apollo Group’s stock incentive plan;

•	2,000,000 shares that have been reserved for issuance under Apollo Group’s employee stock purchase plan; and

•	100,000 shares that have been reserved for issuance under Apollo Group’s director stock plan.

      Except as otherwise indicated, the information in this prospectus is based on the following assumptions:

•	the University of Phoenix Online common stock being offered will be sold at $ per share, which is the mid-point of the range set forth on the cover page of this prospectus; and

•	no exercise of the underwriters’ over-allotment option.

Summary Financial Information of University of Phoenix Online

      You should read the following summary financial information together with our financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online” contained elsewhere in this prospectus.

	Year Ended				Three Months Ended
	August 31,				November 30,

	1999		1998		1999		1998

(In thousands, except per share data)

Statement Of Operations Data:

Revenues:

Tuition and other, net		$69,582		$45,081		$20,717		$14,895

Costs and expenses:

Instructional costs and services		39,628		25,826		10,403		8,508

Selling and promotional		11,378		7,863		3,062		2,523

General and administrative		5,444		3,631		1,666		1,077

		56,450		37,320		15,131		12,108

Income from operations		13,132		7,761		5,586		2,787

Provision for income taxes		5,323		3,151		2,264		1,129

Net income		$7,809		$4,610		$3,322		$1,658

Pro forma earnings per common share (1)	$		$		$		$

(1)	Pro forma earnings per common share is calculated by dividing our net income for the respective period by the number of notional shares issuable with respect to Apollo Group’s retained interest in us plus the shares being issued in this offering.

	November 30, 1999

	Actual	As Adjusted

(In thousands)

Balance Sheet Data:

Total assets	$15,663	$

Current liabilities	$10,325		$10,325

Divisional equity	5,338		5,338

University of Phoenix Online common stock	—

	$15,663	$

      The “as adjusted” column above reflects the issuance and sale of shares of University of Phoenix Online common stock in this offering, at an assumed initial public offering price of $     per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

      An investment in University of Phoenix Online common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy University of Phoenix Online common stock. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of University of Phoenix Online common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related to Our Business

We expect to generate operating losses and negative cash flow for the foreseeable future.

      While we have been profitable in the past, we expect to generate operating losses and negative cash flow for the foreseeable future as we intend to invest heavily to attract more students. We will incur additional expenses for hiring new faculty, enrollment counselors, academic counselors, and financial counselors, expanding our product offering, and increasing our brand awareness. Accordingly, we will need to generate significant additional revenues to resume profitability.

Our inability to adequately manage our anticipated growth could have a material adverse effect on the quality and management of our programs and our ability to integrate new personnel.

      We have increased the number of our degree students to approximately 12,000 as of January 31, 2000 from approximately 8,800 as of January 31, 1999. We intend to continue increasing the number of our degree students and more resources will be required to support this anticipated growth, including additional faculty, enrollment counselors, academic counselors, and financial counselors. This growth has placed, and future growth is expected to place, a significant strain on our financial and operational resources. We must continue to improve our financial and management controls, reporting systems, and procedures, and continue to expand, train, and develop our faculty, enrollment counselors, academic counselors, and financial counselors to effectively manage our anticipated future growth. However, we cannot assure you that we will be able to continue to do so.

Our financial performance depends in part on our ability to continue to develop our brand awareness among adult students and we may not be successful in doing so.

      The continued development of awareness of our brand name among working adult students is critical to the continued acceptance and growth of our programs and our successful financial performance. The following are some of the factors that could prevent us from successfully continuing to develop our brand:

•	the emergence of more successful competitors;

•	customer dissatisfaction with our programs and services;

•	performance problems with our online systems; or

•	our failure to sufficiently market our brand.

If we are unable to continue to develop awareness of our brand name, it could limit our enrollments and negatively impact our ability to increase our number of students and revenues.

We cannot predict future revenue and fluctuations in our operating results could adversely affect the trading price of University of Phoenix Online common stock.

      Our operating results are likely to fluctuate, which could adversely affect the trading price of University of Phoenix Online common stock. The online education market is a relatively new and emerging market and we may not be able to accurately forecast revenues. Due to these factors, and other factors such as seasonality, quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and these comparisons may not be accurate indicators of future performance.

We cannot adjust expenses for any particular quarter in response to revenue shortfalls.

      Most of our expenses do not vary directly with revenue and are difficult to adjust in the short term. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter. Any revenue shortfall would therefore have a disproportionate effect on our expected operating results for that quarter.

Our success depends in part on our ability to expand the content of our existing programs and develop new programs in a cost-effective manner and on a timely basis.

      Our success depends in part on our ability to expand the content of our programs, develop new programs in a cost-effective manner, and meet our students’ needs in a timely manner. The expansion of our existing programs and the development of new programs may not be accepted by our students or the online education market. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as our students require or as quickly as our competitors.

We intend to market our programs in international markets, which could subject us to a variety of risks we have not previously encountered and negatively impact our profitability and liquidity.

      To date, we have marketed our programs to a limited number of international students and we intend to increase these efforts substantially in the future. We may be unable to adequately manage risks associated with our planned international expansion, which could adversely affect our ability to successfully operate in our targeted international markets and negatively impact our profitability and liquidity. These international risks include the following:

•	uncertainty of product acceptance by students in international markets;

•	difficulties in staffing and managing multinational operations;

•	unforeseen changes in regulatory requirements;

•	restrictions on the repatriation of funds;

•	currency fluctuations; and

•	potentially adverse tax consequences.

Capacity constraints or system disruptions to our computer networks could damage our reputation and limit our ability to attract and retain students.

      The performance and reliability of our program infrastructure is critical to our reputation and ability to attract and retain students. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of our computer networks. Individual, sustained, or repeated occurrences could significantly damage our reputation and result in a loss of potential or existing students. We cannot assure you that we will be able to expand our program infrastructure on a timely basis sufficient to meet demand for our programs.

      Our computer systems and operations are vulnerable to interruption or malfunction due to events beyond our control, including natural disasters and telecommunications failures. We presently have a limited amount of redundant facilities, our formal disaster recovery plan has never been tested, and our business interruption insurance may not be sufficient to compensate for losses that may occur. Any interruption to our computer systems or operations could have a material adverse effect on our ability to attract and retain students.

Our computer networks may be vulnerable to security risks that could disrupt our operations and require us to expend significant resources.

      Our computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses, and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. Due to the sensitive nature of the information contained on our networks, such as students’ grades, our networks may be targeted by hackers. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. Although we intend to continue to implement industry-standard security measures, these measures may be inadequate.

We rely on proprietary rights and intellectual property that may not be adequately protected under current laws.

      Our success depends in part on our ability to protect the proprietary rights and trade secrets we have developed relating to various aspects of our administrative and educational delivery systems. We rely on a combination of copyright, service mark, and trade secret laws and confidentiality agreements with third parties to protect our proprietary rights.

      We cannot assure you that these measures will be adequate, that we will be able to secure registrations for all of our marks in the U.S. or internationally, or that third parties will not infringe upon or misappropriate our proprietary rights. Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy aspects of our curriculum, online library, quality management, and other content that we believe is proprietary. The laws of many international markets cannot protect our proprietary rights as well as the laws of the U.S. Copyright, service mark, and trade secret protection may not be available in every country where we offer our programs. Our management’s attention may be diverted and we may need to use funds to protect our proprietary rights from any infringement, misappropriation, or litigation.

      We may encounter disputes from time to time over rights and obligations concerning intellectual property and we may not prevail in these disputes. We have not been notified that our services infringe the proprietary rights of third parties, but third parties may claim that our current or future services are infringing their proprietary rights.

We may incur liability for the unauthorized duplication or distribution of class materials posted online for class discussions.

      In some instances, our instructors may post various articles or other third-party content on the class discussion board. We may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. We cannot assure you that a third party will not raise a claim against us for the unauthorized duplication of this material. Any of these claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. Our general liability insurance may not cover or be adequate for potential claims of this type and we may be required to alter the content of our classes or pay financial damages.

We may make acquisitions or investments in the future that could disrupt our business and adversely affect our profitability and liquidity.

      We have no present agreement or understanding relating to any acquisitions or investments, but we may make acquisitions or investments in new or complementary businesses in the future. We cannot assure you that we will be able to successfully assimilate personnel, operations, products, services, or technologies of any acquisitions or investments we make in the future with our current operations. This could disrupt our business and materially and adversely affect our profitability and liquidity by distracting our management and employees and increasing our expenses. In addition, we may incur debt or issue dilutive equity securities to fund any future acquisitions.

We cannot predict our future capital needs, and we may not be able to secure additional financing.

      We may need to raise additional funds in the future to fund our operations, to expand our markets and product offerings, or to respond to competitive pressures or perceived opportunities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, we may be forced to cease our operations, and even if we are able to continue our operations, our ability to increase our students and revenues may be adversely affected.

We depend on licensed technology from third parties and our failure to maintain these arrangements could disrupt our operations.

      We rely on technology licensed from third parties for use in operating and managing our computer networks. We cannot assure you that these technology licenses will continue to be available on commercially reasonable terms, that the technology will operate as intended, or that the technology or appropriate licenses will be available at all. Our failure to maintain relationships with these third-party license providers could disrupt our operations.

Our future growth depends on the continued growth of the Internet.

      Our business relies on the Internet for its success. If Internet use does not continue to grow, or if the Internet does not develop as an effective online educational delivery system, we may not grow as planned.

      A number of factors could inhibit the growth and acceptance of the Internet, including:

•	inadequate Internet infrastructure;

•	security and privacy concerns;

•	the lack of compelling content; and

•	the unavailability of cost-effective, high-speed service.

We may be unsuccessful in promoting and developing new revenue streams.

      We intend to generate new revenue streams by offering the following services:

•	customizing content of education and training programs to an online format and hosting these programs for other companies;

•	providing a marketing platform for online providers of complementary education and training programs;

•	selling ancillary services; and

•	providing targeted advertising opportunities.

      If we do not adequately promote and develop these services, we may not attract and retain business partnerships for use of these programs. We are currently investing in the development of these services and we may not succeed in establishing programs that meet the needs of our business partners. If we are not successful, we may not grow as planned.

We intend to generate additional revenue by selling advertisements on our Web site and due to our lack of experience in generating advertising revenue and lack of advertising sales personnel this business plan may not be successful.

      To date, we have derived no revenue from advertising. We do not have experience in generating advertising revenue and we do not currently have an advertising sales force. Our ability to successfully generate revenue through advertising may require us to locate third-party experts or specialists who would develop or assist us in developing our advertising business plan. If we are unable to locate these experts or specialists, we may fail to develop an advertising business plan, which could constrain our revenue growth.

If our agreements with various portals and e-commerce Web sites do not perform as expected, it could affect our ability to increase or maintain our enrollments.

      We rely on agreements with various portals and e-commerce Web sites to attract potential students to our Web site. These relationships include arrangements relating to the positioning of our brand name on Web browsers and agreements with Internet service providers and portals. We also rely on other Web site operators that provide links to our Web site. We cannot assure you that the services of those companies that provide access or links to our Web site will achieve market acceptance or commercial success. Accordingly, there can be no assurance that our existing relationships will result in sustained business relationships, new enrollments, or increased revenues. We believe that our relationships with portals and e-commerce Web sites are important to our ability to attract potential students and advertisers. The failure of one or more of these relationships could significantly reduce leads to our Web site, reduce our enrollments, and limit our revenues.

Risks Related to Our Industry

The market for online learning is in an early stage and may not continue to develop.

      The market for online learning is in an early stage of development and it currently represents only a small percentage of the overall higher education and training market. The use of online education and training may not increase as we anticipate and our programs may not be accepted by working adult students. Also, some educators are opposed to online education and have the capacity to negatively influence the market for our programs. Some critics have also expressed concerns regarding the perceived loss of control over the educational process that can result from the outsourcing of online campuses and courses. We may be unable to continue to increase our number of students and revenues if the higher education and training market does not more generally accept online learning.

We operate in a highly competitive market with rapid technology changes and we may not have the resources needed to compete successfully.

      Online education is a highly fragmented and competitive market that is subject to rapid technological change. Competitors vary in size and organization from traditional colleges and universities, many of which have some form of online education programs, to for-profit schools, corporate universities, and software companies providing online education and training software. We expect the online education and training market to be subject to rapid changes in technologies. Our success will depend on our ability to adapt to these changing technologies. We may not have the resources necessary to compete with the rapidly changing technologies being developed by our competitors.

Changes in the extensive regulations to which we are subject could increase our cost of doing business or affect our ability to grow.

      We are subject to extensive private, federal, and state regulation as a division of University of Phoenix. New or revised interpretations of the regulations by any of the regulatory entities that determine University of Phoenix’s accreditation, state licensure, or Title IV eligibility could increase our cost of doing business or affect our ability to continue increasing our number of students and revenue.

We depend on University of Phoenix’s accreditation and the failure to maintain accreditation would significantly reduce demand for our programs.

      We are covered by the regional accreditation of University of Phoenix. As a result, we depend on University of Phoenix to remain in good standing with the North Central Association of Colleges and Schools, its regional accrediting association. The loss of accreditation would significantly reduce demand for our programs by:

•	prohibiting us from offering degrees and credits to students that are recognized and accepted by employers, other higher education institutions and governmental entities; and

•	rendering us ineligible to participate in federal financial aid programs.

We depend on University of Phoenix’s state authorization to operate and the failure to maintain that authorization could prevent us from operating our business.

      We are covered by University of Phoenix’s authorization to operate which was issued by the Arizona State Board for Private Postsecondary Education. As a result, we depend on University of Phoenix to remain in good standing with the Arizona State Board for Private Postsecondary Education. The loss of state approval to operate could prohibit us from offering our programs to students and render us ineligible to participate in Title IV programs.

We depend on University of Phoenix’s participation in the federal student financial aid programs and the failure to maintain compliance with the program requirements could significantly reduce demand for our programs.

      The Higher Education Act of 1965 and the related regulations adopted by the U.S. Department of Education impose numerous requirements with which institutions participating in the Title IV programs must comply. Many of the regulations do not explicitly address or account for online education programs and it is not always clear how to apply the regulations to online programs. Moreover, we cannot predict what future regulations the U.S. Department of Education might promulgate that would directly or indirectly affect online education programs. The failure to comply with any of the Title IV requirements could result in adverse action by the U.S. Department of Education against University of Phoenix, including the termination of University of Phoenix’s Title IV eligibility, the imposition of fines, or the imposition of liabilities by the U.S. Department of Education. If University of Phoenix loses Title IV eligibility it could significantly reduce demand for our programs.

State regulations for distance education are currently uncertain and may require us to expend significant resources and significantly limit our ability to expand our business.

      State regulations for distance education providers are uncertain. We may have to devote significant time and financial resources in order to comply with various state laws and regulations if states determine to regulate online education. We may not have sufficient resources to comply with any new laws and regulations that may be enacted, which could preclude us from operating in one or more states and could significantly limit our ability to expand our business.

Government regulations relating to the Internet could increase our cost of doing business or affect our ability to grow.

      The increasing popularity and use of the Internet and other online services for the delivery of education may lead to the adoption of new laws and regulations in the U.S. or elsewhere. These new laws could relate to issues such as online privacy, copyright and trademark, sales taxes, and fair business practices or the requirement that online education institutions qualify to do business as a foreign corporation or be licensed as a school in one or more jurisdictions. Any new laws or regulations related to doing business over the Internet could increase our cost of doing business or affect our ability to increase our number of students and revenue.

Risks Related to this Offering

Holders of University of Phoenix Online common stock will not have any voting rights and will be unable to influence our business.

      Holders of University of Phoenix Online common stock will not have the right to vote unless a separate class vote is required by Arizona law. Class B APOL common shareholders have the sole right to elect Apollo Group’s board of directors. As a result, holders of University of Phoenix Online common stock will not have the ability to influence the management or focus of our business.

Holders of University of Phoenix Online common stock will also be common shareholders of Apollo Group and will be subject to risks associated with an investment in Apollo Group.

      We cannot assure you that the market value of University of Phoenix Online common stock will in fact reflect our performance as we intend. Apollo Group has allocated all of its consolidated assets, liabilities, revenues, expenses, and cash flows between us and APOL in order to prepare financial statements. However, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of Apollo Group’s creditors. Holders of University of Phoenix Online common stock will continue to be common shareholders of Apollo Group as a whole and, as such, will be subject to all risks associated with an investment in Apollo Group and all of its businesses, assets, and liabilities.

      Further, holders of University of Phoenix Online common stock will not have any legal rights related to any of our specific assets. In any liquidation, Apollo Group’s shareholders will receive a share of Apollo Group’s net assets based on the relative trading prices of University of Phoenix Online common stock and APOL common stock rather than on any assessment of the actual value of us or APOL.

The value of University of Phoenix Online common stock may be adversely affected by Apollo Group’s performance.

      Apollo Group’s financial results could affect our results of operations, financial position, or borrowing costs or the market price of University of Phoenix Online common stock. In addition, net losses of Apollo Group, any dividends or distributions on APOL common stock, and any repurchases of APOL common stock will reduce the assets of Apollo Group legally available for dividends on University of Phoenix Online common stock. Accordingly, you should read our financial information included at the end of this prospectus together with financial information for Apollo Group we have included by reference to Apollo Group’s most recent filings with the Securities and Exchange Commission.

Having multiple series of common stock could create potential conflicts of interest and Apollo Group’s board of directors could make decisions that adversely affect holders of University of Phoenix Online common stock.

      Apollo Group has three series of common stock: University of Phoenix Online common stock, which is non-voting; Class A APOL common stock, which is non-voting; and Class B APOL common stock, which is voting. All shares of Class B APOL common stock are held by the management of Apollo Group. Holders of Class B APOL common stock elect Apollo Group’s board of directors and all holders of Class B APOL common stock are members of Apollo Group’s board of directors. Further, Apollo Group’s amended and restated articles of incorporation authorize Apollo Group to issue one or more additional series of Apollo Group common stock.

      Having multiple series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of another series. In addition, due to the extensive relationships between, and the similarity of the businesses of, APOL and us, there will likely be inherent conflicts of interest. Examples include Apollo Group’s board of directors’ decisions relating to:

•	whether to allocate the proceeds of issuances, or the costs of repurchases, of University of Phoenix Online common stock to APOL in respect of its retained interest in us or to our equity;

•	how to allocate consideration received in connection with a merger involving Apollo Group between holders of University of Phoenix Online common stock and holders of APOL common stock;

•	whether and when to convert University of Phoenix Online common stock to Class A APOL common stock,

•	whether and when to approve dispositions of assets of either us or APOL;

•	whether to pay dividends on University of Phoenix Online common stock and APOL common stock;

•	whether and how to make transfers of funds between us and APOL;

•	future allocations of assets, liabilities, revenues, expenses, and cash flows between APOL and us;

•	allocations of business opportunities between APOL and us; and

•	other operational and financial matters that could be considered detrimental to us.

      If members of Apollo Group’s board of directors own disproportionate interests, in percentage or value terms, in University of Phoenix Online common stock and APOL common stock, it could create, or appear to create, potential conflicts of interest when they are faced with decisions that could have different implications for University of Phoenix Online common stock and APOL common stock.

Principles of Arizona law may protect decisions of Apollo Group’s board of directors that may adversely affect holders of University of Phoenix Online common stock.

      Principles of Arizona law, established in cases involving differing treatment of multiple classes of common stock, provide that a board of directors owes an equal duty to all common shareholders regardless of class and does not have separate or additional duties to any group of shareholders. We are not aware of any legislative or judicial precedent involving the fiduciary duties of directors of an Arizona corporation with multiple classes of common stock with separate rights related to specified operations of the corporation. However, under the principles of Arizona law referred to above and the related principle known as the “business judgment rule,” you may not be able to challenge decisions that favor holders of APOL common stock as compared to holders of University of Phoenix Online common stock if Apollo Group’s board of directors:

•	is disinterested and adequately informed with respect to those decisions; and

•	acts in good faith and in the belief that it is acting in the best interests of Apollo Group’s common shareholders as a whole.

Arrangements between us and Apollo Group are not the result of arm’s-length negotiations.

      Apollo Group’s board of directors adopted cash management and allocation policies between us and APOL. These policies were not the result of arm’s-length negotiations. The terms of these policies might not be as favorable to us as if we had negotiated these policies with an unrelated third party. These policies relate to the following:

•	treasury activities, including the investment of surplus cash and the issuance and repurchase of common stock;

•	the allocation of cost of corporate services between us and APOL;

•	the allocation of federal income taxes; and

•	a license fee equal to 4% of our net revenue for the non-exclusive use of the curriculum, trademarks, and copyrights owned by Apollo Group and its subsidiaries.

Apollo Group’s board of directors has sole discretion to allocate proceeds of issuances or costs of repurchases of University of Phoenix Online common stock to either us or APOL.

      Proceeds from issuing University of Phoenix Online common stock may not necessarily be allocated to our equity. Apollo Group’s board of directors will determine in its sole discretion whether to allocate the proceeds of issuances or the costs of repurchases of University of Phoenix Online common stock to our equity or to APOL in respect of its retained interest in us.

Holders of University of Phoenix Online common stock will not vote on how to allocate consideration received in connection with a merger among holders of University of Phoenix Online common stock and holders of APOL common stock.

      Apollo Group’s amended and restated articles of incorporation do not contain provisions governing how consideration received in connection with a merger or consolidation involving Apollo Group is to be allocated between holders of University of Phoenix Online common stock and holders of APOL common stock. Neither the holders of University of Phoenix Online common stock nor the holders of Class A APOL common stock will have a separate class vote in any merger or consolidation so long as Apollo Group’s board of directors divides the type and amount of consideration between holders of University of Phoenix Online common stock and holders of APOL common stock in a manner it determines, in its sole discretion, to be fair. In any merger or consolidation, the different ways Apollo Group’s board of directors may divide the consideration may have materially different results. As a result, the consideration to be received by holders of University of Phoenix Online common stock in any merger or consolidation may be materially less valuable than the consideration that holders of University of Phoenix Online common stock would have received if the holders of University of Phoenix Online common stock had a separate class vote on the merger or consolidation.

Apollo Group’s board of directors’ right to convert University of Phoenix Online common stock to Class A APOL or other applicable common stock may adversely affect the holders of University of Phoenix Online common stock.

      Apollo Group’s board of directors has the right to convert outstanding shares of University of Phoenix Online common stock to Class A APOL common stock at any time. Any conversion may be disadvantageous to holders of University of Phoenix Online common stock, since Apollo Group’s board of directors could determine to effect a conversion at a time when either or both of University of Phoenix Online common stock or APOL common stock may be considered overvalued or undervalued. In addition, any conversion would preclude holders of University of Phoenix Online common stock from retaining their investment in a security that is intended to separately reflect our performance.

Apollo Group’s board of directors may dispose of our assets or APOL’s assets without the approval of the holders of University of Phoenix Online common stock.

      The holders of University of Phoenix Online common stock are not entitled to vote upon a sale of all or any portion of our assets or the assets of APOL. If Apollo Group disposes of all or substantially all of the assets allocated to us, Apollo Group’s board of directors would be required, if the disposition is not an exempt disposition under the terms of Apollo Group’s amended and restated articles of incorporation, to choose one of the following three alternatives:

•	declare and pay a dividend;

•	redeem shares of University of Phoenix Online common stock; or

•	convert shares of University of Phoenix Online common stock to shares of Class A APOL common stock.

      Consequently, holders of University of Phoenix Online common stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of our assets separately. If Apollo Group’s board of directors elects to effect a conversion of shares in connection with the disposition, they could do so as one of the three alternatives required in connection with the disposition. Any such conversion could be completed at a time when University of Phoenix Online common stock or APOL common stock may be considered to be overvalued or undervalued.

      Apollo Group’s board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of University of Phoenix Online common stock. The decision, however, will be subject to Apollo Group’s board of directors’ general fiduciary duties pursuant to the business judgment rule.

Apollo Group does not expect to pay dividends on University of Phoenix Online common stock and Apollo Group’s board of directors may pay lower dividends on University of Phoenix Online common stock than on APOL common stock.

      Apollo Group does not expect to pay any dividends on University of Phoenix Online common stock. Apollo Group’s board of directors, however, has the right to pay dividends on University of Phoenix Online common stock or APOL common stock, or both, in equal or unequal amounts, notwithstanding:

•	our performance or APOL’s performance;

•	the amount of prior dividends declared on either University of Phoenix Online common stock or APOL common stock; or

•	any other factor.

      In addition, net losses of APOL, and any dividends or distributions on, or repurchases of, APOL common stock, will reduce the assets of Apollo Group legally available for dividends on University of Phoenix Online common stock.

Apollo Group’s board of directors may make operational and financial decisions that favor APOL at our expense.

      Apollo Group’s board of directors, in its sole discretion, will make operational and financial decisions and implement policies that affect our business and APOL’s business differently. Examples include:

•	transfers of funds between us and APOL;

•	the manner of accounting for transfers of funds between us and APOL;

•	allocations of funds for capital expenditures;

•	other transactions between us and APOL;

•	the allocation of financing opportunities in public markets; and

•	the allocation of business opportunities, resources, and personnel.

      Decisions of Apollo Group’s board of directors may favor APOL at our expense. The decision to provide funds for APOL, for example, may adversely affect our ability to obtain funds sufficient to implement our growth strategies.

Apollo Group’s board of directors may change cash management and allocation policies in a manner that adversely affects us.

      Apollo Group’s board of directors has adopted policies relating to cash management and allocations between us and APOL. Although Apollo Group’s board of directors has no present intention to do so, it may, in its sole discretion, modify, rescind, or add to any of these policies in a manner that is disadvantageous to us. Apollo Group’s board of directors’ discretion to change these policies, and on cash management matters generally, makes an investment in University of Phoenix Online common stock riskier than an investment in ordinary common stock.

      Apollo Group’s board of directors will determine, in its sole discretion, whether to transfer cash to us or away from us. Moreover, Apollo Group’s board of directors has sole discretion to determine whether a transfer of cash from us to APOL will be treated as a revolving credit advance, a long-term loan, or a return of capital and whether a transfer of cash from APOL to us will be treated as a revolving credit advance, a long-term loan, or a contribution to capital. The determination of Apollo Group’s board of directors as to how to account for a cash transfer will affect the amount of interest expense and interest income, if any, and divisional equity as reflected in our financial statements.

      Our liquidity will be negatively affected if APOL is unable to repay advances owed to us. We expect to advance or loan funds to APOL from time to time on a short term basis at no interest and our financial results will be negatively impacted as a result.

      Any cash transfers that Apollo Group’s board of directors determines to account for as capital contributions or returns of capital will increase or decrease APOL’s retained interest in us. Although Apollo Group’s board of directors would calculate any change in the retained interest by reference to the then current market value of University of Phoenix Online common stock, the change could come at a time when University of Phoenix Online common stock is considered to be overvalued or undervalued. Also, any increase in APOL’s retained interest in us will reduce the percentage of our business intended to be represented by outstanding University of Phoenix Online common stock.

Apollo Group’s board of directors has broad discretion regarding allocation matters and may make allocations in a manner that is disadvantageous to us.

      Apollo Group’s board of directors will determine, in its sole discretion, how to allocate issuances of debt or preferred stock between us and APOL. Moreover, Apollo Group’s board of directors will have broad discretion as to how to separate Apollo Group’s consolidated assets, liabilities, revenues, expenses and cash flows between us and APOL. The discretion of Apollo Group’s board of directors in these areas makes an investment in University of Phoenix Online common stock riskier than an investment in ordinary common stock.

      Apollo Group’s board of directors may be required to allocate corporate opportunities between us and APOL. In some cases, Apollo Group’s board of directors could determine that a corporate opportunity, such as a business that APOL is acquiring, should be shared by us and APOL. These decisions could favor APOL at our expense.

The opinion of our tax advisors regarding the classification of University of Phoenix Online common stock as common stock of Apollo Group is not binding on the Internal Revenue Service and the issuance of University of Phoenix Online common stock could be taxable to Apollo Group and the conversion of University of Phoenix Online common stock could be taxable to holders of University of Phoenix Online common stock.

      Although PricewaterhouseCoopers LLP, our tax advisors, has opined that University of Phoenix Online common stock will be treated as common stock of Apollo Group for U.S. federal income tax purposes, the opinion is not binding on the Internal Revenue Service. Because the treatment of tracking stock such as University of Phoenix Online common stock is subject to some uncertainty, it is possible that the Internal Revenue Service could assert successfully that University of Phoenix Online common stock represents property other than stock of Apollo Group. If treated as property other than stock of Apollo Group, the issuance of University of Phoenix Online common stock could be taxable to Apollo Group. Further, some exchanges of University of Phoenix Online common stock, including conversions of University of Phoenix Online common stock to Class A APOL common stock, otherwise accorded nonrecognition treatment under the Code, could be taxable to holders of University of Phoenix Online common stock. Prospective holders of University of Phoenix Online common stock are urged to consult with their own tax advisors as to all tax matters regarding the ownership and disposition of University of Phoenix Online common stock.

A legislative proposal of the Clinton Administration could result in taxation to Apollo Group or holders of University of Phoenix Online common stock.

      A legislative proposal made by the Clinton Administration in February 2000 would, if enacted, require the recognition of taxable income by shareholders upon the receipt of tracking stock in a distribution made by a corporation with respect to its stock and tracking stock received in exchange for other stock in the issuing corporation, and give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity, as appropriate.

      The February 2000 legislative proposal is similar to a proposal made by the Clinton Administration in February 1999. Tax legislation enacted by Congress subsequent to the Clinton Administration’s 1999 proposal did not include any provisions corresponding to the proposals. However, we cannot predict whether either of the Clinton Administration proposals will be enacted by Congress and, if enacted, whether they will be in the form proposed. If either of the Clinton Administration proposals or a similar proposal is enacted, then Apollo Group could be subject to tax on the issuance of University of Phoenix Online common stock issued on or after the date of enactment and holders of University of Phoenix Online common stock could be subject to tax on some exchanges of University of Phoenix Online common stock issued on or after the date of enactment, including exchanges incident to conversions of University of Phoenix Online common stock to Class A APOL common stock.

Changes in the federal income tax treatment of tracking stock could eliminate the applicable premium otherwise payable in connection with conversions of University of Phoenix Online common stock.

      Apollo Group has the right to convert shares of University of Phoenix Online common stock into shares of Class A APOL common stock, although it must pay a premium in some cases. However, if specified changes in the federal income tax treatment of tracking stock occur, no premium would be paid. The enactment of the Clinton Administration legislative proposal regarding tracking stock described above is an example of a change in the federal income tax treatment of tracking stock that would result in the elimination of the premium paid upon any conversion of University of Phoenix Online common stock.

Apollo Group’s board of directors may convert shares of University of Phoenix Online common stock to shares of common stock of a subsidiary of Apollo Group in connection with a spin-off of the subsidiary without the approval of the holders of University of Phoenix Online common stock, and that conversion may be taxable to holders of University of Phoenix Online common stock and Apollo Group.

      Apollo Group has the right, at any time, to convert all of the shares of University of Phoenix Online common stock to shares of common stock of a subsidiary of Apollo Group so long as all of our assets and liabilities are held directly or indirectly by the subsidiary. In this event, holders of University of Phoenix Online common stock would acquire a portion of the stock ownership of the subsidiary. The balance of the stock ownership of the subsidiary would be held by Apollo Group or its subsidiaries, or would be distributed to holders of APOL common stock. Depending on the circumstances at the time, the conversion of University of Phoenix Online common stock to stock of a subsidiary of Apollo Group could, under current law, be taxable for U.S. federal income tax purposes to holders of University of Phoenix Online common stock and Apollo Group.

We cannot assure you that a market will develop for University of Phoenix Online common stock or what its market price will be.

      There is currently no public trading market for University of Phoenix Online common stock and we cannot assure you that one will develop or be sustained after this offering. We cannot predict the prices at which University of Phoenix Online common stock will trade. The initial public offering price for University of Phoenix Online common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which University of Phoenix Online common stock will trade after this offering or to any other established criteria of our value.

      Some terms of University of Phoenix Online common stock and APOL common stock may adversely affect the trading price of University of Phoenix Online common stock. These terms include:

•	the right of Apollo Group’s board of directors to convert shares of University of Phoenix Online common stock to shares of Class A APOL or other applicable common stock; and

•	the discretion of Apollo Group’s board of directors in making determinations relating to a variety of cash management and allocation matters.

The market price of University of Phoenix Online common stock could fluctuate significantly, subjecting us to securities class action litigation.

      The stock market has experienced extreme price and volume fluctuations and the market prices of securities of Internet-related companies have been particularly volatile. In the past, companies that have experienced such volatility have sometimes been the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of our management’s attention and resources.

There are many factors which may inhibit or prevent acquisition bids for us.

      If we were a separate company, any third party interested in acquiring us without negotiating with management could seek control by obtaining control of our outstanding voting stock by means of a tender offer or proxy contest. Although we intend that University of Phoenix Online common stock will reflect our performance, a person interested in acquiring only us without negotiation with Apollo Group’s management could obtain control of us only by obtaining control of the outstanding Class B APOL common stock.

      The existence of a “tracking” stock presents complexities and could in some circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of a “tracking” stock could, under some circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Apollo Group by delaying or preventing such a change in control.

      After giving effect to the offering and assuming the underwriters do not exercise their option to purchase additional shares, there will be approximately           million shares of University of Phoenix Online common stock available for future issuance without further shareholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable Apollo Group’s board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Apollo Group by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Apollo Group’s management. Those additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Apollo Group.

      In addition, some provisions of Apollo Group’s amended and restated articles of incorporation, our bylaws, and some provisions of Arizona law, may inhibit changes of control not approved by Apollo Group’s board of directors.

The value of University of Phoenix Online common stock may decline due to future issuances of University of Phoenix Online common stock.

      Apollo Group’s amended and restated articles of incorporation permit its board of directors, in its sole discretion, to issue authorized but unissued shares of University of Phoenix Online common stock. This could dilute the value of University of Phoenix Online common stock. Apollo Group’s board of directors may issue University of Phoenix Online common stock to, among other things:

•	raise capital;

•	provide compensation or benefits to employees;

•	pay stock dividends; or

•	acquire companies or businesses.

      Under Arizona law, Apollo Group’s board of directors would not need the approval of the holders of University of Phoenix Online common stock for these issuances. Apollo Group’s board of directors does not intend to seek the approval of the holders of University of Phoenix Online common stock for any of these issuances unless:

•	stock exchange regulations or other applicable law requires approval; or

•	Apollo Group’s board of directors deems it advisable.

The market price of University of Phoenix Online common stock may decline due to shares of University of Phoenix Online common stock eligible for future sale.

      Upon completion of this offering, Apollo Group expects to have           million shares of University of Phoenix Online common stock outstanding, or           million shares if the underwriters fully exercise their option to purchase additional shares. These shares will be freely tradable without restriction by persons other than affiliates of Apollo Group. In addition, our employees, the employees of APOL, and the directors of Apollo Group, will have the right to purchase approximately 11,100,000 million additional shares of University of Phoenix Online common stock under an employee stock purchase plan, a director stock option plan, and a stock incentive plan. Also, upon completion of this offering, and assuming the underwriters do not exercise their option to purchase additional shares, Apollo Group will be entitled to issue up to approximately           million additional shares of University of Phoenix Online common stock, of which up to           million shares could be for the account of APOL in respect of its retained interest in us.

      We cannot predict the effect, if any, that sales of University of Phoenix Online common stock, or the availability of shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of University of Phoenix Online common stock in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference include forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terms. Forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include systems failures, technological changes, volatility of securities markets, regulatory environments, and economic conditions and competition in the business areas in which we conduct our operations. For a more detailed discussion of factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus and in the other information contained in Apollo Group’s publicly available SEC filings, incorporated by reference into this prospectus.

USE OF PROCEEDS

      The net proceeds from the sale and issuance of the           shares of University of Phoenix Online common stock offered are estimated to be $ million at the initial public offering price of $     per share after deducting the underwriting discounts and commissions and our estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, our estimated net proceeds will be $     million.

      We intend to use the net proceeds for general corporate purposes, including marketing and sales activities, working capital, and capital expenditures, but we have no specific plans for the use of the net proceeds of this offering. Pending these uses, we will invest the net proceeds of the offering in short-term, interest-bearing investment-grade securities. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We currently have no agreements or commitments with respect to any acquisition or investment, and we are not involved in any negotiations with respect to any similar transaction.

DIVIDEND POLICY

      Apollo Group does not expect to pay any dividends on University of Phoenix Online common stock for the foreseeable future. Apollo Group currently intends to allocate any future earnings for the development and operation of our business.

CAPITALIZATION

      The following tables set forth our capitalization as well as that of Apollo Group as of November 30, 1999 on an actual basis and as adjusted to give effect to the adoption of Apollo Group’s amended and restated articles of incorporation and the sale of shares of University of Phoenix Online common stock in this offering, at an assumed initial public offering price of $     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Capitalization of University of Phoenix Online

	November 30, 1999

	Actual	As Adjusted
(In thousands)
University of Phoenix Online non-voting common stock, no par value; no shares authorized, issued or outstanding on an actual basis; 400,000,000 shares authorized; shares issued and outstanding on an as adjusted basis	$—	$

Divisional equity	5,338		5,338

Total capitalization	$5,338	$

Capitalization of Apollo Group

	November 30, 1999

	Actual	As Adjusted
(In thousands)
Note payable, less current portion	$225		$225

Shareholders’ equity:

Class A non-voting common stock, no par value; 400,000,000 shares authorized; 75,809,873 shares issued and outstanding(1)	103		103

Class B voting common stock, no par value; 3,000,000 shares authorized; 512,000 shares issued and outstanding(1)	1		1

University of Phoenix Online non-voting common stock, no par value; no shares authorized, issued or outstanding on an actual basis; 400,000,000 shares authorized; shares issued and outstanding on an as adjusted basis	—

Additional paid-in capital	98,266

Treasury stock, at cost, 2,901,000 shares	(65,569)		(65,569)

Retained earnings	194,855		194,855

Accumulated other comprehensive loss	(20)		(20)

Total shareholders’ equity	227,636

Total capitalization	$227,861	$

(1)	Effective upon the adoption of Apollo Group’s amended and restated articles of incorporation, Class A non-voting common stock and Class B voting common stock will be reclassified as Class A APOL common stock and Class B APOL common stock, respectively.

DILUTION

      At November 30, 1999, we had a net tangible book value of approximately $5,338,000 or $     per share equivalent. Net tangible book value per share equivalent at any date represents the amount of our total tangible assets less total liabilities divided by the total number of shares of University of Phoenix Online common stock outstanding plus shares effectively owned by APOL through its retained interest. After giving effect to the sale of           shares of University of Phoenix Online common stock offered in the offering at an assumed initial public offering price of $     per share and the application of the estimated net proceeds allocated to us, our adjusted net tangible book value would have been approximately $          or $     per share equivalent. Thus, under these assumptions, purchasers of University of Phoenix Online common stock offered by this prospectus will pay $ per share and will receive shares with a net tangible book value per share equivalent of $          , which represents an immediate dilution of $     per share.

      The following table illustrates this per share dilution:

Assumed initial public offering price per share	$

Net tangible book value per share equivalent at November 30, 1999

Increase in net tangible book value per share equivalent attributable to new investors

Adjusted net tangible book value per share equivalent after the offering

Dilution per share to new investors	$

      The discussion and table above exclude the following:

•	shares of University of Phoenix Online common stock issuable upon the exercise of options outstanding at , at an exercise price of $ per share under Apollo Group’s stock incentive plan;

•	all shares of University of Phoenix Online common stock issuable under Apollo Group’s employee stock purchase plan;

•	shares of University of Phoenix Online common stock issuable upon the exercise of options outstanding at , at an average exercise price of $ per share, under Apollo Group’s director stock plan; and

•	shares of University of Phoenix Online common stock reserved for future issuance under Apollo Group’s stock incentive plan, Apollo Group’s employee stock purchase plan, and Apollo Group’s director stock plan.

      To the extent these options are exercised or this stock is issued in the future, investors in this offering may experience further dilution.

SELECTED FINANCIAL INFORMATION OF UNIVERSITY OF PHOENIX ONLINE

      You should read the following selected financial information together with our financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online” contained elsewhere in this prospectus. The statement of operations data for the years ended August 31, 1999 and 1998 and the balance sheet data as of August 31, 1999 and 1998 are derived from University of Phoenix Online’s audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the three months ended November 30, 1999 and 1998 and the balance sheet data as of November 30, 1999 are derived from University of Phoenix Online’s unaudited financial statements, which are also included elsewhere in this prospectus. The unaudited financial information reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the three months ended November 30, 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

	Year Ended		Three Months Ended
	August 31,		November 30,

	1999	1998	1999	1998

(In thousands)

Statement Of Operations Data:

Revenues:

Tuition and other, net	$69,582	$45,081	$20,717	$14,895

Costs and expenses:

Instructional costs and services	39,628	25,826	10,403	8,508

Selling and promotional	11,378	7,863	3,062	2,523

General and administrative	5,444	3,631	1,666	1,077

	56,450	37,320	15,131	12,108

Income from operations	13,132	7,761	5,586	2,787

Provision for income taxes	5,323	3,151	2,264	1,129

Net income	$7,809	$4,610	$3,322	$1,658

	August 31,		November 30,

	1999	1998	1999

Balance Sheet Data:

Total assets	$14,871	$8,516	$15,663

Current liabilities	$11,789	$9,613	$10,325

Long-term liabilities, less current portion	—	42	—

Divisional equity (deficit)	3,082	(1,139)	5,338

Total liabilities and divisional equity (deficit)	$14,871	$8,516	$15,663

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF UNIVERSITY OF PHOENIX ONLINE

      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements relating to future plans, expectations, events, or performance that involve risks and uncertainties. Our actual results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors. You should read the following discussion together with our financial statements and the related notes, which are included elsewhere in this prospectus.

Overview

      We are a leading online provider of accessible, high quality educational programs for working adults and their employers. We began operations in 1989 by modifying courses developed by University of Phoenix’s physical campuses for delivery via modem to students worldwide. Today, students can log on to their online classes via the Internet 24 hours a day, 7 days a week wherever there is Internet accessibility using basic technology such as a Pentium-class personal computer, a 28.8K modem, and an Internet service provider, thereby enhancing the accessibility of and the potential market for our programs. We currently offer 11 accredited degree programs in business, education, information technology and nursing. As of January 31, 2000, we had approximately 12,000 degree students and over 1,100 faculty members. We currently have relationships with over 1,600 corporations in the form of employer tuition reimbursement programs.

      From a financial reporting perspective, Apollo Group has separated our results from the rest of its business. Apollo Group intends for the University of Phoenix Online common stock to track our financial performance.

      Our financial statements, provided elsewhere is this prospectus, include allocations for expenses incurred by Apollo Group for services provided to us. While we believe such allocations are reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have been incurred if we had been operating as an independent company. We have also relied upon Apollo Group to finance our operations since inception. Therefore, our financial position and cash flows to date are not necessarily indicative of the financial position and cash flows that would have resulted had we been operating as an independent company.

      The provision of services and other matters between us and Apollo Group, including the right to use Apollo Group’s curriculum, trademarks and copyrights, will be governed by corporate expense, income tax, and license allocation policies, which are described in “Certain Cash Management and Allocation Policies.” These policies were not in place prior to March 24, 2000. However, in order to prepare financial statements that include charges and benefits of the types provided for under these policies, the financial statements included in this prospectus reflect charges and benefits that would have applied if these policies had been in effect during the periods presented.

      Net revenues are comprised primarily of tuition revenues from students net of discounts. Our degree programs last up to four academic years and are billed on a course-by-course basis. Courses typically have a duration of five or six weeks. Billings occur when the student first attends a session, resulting in the recording of a receivable and deferred tuition revenue for the amount billed. The deferred tuition revenue is recognized as income pro rata over the period of instruction. If a student withdraws from a course or program, the unearned portion of the program that the student has paid for is refunded in accordance with our refund policy.

      Because our educational programs are billed in short blocks of time, deferred tuition revenue at the end of each period is usually recognized as income within five to six weeks following the end of that period. We do not record the unbilled portion of educational programs for existing students because the students are not financially obligated for the unbilled portion. A majority of these students do, however, remain in their programs until completion.

      Instructional costs and services consist primarily of costs related to the delivery and administration of our educational programs and includes a license fee equal to 4% of our net revenue for the use of Apollo

Group’s curriculum, trademarks and copyrights. Instructional costs and services include expenses directly attributable to our operations, such as faculty compensation, administrative salaries, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment. Additionally, expenses relating to centralized departments that provide services directly to our students are allocated to us. We expect our instructional costs and services to increase as we expand our faculty and build additional infrastructure to support increased student enrollments.

      Selling and promotional costs consist primarily of compensation for enrollment advisors, advertising costs, production of marketing materials, and other costs related to selling and promotional functions. Additionally, expenses relating to centralized marketing functions are allocated to us. We expect selling and promotional costs, both in absolute dollars and as a percentage of tuition and other net revenues, to increase significantly as we expand our marketing efforts to increase enrollments and brand awareness.

      General and administrative costs consist of the allocation of administrative salaries, occupancy costs, depreciation and amortization, and other related costs for departments such as executive management, information systems, corporate accounting, human resources, and other departments that do not provide direct services to our students.

      Our results, along with those of University of Phoenix’s other divisions, are included in Apollo Group’s consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo Group and its subsidiaries, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix’s taxable income or loss. In order to prepare financial statements, we calculate our provision for income taxes on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix at the end of each period through the divisional equity (deficit) account.

Results of Operations

      The following table sets forth our statement of operations data, expressed as a percentage of tuition and other net revenues for the periods indicated:

	Year Ended		Three Months Ended
	August 31,		November 30,

	1999	1998	1999	1998

Revenues:

Tuition and other, net	100.0%	100.0%	100.0%	100.0%

Costs and expenses:

Instructional costs and services	56.9	57.3	50.2	57.1

Selling and promotional	16.4	17.4	14.8	17.0

General and administrative	7.8	8.1	8.0	7.2

	81.1	82.8	73.0	81.3

Income from operations	18.9	17.2	27.0	18.7

Provision for income taxes	7.7	7.0	11.0	7.6

Net income	11.2%	10.2%	16.0%	11.1%

Three Months Ended November 30, 1999, Compared with Three Months Ended November 30, 1998

      Tuition and other net revenues increased by 39.1% to $20.7 million in the three months ended November 30, 1999 from $14.9 million in the three months ended November 30, 1998 due primarily to an increase in average degree student enrollments. Average degree student enrollments increased to approximately 10,600 in the three months ended November 30, 1999 from approximately 7,600 in the three months ended November 30, 1998.

      Instructional costs and services increased by 22.3% to $10.4 million in the three months ended November 30, 1999 from $8.5 million in the three months ended November 30, 1998 due primarily to the direct costs necessary to support the increase in degree student enrollments. Direct costs consist primarily of faculty compensation and related staff salaries. Instructional costs and services as a percentage of tuition and other net revenues decreased to 50.2% in the three months ended November 30, 1999 from 57.1% in the three months ended November 30, 1998 due primarily to greater net revenues being spread over the fixed costs related to centralized student services. As we expand, we may not be able to leverage our existing instructional costs and services to the same extent.

      Selling and promotional expenses increased by 21.4% to $3.1 million in the three months ended November 30, 1999 from $2.5 million in the three months ended November 30, 1998 due primarily to additional advertising and marketing. These expenses as a percentage of tuition and other net revenues decreased to 14.8% in the three months ended November 30, 1999 from 17.0% in the three months ended November 30, 1998 due primarily to greater net revenues being spread over a proportionately lower increase in our selling and promotional expenses.

      General and administrative expenses increased by 54.7% to $1.7 million in the three months ended November 30, 1999 from $1.1 million in the three months ended November 30, 1998 due primarily to our higher revenues growth rate in that period compared to the rest of Apollo Group which resulted in a higher allocation of general and administrative expenses to us. General and administrative expenses as a percentage of tuition and other net revenues increased to 8.0% in the three months ended November 30, 1999 from 7.2% in the three months ended November 30, 1998 due primarily to increases in allocated expenses.

      Our effective tax rate was 40.5% for both the three months ended November 30, 1999 and 1998, respectively.

      Net income increased to $3.3 million in the three months ended November 30, 1999 from $1.7 million in the three months ended November 30, 1998.

Year Ended August 31, 1999, Compared with the Year Ended August 31, 1998

      Tuition and other net revenues increased by 54.3% to $69.6 million in 1999 from $45.1 million in 1998 due primarily to an increase in average degree student enrollments. Average degree student enrollments increased to approximately 8,800 in 1999 from approximately 5,500 in 1998.

      Instructional costs and services increased by 53.4% to $39.6 million in 1999 from $25.8 million in 1998 due primarily to the direct costs necessary to support the increase in degree student enrollments. These costs as a percentage of tuition and other net revenues decreased to 56.9% in 1999 from 57.3% in 1998 due primarily to greater net revenues being spread over the fixed costs related to centralized student services. As we expand, we may not be able to leverage our existing instructional costs and services to the same extent.

      Selling and promotional expenses increased by 44.7% to $11.4 million in 1999 from $7.9 million in 1998 due primarily to an increase in enrollment advisors and additional advertising and marketing. These expenses as a percentage of tuition and other net revenues decreased to 16.4% in 1999 from 17.4% in 1998 due primarily to greater net revenues being spread over a proportionately lower increase in our selling and promotional expenses.

      General and administrative expenses increased by 49.9% to $5.4 million in 1999 from $3.6 million in 1998 due primarily to our higher revenue growth rate in that period compared to the rest of Apollo Group which resulted in a higher allocation of general and administrative expenses to us. General and administrative expenses as a percentage of tuition and other net revenues decreased to 7.8% in 1999 from 8.1% in 1998.

      Our effective tax rate decreased to 40.5% in 1999 from 40.6% in 1998.

      Net income increased to $7.8 million in 1999 from $4.6 million in 1998.

Quarterly Fluctuations in Results of Operations

      We may experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments. While we enroll students throughout the year, average enrollments and related revenues may be lower in some quarters than others. Most of our expenses do not vary directly with revenues and are difficult to adjust in the short term. As a result, if revenues for a particular quarter are lower than another, we may not be able to proportionately reduce operating expenses for that quarter.

Quarterly Results of Operations

      The following table sets forth selected unaudited quarterly financial information for each of the last eight quarters. We believe that this information includes all normal recurring adjustments necessary for a fair presentation of that quarterly information when read in conjunction with the financial statements included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarter Ended (unaudited)

	FY 2000	FY ,1999 FY ,1998

	Nov. 30,	Aug. 31,	May 31,	Feb. 28,	Nov. 30,	Aug. 31,	May 31,	Feb. 28,
	199	1999	1999	1999	1998	1998	1998	1998

(In thousands)

Revenues:

Tuition and other, net	$20,717	$19,332	$19,304	$16,051	$14,895	$13,385	$12,190	$10,340

Costs and expenses:

Instructional costs and services	10,403	11,734	10,871	8,515	8,508	7,557	6,691	6,040

Selling and promotional	3,062	3,442	2,525	2,888	2,523	2,776	1,709	1,771

General and administrative	1,666	1,646	1,134	1,587	1,077	954	919	932

	15,131	16,822	14,530	12,990	12,108	11,287	9,319	8,743

Income from operations	5,586	2,510	4,774	3,061	2,787	2,098	2,871	1,597

Provision for income taxes	2,264	1,017	1,935	1,242	1,129	852	1,166	648

Net income	$3,322	$1,493	$2,839	$1,819	$1,658	$1,246	$1,705	$949

As a percentage of tuition and other net revenues:

Revenues:

Tuition and other, net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses:

Instructional costs and services	50.2	60.7	56.3	53.1	57.1	56.5	54.9	58.4

Selling and promotional	14.8	17.8	13.1	18.0	17.0	20.7	14.0	17.1

General and administrative	8.0	8.5	5.9	9.9	7.2	7.1	7.5	9.0

	73.0	87.0	75.3	81.0	81.3	84.3	76.4	84.5

Income from operations	27.0	13.0	24.7	19.0	18.7	15.7	23.6	15.5

Provision for income taxes	11.0	5.3	10.0	7.7	7.6	6.4	9.6	6.3

Net income	16.0%	7.7%	14.7%	11.3%	11.1%	9.3%	14.0%	9.2%

Liquidity and Capital Resources

      Net cash provided by operating activities increased to $1.3 million in the three months ended November 30, 1999 from $0.1 million in the three months ended November 30, 1998. The increase resulted primarily from increased net income, a smaller increase in accounts receivable, and a decrease for the current period compared to an increase for the prior period in student deposits and deferred tuition revenue.

      Net cash provided by operating activities increased to $6.1 million in 1999 from $5.5 million in 1998 primarily as a result of increased net income and non-cash charges for uncollectible accounts, depreciation, and amortization offset by increased accounts receivable and decreased accounts payable resulting from the timing of cash transactions.

      Capital expenditures decreased to $238,000 in the three months ended November 30, 1999 from $687,000 in the three months ended November 30, 1998. Total purchases of property and equipment for the year ended August 31, 2000, are expected to range from $3.0 to $4.0 million. These expenditures will primarily be related to increases in normal recurring capital expenditures due to the overall increase in students and employees resulting from the growth in the business.

      Capital expenditures increased to $2.6 million in 1999 from $0.8 million in 1998. This increase resulted primarily from a change in our technology platform and continued growth of our operations.

      We believe that the net proceeds of this offering, together with cash from operations, will satisfy our financing requirements for at least the next 18 months.

BUSINESS OF UNIVERSITY OF PHOENIX ONLINE

Overview

      We are a leading online provider of accessible, high quality educational programs for working adults and their employers. We began operations in 1989 by modifying courses developed by University of Phoenix’s physical campuses for delivery via modem to students worldwide. Today, students can log on to their online classes via the Internet 24 hours a day and 7 days a week wherever there is Internet accessibility and can be accessed using basic technology such as a Pentium-class personal computer, a 28.8K modem, and an Internet service provider, which enhances the accessibility of and the potential market for our programs. We currently offer 11 accredited degree programs in business, education, information technology, and nursing. As of January 31, 2000, we had approximately 12,000 degree students and over 1,100 faculty members. We currently have relationships with over 1,600 corporations in the form of employer tuition reimbursement programs.

      Our relationship with University of Phoenix’s physical campuses enables us to benefit from their expertise and resources in a number of areas including curriculum development, accreditation, faculty training and recruitment, ongoing academic quality monitoring, student services, and learning resources such as an electronic library. We offer accredited degree programs that have an immediate practical application for today’s working adults as well as their employers. In addition, we provide comprehensive administrative services to cater to the specific needs of busy adult students.

      Our enrolled student base, as well as our revenues, have grown rapidly. As of January 31, 2000, we had approximately 12,000 degree students, an increase from approximately 8,800 on January 31, 1999. Our revenues have increased to approximately $69.6 million for the fiscal year ended August 31, 1999 from approximately $45.1 million for the fiscal year ended August 31, 1998. Based on our recent surveys, the average age of our incoming students is mid-thirties, 55% of these students are women, and their average annual household income is $65,000. In addition, approximately 78% of our students have been employed on a full-time basis for nine or more years.

Industry Background

  The Growth of the Internet as a Communications Medium

      The Internet has emerged as the fastest growing communication medium in history and is dramatically changing how people and businesses communicate and share information. IDC estimates that the number of Internet users worldwide will grow to approximately 502 million at the end of 2003 from approximately 196 million at the end of 1999. The Internet provides a particularly effective medium for the delivery of educational and training content since it enables students both to have access to educational and training classes and to interact with their instructors and other class members regardless of geographical location.

      The Internet’s universal accessibility and interactive nature offer numerous advantages to working adults. The flexibility of taking classes any time of the day and from anywhere in the world not only enhances the convenience of these classes, but also broadens the market to those adult learners who otherwise would not have access to these programs. IDC projects that the number of distance learning enrollments will grow to 2.2 million in 2002 from 0.7 million at the end of 1998.

  The Adult Education Market

      The adult education market is a significant and growing component of the post-secondary education market, which is estimated by the U.S. Department of Education to be a more than $200 billion industry. The U.S. Department of Education estimated that for 1996, adults over the age of 24 comprised approximately 6.1 million, or 43%, of the students enrolled in higher education programs. The U.S. Census Bureau estimates that approximately 75% of students over the age of 24 work while attending school. The market for adult education should continue to increase as working adults seek additional education and training to update and improve their skills, to enhance their earnings potential, and to keep pace with the rapidly expanding knowledge-based economy.

      Many working adults are seeking accredited degree programs that provide flexibility to accommodate the fixed schedules and time commitments associated with their professional and personal obligations. The Internet provides a platform that enables working adult students to attend classes and complete coursework on a more convenient schedule. In addition to offering broader access, accredited online learning programs offer a high quality learning experience in terms of course content, faculty instruction, and a level of customer service that compares favorably to a traditional campus-based education. Many universities and emerging technology-based education and training companies currently do not effectively address the unique requirements of working adult students due to the following specific constraints:

•	Traditional Universities and Colleges — These institutions were designed to fulfill the educational needs of conventional, full-time students aged 18 to 24, who remain the primary focus of these universities and colleges. Many of these institutions believe strongly in the physical classroom format and direct student/ faculty interaction and have limited their efforts to providing only a few supplemental courses rather than a complete degree online. Consequently, these institutions have found it difficult to tailor their educational programs for an adult population looking for an easily accessible Internet delivery system. Traditional universities and colleges are also limited in their ability to market to or provide the necessary customer service for working adult students because it requires the development of additional administrative and enrollment infrastructure. We believe that, more importantly, these institutions lack our single-minded focus of serving students’ needs via a dynamic and evolving Internet delivery system.

•	Technology-based Education and Training Companies — With the convergence of education and the Internet, a number of technology-based education and training companies have emerged. Many of these companies are focused exclusively on developing software for the Internet delivery of education and training and have little or no prior experience in the development of educational content catering to the unique requirements of working adults. Although some of these companies have also begun to offer their own select classes online, most of them have limited experience in designing a comprehensive curriculum and recruiting and training faculty. In addition, few of these companies offer a complete Associates, Bachelors, Masters or Doctoral degree program.

      We believe that we are the premier online education provider and have gained that status by offering a comprehensive service combining high quality educational content, experienced teaching resources, and superior customer service with a technology platform that is accessible and easy to use for students and corporate clients.

University of Phoenix Online Solution

      We believe that we are uniquely positioned to deliver superior online education and training programs and customer service to working adult students and their employers. Our ability to combine University of Phoenix’s experience as a leading provider of higher education programs for working adults with our online delivery model enhances the quality and accessibility of these programs. We benefit from University of Phoenix’s expertise in designing curriculum, recruiting and training faculty, monitoring academic quality, and providing a high level of support services to its students by providing our students with the same high quality curriculum, faculty, and support services. Our solution includes the following:

  Broad Access to our Programs

      We have redesigned the classes taught at University of Phoenix’s physical campuses into an online format to meet the needs of students worldwide. Our classes are available 24 hours a day, 7 days a week wherever there is Internet accessibility and can be accessed using a Pentium-class personal computer, a 28.8K modem, and a standard Internet service provider. This accessibility allows us to offer our classes and programs to students who prefer online delivery of these classes and programs or who lack convenient access to physical campuses. Our degree programs are offered in sequential classes without any on-site requirements, except for our Doctor of Management degree program, which requires an annual two-week residency in Phoenix, Arizona. These features expedite our students’ graduation process and enables most students to complete their degree requirements in two to four years.

      We use a Web-enabling system built on a Microsoft Exchange platform, which is simple to use and is designed to support interactivity between and among faculty and students. Our move to the Microsoft Exchange technology this past year will allow us to support a student body of up to 500,000 students.

  Accredited Degree Programs

      We currently offer 11 degree programs in business, education, information technology, and nursing that are accredited by the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools. This accreditation enables us to grant Associates, Bachelors, Masters, and Doctoral degrees, while also providing our students with access to federal financial aid programs.

  Experienced Faculty Resources

      While substantially all of our faculty are working professionals, we require each member of our faculty to possess either a Masters or Doctoral degree and to have five years of recent professional experience in a field related to the subject they teach. We have well developed methods for hiring and training our faculty, which include peer reviews of newly hired instructors by other members of the faculty, training in grading and instructing students, and a teaching internship with a more experienced faculty member. Our classes are designed to be small. We currently average one instructor for every nine students, and faculty members are required to maintain online office hours.

  High Quality Programs

      We use content experts selected from over 6,500 University of Phoenix faculty to design our curriculum. This enables us to offer current and relevant standardized, high quality programs to our online students. We also utilize an institution-wide system created by University of Phoenix to assess the educational outcomes of our students and improve the quality of our curriculum and instructional model. This system evaluates the cognitive and affective skills of our students upon registration and upon conclusion of the program and also surveys students two years after graduation in order to assess the quality of the education they received.

      Most University of Phoenix students achieve higher than average results on nationally normed tests; additionally, our learning outcomes research shows that our students achieve results comparable to or higher than the students at University of Phoenix’s physical campuses.

  Comprehensive Online Administrative and Support Services

      We offer a wide array of services designed to cater to the needs of working adults. Most of our administrative services are available online, including application, registration and payment for our programs, academic counseling, and technology support. We have approximately one professional staff member for every 35 students. In addition, we offer learning resources electronically, including online access to journals and periodicals, as well as ordering of books and articles for research. We believe that University of Phoenix’s Learning Resources Services (the “LRS”) is one of the largest specialized online libraries of any U.S. institution of higher education. The LRS is available to all students and may be accessed either directly or through the LRS research librarians.

  Benefits to Employers

      Our student’s employers often collaborate with our faculty members in designing curriculum, and class projects are typically based on issues relevant to the companies that employ our students. Our classes are taught by a practitioner faculty that emphasizes the skills desired by employers. In addition, the time flexibility provided by our classes further benefits employers since it avoids conflict with their employees’

work schedules. We believe that the value of our programs to employers is illustrated by the fact that approximately 65% of our students receive some form of tuition reimbursement from their employers.

Strategy

      Our objective is to be the leading online provider of accessible, high quality education for working adults and a preferred provider of workplace training to their employers. In addition, we intend to leverage our expertise in developing, hosting, and marketing online education programs by offering our services to corporations and other complementary education and training companies. We will implement the following strategic initiatives to accomplish this objective:

  Increase Enrollments and Retention through Marketing, Partnerships, and other Initiatives

      We plan to employ several measures to attract more students to our programs, including:

•	Accelerate Marketing — We intend to accelerate spending on our marketing initiatives, including direct marketing, which includes list acquisition of prospective students and targeted advertising on the Internet. In addition, we plan to begin advertising through traditional media, including television and radio, to increase the recognition of our brand name.

•	Expand Partnerships — We intend to identify key partners who can provide us access to additional students for our program offerings. These partners may include Internet search engines, full-service portals, content providers, and other education-related vendors.

•	Increase the Enrollment Counseling Staff — We will expand our team of enrollment counselors who are responsible for converting prospective students, generated by our marketing activities and partnerships, into enrolled students.

•	Increase Academic Counseling Staff — We will increase our team of academic counselors to increase retention rates of existing students, thereby increasing total enrollments.

•	Sell Ancillary Services — In order to increase traffic to our Web site, we will unbundle the ancillary services that we currently offer, like the LRS and our assessment and quality assurance services, and make them available for a reasonable fee to individual adult learners and complementary providers of education and training programs. We believe that this will provide us with an increased lead flow and enable us to test the market for other educational-related products and services.

•	Leverage the University of Phoenix Community — According to our estimates, approximately 20% of our students are referred to us by their employers, current students, alumni, co-workers, friends and family. We intend to increase this referral rate by increasing our marketing efforts to this community and having them promote our programs.

  Expand Program Offerings

      We will continue to respond to the changing educational needs of working adults and their employers by introducing new undergraduate and graduate degree programs as well as training programs. We have recently added the Bachelor of Science in Information Technology, Bachelor of Science in Business Project Management, Master of Science in Computer Information Systems, and Doctor of Management to our degree offerings. We believe that expanding our program offerings will help us maintain our position as a leading provider of online education and training for working adults. Potential additions to our current University of Phoenix Online offerings include:

•	new degree programs, such as a Bachelor of Science and a Masters of Business Administration in e-Business;

•	certificate programs, such as the Microsoft Certified System Engineer;

•	continuing education targeted at working professionals, such as Certified Public Accountants;

•	professional certification, such as the Certified Financial Planner Program;

•	training programs, such as information technology and general management training; and

•	migrating additional existing University of Phoenix programs from the physical campuses to University of Phoenix Online.

  Increase and Strengthen Corporate Partnerships and Offer Corporate Training Programs

      We intend to strengthen and expand our relationships with corporations to become the preferred provider of online education and training for their employees. We believe that our corporate partnership opportunities are significantly enhanced by the widespread presence of University of Phoenix’s physical campuses and its many existing corporate relationships, which have been established at both a local and a national level. We currently have relationships with approximately 1,600 corporations in the form of employer tuition reimbursement programs. We also plan to negotiate agreements with large national and international employers similar to our agreement with AT&T, in which classes taken by AT&T employees at their corporate university’s School of Business can be accepted for class credit at both our online and University of Phoenix physical campuses.

      We also intend to expand University of Phoenix’s customized corporate training programs into our online format. Our potential corporate customers’ employees can use both our online classes and University of Phoenix’s physical campuses, making our offering more attractive than those of our competitors who can offer only one alternative.

  Expand Internationally

      We believe that the international market for our services is a major growth opportunity. The U.S. is the most common destination for international students studying abroad. We believe that many more students would opt for a U.S. education, but find that its high cost and the stringent visa requirements make it prohibitively expensive and inaccessible. Therefore, offering these prospective students an online, accredited degree from a U.S. institution creates a tremendous market opportunity. In addition, many U.S. residents live and work in foreign countries and would benefit from the opportunity to continue their education while abroad. Using only limited Internet-based advertising, we currently have students located in 25 different countries. We intend to expand our international marketing efforts, which may include Internet and traditional media advertising in addition to hiring enrollment counselors for targeted international markets, to increase substantially our number of international students.

  Generate New Revenue Streams by Offering Complementary and Ancillary Educational Services

      We intend to derive revenues from new sources by leveraging our existing relationships with our students and corporate clients and our expertise in attracting and marketing to students. Currently, we intend to provide the following services to accomplish this objective:

•	Customizing Content of Education and Training Programs to an Online Format and Hosting These Programs for Other Complementary Companies — We will enter into agreements with other education and training companies to tailor their course offerings to an online format. Depending on the scope of the prospective agreements, we may also host these online education and training programs at our facilities.

•	Providing a Marketing Platform for Online Providers of Complementary Education and Training Programs — We will provide sales and marketing services to complementary online education and training companies. We intend to provide these services by using our sales and marketing infrastructure to cross-sell complementary programs and by featuring these companies on our Web site.

•	Selling Ancillary Services — We will unbundle the ancillary services we currently offer our students and make them available for a reasonable fee to individual adult learners and providers of complementary education and training programs.

•	Providing Targeted Advertising Opportunities — We also intend to provide access to advertisers who are interested in marketing education-related goods and services to our students. We will do this only in a way that does not interfere with the students’ learning process. Advertising will only be allowed on our Web site and not in any of our online classes.

Teaching/ Learning Model

      We use the same teaching/learning model as University of Phoenix’s physical campuses, modified for online delivery. This model consists of:

  Curriculum

      The curriculum is designed to integrate academic theory and professional practice and their application to the workplace. The curriculum provides for the achievement of specific educational outcomes that are based on the input from faculty, students, and students’ employers. The standardized curriculum for each degree program is also designed to provide students with specified levels of knowledge and skills.

  Faculty

      Faculty applicants must possess an earned Masters or Doctoral degree from a regionally accredited institution, and have a minimum of five years recent professional experience in a field related to the subject matter in which they seek to instruct. To help promote quality delivery of the curriculum, our faculty members are required to:

•	complete an initial assessment conducted by staff and faculty;

•	receive training in grading, facilitation of the teaching/learning model, and oversight of study group activities;

•	serve an internship with an experienced faculty mentor; and

•	receive ongoing performance evaluations by students, peer faculty, and staff, which are used to establish developmental plans to improve individual faculty performance and to determine continued eligibility of faculty members to provide instruction.

  Interactive Learning

      Classes are designed to combine individual and group interaction between and among students and the instructor. The curriculum requires a high level of student participation for purposes of increasing the student’s ability to work as part of a team.

  Learning Resources Services

      Students and faculty members are provided with electronic and other learning resources for their information and research needs. Students can access these services directly through the Internet or with the help of a LRS research librarian.

  Sequential Enrollment

      Students enroll in and complete classes sequentially, rather than concurrently, thereby allowing full-time working adults to focus their attention and resources on one subject at a time. This provides a better balance between learning and ongoing personal and professional responsibilities.

  Academic Quality

      University of Phoenix has an Academic Quality Management System designed to maintain and improve the quality of programs and academic and student services. This system includes the Adult Learning Outcomes Assessment, which seeks to measure student growth in both the cognitive (subject matter) and affective (educational, personal and professional values) skills.

Online Classes

      We have developed our system to be easily accessible and familiar to most students. All the student needs to participate in our online classes is a Pentium-class personal computer, a 28.8K modem, and an Internet service provider.

      Each student orders textbooks online from a third party prior to the beginning of each class. The student logs into his or her particular class using a password. Prior to the class starting, the instructor posts a syllabus that the student can download and use as a guide. In addition, the student can download the biographies of the other students and the instructor.

      Each week, the instructor posts a lecture on the classroom discussion board. Students log on and read the lecture or print the lecture to read at their convenience. On average, we have nine students per class, who are divided into study groups of three to four students to work on projects together. Throughout the week, students participate in a group discussion, based on the class content for that week, which is facilitated by the instructor. There are separate conferences set up for study group projects and individual submission of class assignments. Instructors log on and read comments posted by students, respond to them, and assign grades for their study group projects. Instructors also give students weekly feedback on class participation. Both students and instructors are required to log on at least five days a week to participate in the classes. In addition, faculty members are required to maintain online office hours. Students are graded on a combination of participation, work product, and examinations.

Learning Resources Services

      We share the LRS, including its electronic library, with the University of Phoenix physical campuses. The electronic library has contracts with services that gather newspapers, journal articles, and corporate reports into databases that currently contain approximately 9,000 journals and 1.5 million corporate reports. In addition, a team of research librarians is available for our students if they need help accessing or finding a particular report or journal. If the item is not in the database, the librarians can generally find the item from another source. In addition, our alumni have lifetime access to the LRS.

Degree Programs

      The following is a list of the degree programs and related areas of specialization that we offer:

•	Associates of Arts

•	Bachelor of Science in Information Technology

•	Bachelor of Science in Business Information Systems

•	Bachelor of Science in Business

        Areas of Specialization

           Accounting
          Administration
          Marketing
          Project Management

•	Bachelor of Science in Nursing

•	Master of Arts in Organizational Management

•	Master of Business Administration

        Areas of Specialization

           Administration
          Global Management
          Technical Management

•	Master of Science in Nursing

        Areas of Specialization

           Women’s Health Care Nurse Practitioner
          Family Nurse Practitioner

•	Master of Science in Computer Information Systems

        Areas of Specialization

           Technology Management
          Information Systems

•	Master of Arts in Education

        Areas of Specialization

           Administration and Supervision
          Bilingual-Bicultural
          Curriculum and Instruction
          Diverse Learner
          Educational Counseling
          Elementary Education
          English as a Second Language
          Professional Development for Educators
          Special Education

•	Doctor of Management

      Undergraduate students may demonstrate and document college level learning gained from experience through an assessment by faculty members (according to the guidelines of the Council for Adult and Experiential Learning) for the potential award of credit. The average number of credits awarded to approximately 380 of our undergraduate students who utilized the process in 1999 was approximately three credits of the 120 required to graduate. The Council for Adult and Experiential Learning reports that over 1,200 regionally accredited colleges and universities currently accept credits awarded for college level learning gained through experience.

Customers/ Students

      We consider our students to be our primary customers and the employers that provide tuition reimbursement to their employees as our secondary customers. The following is a breakdown of our students by the level of program they are seeking, at January 31, 2000:

	Number of	Percentage of
	Students	Students

Degree Programs:

Bachelors	7,163	60.0%

Masters	4,611	38.7

Associates	127	1.1

Doctoral	28	.2

Total degree students	11,929	100.0%

      Based on student surveys of incoming students in the second half of fiscal 1999, the average age of our students is in the mid-thirties, approximately 55% are women and 45% are men, and the average annual household income is $65,000. Approximately 78% of our students have been employed on a full-time basis for nine years or more. The approximate age percentage distribution of incoming students is as follows:

Percentage
of Students

Age:

25 and under	6%

26 to 33	35

34 to 45	46

46 and over	13

100%

Marketing

      To generate interest among potential students, we engage in a broad range of activities to inform the public about our teaching/learning model and the programs offered. These activities include:

  Direct Mail

      Direct mail is effective at reaching the working adult population that expresses interest in training, education, and self-improvement. Direct mail also enables us to target specific career fields, such as Accounting, Business, Education, Information Technology, and Nursing. We currently purchase education-related mailing lists from numerous suppliers who specialize in this area. In addition, we track leads for every direct mail campaign by allowing potential students the opportunity to respond using the following methods:

•	mailing us a business reply card;

•	faxing us a business reply card;

•	calling us at a specific 1-800 number; or

•	directing the potential student to a microsite with a specific URL address on the Internet. We have over 20 microsites that are used to track individual marketing campaigns for reach and effectiveness.

  Internet Marketing

      Internet advertising has been our largest source of leads. We advertise extensively on the Internet using purchased banner advertisements on targeted sites. We also benefit from paid and non-paid Internet referrals, including links from other Web sites, such as education portals and leads directed to one of our 14 domain names as a result of a Web search using Internet search engines and browsers. Our goal is to appear as one of the first ten choices that result when a prospective student types in a search such as “Distance Education” or “Online MBA.” In order to accomplish this, we optimize our links on the most popular Web sites by changing page titles, word count, and headings. We believe these prospective students are likely to enroll in our programs because these prospects are actively seeking information about degree programs.

  Re-Marketing

      Re-marketing efforts include both direct mail post cards and e-mail sent to existing leads. Re-marketing is a very successful part of our marketing campaign because of our growing database of “qualified” prospects.

  Referrals

      Based on our recent estimates, approximately 20% of our new students are referred by their employers, co-workers, current students, alumni, family and friends.

  Print

      We rely on print advertising primarily to build brand recognition. We plan to begin advertising in trade magazines, particularly in those that specialize in fields that require skills taught by us.

Competition

      Online learning is an evolving and competitive market that is subject to rapid technological change. Although there are high barriers to entry for regionally accredited degree providers, there are relatively few barriers to entry on the Internet for non-accredited programs, and we expect competition to increase. We currently face, and expect in the future to face, competition from the following direct and indirect competitors:

•	traditional universities offering or planning to offer online classes and programs;

•	other private education companies seeking to enter the online market for adult education and training; and

•	software companies providing online learning software that enables direct competitors to offer online programs.

      In addition, the online learning market is relatively new and we expect further competition from new participants to the market. We believe that the competitive factors in the online learning market include the following:

•	the ability to provide easy, user-friendly access to online education programs and classes;

•	online products and services that are reliable and have high-quality;

•	qualified and experienced faculty;

•	reputation of programs, classes, and services; and

•	features and functions of the online programs.

Employees

      At January 31, 2000, we had the following numbers of employees:

Full Time	335

Part Time	2

Full Time Faculty	12

Part Time Faculty	1,040

Total	1,389

Regulatory Environment

      The Higher Education Act of 1965 and the related regulations govern all higher education institutions participating in the Title IV programs. The Higher Education Act mandates specific additional regulatory responsibilities for each of the following components:

•	the accrediting agencies recognized by the U.S. Department of Education;

•	the federal government through the U.S. Department of Education; and

•	state higher education regulatory bodies.

      All higher education institutions participating in Title IV programs must be accredited by an association recognized by the U.S. Department of Education. The U.S. Department of Education reviews all participating institutions for compliance with all applicable standards and regulations under the Higher Education Act. Accrediting associations are required to include the monitoring of certain aspects of Title IV Program compliance as part of their accreditation evaluations under the Higher Education Act.

Accreditation

      We are covered by the regional accreditation of University of Phoenix, which provides the following:

•	recognition and acceptance by employers, other higher education institutions and governmental entities of the degrees and credits earned by students; and

•	qualification to participate in Title IV programs.

      University of Phoenix was granted accreditation by the North Central Association of Colleges and Schools in 1978. University of Phoenix’s accreditation was reaffirmed in 1982, 1987, 1992, and 1997. The next focused evaluation visit is scheduled to begin in May 2000, and the next North Central Association of Colleges and Schools reaffirmation visit is expected to begin in 2002.

      All accrediting agencies recognized by the U.S. Department of Education are required to include certain aspects of Title IV program compliance in their evaluations of accredited institutions. As a result, all regionally accredited institutions, including University of Phoenix, will be subject to a Title IV program compliance review as part of accreditation visits.

      Regional accreditation is accepted nationally as the basis for the recognition of earned credit and degrees for academic purposes, employment, professional licensure, and, in some states, for authorization to operate as a degree-granting institution. Under the terms of a reciprocity agreement among the six regional accrediting associations, representatives of each region in which a regionally accredited institution operates participate in the evaluations for reaffirmation of accreditation. The achievement of the University of Phoenix mission requires it to employ academically qualified practitioner faculty that are able to integrate academic theory with current workplace practice.

      University of Phoenix’s Bachelor of Science in Nursing program received program accreditation from the National League for Nursing Accrediting Commission in 1989. The accreditation was reaffirmed in October 1995. The Master of Science in Nursing program earned the National League for Nursing Accrediting

Commission accreditation in 1996. The next National League for Nursing Accrediting Commission evaluation of both the Bachelor of Science in Nursing and Master of Science in Nursing programs for continuing accreditation is currently in process. We believe that accreditation of the Bachelor of Science in Nursing and Master of Science in Nursing programs are in good standing.

      The address and phone number for the accrediting bodies are as follows:

North Central Association of Colleges and Schools
Commission on Institutions of Higher Education
30 North LaSalle Street, Suite 2400
Chicago, Illinois 60602-2504
(312) 263-0456

National League for Nursing Accrediting Commission
61 Broadway, 33rd Floor
New York, New York 10006
(800) 669-1656

Federal Financial Aid Programs

      Our students may receive federal financial aid under the Title IV programs. In the fiscal year ended August 31, 1999, we derived approximately 34% of net revenues from students who participated in Title IV programs. Our students may receive Title IV funds because:

•	University of Phoenix is accredited by an accrediting agency recognized by the U.S. Department of Education;

•	the U.S. Department of Education has certified University of Phoenix’s eligibility to participate in the Title IV programs; and

•	University of Phoenix has applicable state authorization to operate.

      The U.S. Department of Education has issued regulations, the most recent of which became effective on July 1, 1999, that amend certain provisions of the Title IV programs. The following material provisions of Title IV regulations, and their related calculations, apply to University of Phoenix, which includes both us and the physical campuses.

  Limits on Title IV Program Funds

      The Title IV regulations define the types of educational programs offered by an institution that qualify for Title IV program funds. For students enrolled in qualified programs, the Title IV regulations place limits on the amount of Title IV program funds that a student is eligible to receive in any one academic year as defined by the U.S. Department of Education.

      For undergraduate programs, an academic year must consist of at least 30 weeks of instructional time to include a minimum of 360 hours of instructional time and a minimum of 24 credit hours. The Title IV regulations define a week of instruction as the equivalent of 12 hours of regularly scheduled instruction, examinations or preparation for examinations. Most of our degree programs meet this 360 hour minimum and, therefore, qualify for Title IV program funds. The programs that do not qualify for Title IV program funds consist primarily of certificate, corporate training, and continuing professional education programs. These programs are paid for directly by the students or their employers.

  Restricted Cash

      The U.S. Department of Education places certain restrictions on Title IV program funds collected for unbilled tuition and funds transferred to us through electronic funds transfer. Under certain circumstances, an institution is required to submit an irrevocable letter of credit to the U.S. Department of Education in an amount equal to at least 25% of the total dollar amount of refunds paid by the institution in its most recent fiscal year. University of Phoenix has established letters of credit of $2.7 million, which cover both us and University of Phoenix’s physical campuses.

  Standards of Financial Responsibility

      Pursuant to the Title IV regulations, as revised, each eligible higher education institution must satisfy the minimum standard established for three tests which assess the financial condition of the institution at the end of the institution’s fiscal year. The three tests are:

•	primary reserve ratio (adjusted equity to total expenses);

•	equity ratio (modified equity to modified assets); and

•	net income ratio (income before taxes to total revenues).

      These tests provide three individual scores which must then satisfy a composite score standard. The maximum composite score is 3.0. If the institution achieves a composite score of at least 1.5, it is considered financially responsible. A composite score from 1.0 to 1.4 is considered financially responsible, subject to additional monitoring, and the institution may continue to participate as a financially responsible institution for up to three years. An institution that does not achieve a satisfactory composite score will fall under alternative standards. At August 31, 1999, University of Phoenix’s composite score was 3.0.

  The “90/10 Rule” (formerly the “85/15 Rule”)

      A requirement of the Higher Education Act, commonly referred to as the “90/10 Rule,” applies only to for-profit institutions of higher education, which includes University of Phoenix. Under this rule, for-profit institutions will be ineligible to participate in Title IV programs if the amount of Title IV Program funds used by the students or institution to satisfy tuition, fees and other costs incurred by the students exceeds 90% of the institution’s cash-basis revenues from eligible programs. University of Phoenix’s percentage was 53% at August 31, 1999. University of Phoenix is required to calculate this percentage at the end of each fiscal year.

  Student Loan Defaults

      Eligible institutions must maintain a student loan cohort default rate of less than 25% for fiscal year 1994 and all subsequent fiscal years. In 1997, the most recent U.S. Department of Education cohort default rate reporting period, the national cohort default rate average for all higher education institutions was 8.8%. University of Phoenix students’ cohort default rates for the Federal Family Education Loans for 1997 as reported by the U.S. Department of Education was 5.6%.

  Compensation of Representatives

      Title IV regulations prohibit an institution from providing any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity. We believe that our current method of compensating enrollment counselors complies with the Title IV regulations.

  Eligibility and Certification Procedures

      The Higher Education Act specifies the manner in which the U.S. Department of Education reviews institutions for eligibility and certification to participate in Title IV programs. University of Phoenix submitted its application on a timely basis to the U.S. Department of Education, and eligibility to participate in Title IV programs will continue until the U.S. Department of Education acts upon the application. It would have a material adverse affect on us if the U.S. Department of Education does not renew University of Phoenix’s eligibility.

  Administrative Capability

      The Higher Education Act directs the U.S. Department of Education to assess the administrative capability of each institution to participate in Title IV programs. The failure of an institution to satisfy any of the criteria used to assess administrative capability may allow the U.S. Department of Education to determine that the institution lacks administrative capability and, therefore, may be subject to additional scrutiny or denied eligibility for Title IV programs.

  Restrictions on Distance Education Programs

      The regulations of the U.S. Department of Education specify that an institution is not eligible to participate in the Title IV Programs if 50% or more of its courses are correspondence courses, or if 50% or more of its regular students are enrolled in the institution’s correspondence courses. The regulations currently consider most distance education courses to be correspondence courses if the number of distance education courses exceeds 50% of the sum of courses offered in campus-based delivery systems and courses offered through distance education. University of Phoenix does not plan to exceed this 50% level.

  Change of Ownership or Control

      A change in ownership or control of University of Phoenix or Apollo Group, depending on the type of change, may have significant regulatory consequences. Such a change of ownership or control could trigger recertification by the U.S. Department of Education, reauthorization by certain state licensing agencies or the evaluation of the accreditation by the North Central Association of Colleges and Schools.

      The U.S. Department of Education has adopted the change of ownership and control standards used by the federal securities laws for institutions owned by publicly-held corporations. Upon a change of ownership and control sufficient to require Apollo Group to file a Form 8-K with the SEC, University of Phoenix, including us, would cease to be eligible to participate in Title IV programs until recertified by the U.S. Department of Education. Under some circumstances, the U.S. Department of Education may continue the institution’s participation in the Title IV programs on a temporary basis pending completion of the change in ownership approval process. This recertification would not be required, however, if the transfer of ownership and control was made upon a person’s retirement or death and was made either to a member of the person’s immediate family or to a person with an ownership interest in University of Phoenix or Apollo Group who had been involved in management of University of Phoenix or Apollo Group for at least two years preceding the transfer.

      In addition, certain states where University of Phoenix is presently licensed have requirements governing change of ownership or control. Currently, Arizona and California would require University of Phoenix, to be reauthorized upon a 20% change in ownership and 25% change in control. These states require a new application to be filed for state licensing if such a change of ownership or control occurs. Washington has a similar reauthorization requirement triggered by a change of ownership, but provides that a temporary certificate of authorization may be issued pending the reauthorization process.

      Moreover, University of Phoenix is required to report any material change in stock ownership. At that time, the North Central Association of Colleges and Schools may seek to evaluate the effect of such a change of stock ownership on University of Phoenix’s continuing operations.

State Authorization

      Certain states assert authority to regulate all degree-granting institutions if their educational programs are available to their residents, whether or not the institutions maintain a physical presence within those states. If a state were to establish grounds for asserting authority over online learning, we may be required to obtain authorization for, or restrict access to, our programs available in those states.

Admissions Standards

      To gain admission to our undergraduate programs, students generally must have a high school diploma or General Equivalency Degree and satisfy minimum grade point average, employment and age requirements. Additional requirements may apply to individual programs. Students in undergraduate programs may petition to be admitted on provisional status if they do not meet specified admission requirements.

      To gain admission to our graduate programs, students generally must have an undergraduate degree from a regionally accredited college or university and satisfy minimum grade point average, work experience and employment requirements. Additional requirements may apply to individual programs. Students in graduate programs may petition to be admitted on provisional status if they do not meet specified admission requirements.

Tax Reform Act Of 1997

      In August 1997, Congress passed the Tax Reform Act of 1997 that added several new tax credits and incentives for students and extended benefits associated with the educational assistance program. The Hope Scholarship Credit provides up to $1,500 tax credit per year per eligible student for tuition expenses in the first two years of post-secondary education in a degree or certificate program. The Lifetime Learning Credit provides up to $1,000 tax credit per year per taxpayer return for tuition expenses for all post-secondary education, including graduate studies. Both of these credits are phased out for taxpayers with modified adjusted gross income between $40,000 and $50,000 ($80,000 and $100,000 for joint returns) and are subject to other restrictions and limitations. The Tax Reform Act of 1997 also provides for the deduction of interest from gross income on education loans and limited educational IRA’s for children under the age of 18. These deductions are also subject to adjusted gross income limitations and other restrictions. These new provisions became effective for 1998 individual tax returns.

Employer Tuition Reimbursement

      Many of our students receive some form of tuition reimbursement from their employers. In certain situations, as defined by the Internal Revenue Code (the “Code”), this tuition assistance qualifies as a deductible business expense when adequately documented by the employer and employee. The Code also provides a safe-harbor provision for an exclusion from wages of up to $5,250 of tuition reimbursement per year per student under the Educational Assistance Program. The Educational Assistance Program provision does not apply to graduate level programs and expires in December 2001. Employers or employees may still continue to deduct such tuition assistance where it qualifies as a deductible business expense and is adequately documented. The percentage of our incoming students with access to employer tuition reimbursement was 65% in 1999.

Properties

      We have a 10-year lease to operate our administrative facility in a 75,000 square foot building in Phoenix, Arizona.

Legal Proceedings

      Neither we nor Apollo Group is engaged in any legal proceedings that we believe would have a material effect on the financial position or operating results of either us or Apollo Group.

MANAGEMENT

      We are managed by the officers and directors of Apollo Group. Anthony F. Digiovanni is the Executive Vice President of University of Phoenix and Brian Mueller is the Regional Vice President for Distance Education of University of Phoenix. Apollo Group’s directors serve one year terms and are elected each year by the holders of Class B APOL common stock. The following table sets forth information as of March 15, 2000 concerning Apollo Group’s directors and executive officers:

Name	Age	Position

John G. Sperling, Ph.D.	79	Chairman of the Board and Chief Executive Officer

Todd S. Nelson	40	President and Director

J. Jorge Klor de Alva, J.D., Ph.D.	51	Senior Vice President and Director

Jerry F. Noble	57	Senior Vice President and Director

Peter V. Sperling	40	Senior Vice President, Secretary, Treasurer, and Director

Kenda B. Gonzales	42	Chief Financial Officer

Thomas C. Weir	66	Director

Dino J. DeConcini	65	Director

Hedy F. Govenar	55	Director

John R. Norton III	70	Director

      John G. Sperling, Ph.D. is the founder, Chief Executive Officer and Chairman of the board of directors of Apollo Group. Dr. Sperling was also President of Apollo Group from its inception until February 1998. Prior to his involvement with Apollo Group, from 1961 to 1973, Dr. Sperling was a Professor of Humanities at San Jose State University where he was the Director of the Right to Read Project and the Director of the NSF Cooperative College-School Science Program in Economics. At various times from 1955 to 1961, Dr. Sperling was a member of the faculty at the University of Maryland, Ohio State University and Northern Illinois University. Dr. Sperling received his Ph.D. from Cambridge University, an M.A. from the University of California at Berkeley, and a B.A. from Reed College. Dr. Sperling is the father of Peter V. Sperling.

      Todd S. Nelson has been with Apollo Group since 1987. Mr. Nelson has been the President of Apollo Group since February 1998. Mr. Nelson was Vice President of Apollo Group from 1994 to February 1998 and the Executive Vice President of University of Phoenix from 1989 to February 1998. From 1987 to 1989, Mr. Nelson was the Director of University of Phoenix’s Utah campus. From 1985 to 1987, Mr. Nelson was the General Manager at Amembal and Isom, a management training company. From 1984 to 1985, Mr. Nelson was a General Manager for Vickers & Company, a diversified holding company. From 1983 to 1984, Mr. Nelson was a Marketing Director at Summa Corporation, a recreational properties company. Mr. Nelson received an M.B.A. from the University of Nevada at Las Vegas and a B.S. from Brigham Young University. Mr. Nelson was a member of the faculty at University of Nevada at Las Vegas from 1983 to 1984.

      J. Jorge Klor de Alva, J.D., Ph.D. has been President of University of Phoenix and a Senior Vice President of Apollo Group since February 1998 and has been a director of Apollo Group since 1991. Dr. Klor de Alva was Vice President of Business Development of Apollo Group from 1996 to 1998. Dr. Klor de Alva was a Professor at the University of California at Berkeley from July 1994 until July 1996. From 1989 to 1994, Dr. Klor de Alva was a Professor at Princeton University. From 1984 to 1989, Dr. Klor de Alva was the Director of the Institute for Mesoamerican Studies, and from 1982 to 1989, was an Associate Professor at the State University of New York at Albany. From 1971 to 1982, Dr. Klor de Alva served at various times as Associate Professor, assistant Professor or lecturer at San Jose State University and the University of California at Santa Cruz. Dr. Klor de Alva received a B.A. and J.D. from the University of California at Berkeley and a Ph.D. from the University of California at Santa Cruz.

      Jerry F. Noble has been with Apollo Group since 1981. Mr. Noble has been a Senior Vice President of Apollo Group since 1987 and the President of the Institute for Professional Development since 1984. From 1981 to 1987, Mr. Noble also was the controller of Apollo Group. From 1977 to 1981, Mr. Noble was the

corporate accounting manager for Southwest Forest Industries, a forest products company. Mr. Noble received his M.B.A. from University of Phoenix and his B.A. from the University of Montana.

      Peter V. Sperling has been with Apollo Group since 1983. Mr. Sperling has been a Senior Vice President since June 1998. Mr. Sperling was the Vice President of Administration from 1992 to June 1998 and has been the Secretary and Treasurer of Apollo Group since 1988. From 1987 to 1992, Mr. Sperling was the Director of Operations at Apollo Education Corporation. From 1983 to 1987, Mr. Sperling was Director of Management Information Services of Apollo Group. Mr. Sperling received his M.B.A from University of Phoenix and his B.A. from the University of California at Santa Barbara. Mr. Sperling is the son of John G. Sperling.

      Kenda B. Gonzales has been with Apollo Group since October 1998. Ms. Gonzales is the Chief Financial Officer of Apollo Group. Prior to joining Apollo Group, Ms. Gonzales was the Senior Executive Vice President and Chief Financial Officer of UDC Homes, Inc. From 1985 to 1996, Ms. Gonzales was the Senior Vice President and Chief Financial Officer of Continental Homes Holding Corp. Ms. Gonzales began her career as a Certified Public Accountant with Peat, Marwick, Mitchell and Company and is a graduate of the University of Oklahoma with a Bachelor of Accountancy.

      Thomas C. Weir has been a director of Apollo Group since 1983 and is a member of the Audit and Compensation Committees of the board of directors of Apollo Group. During 1994, Mr. Weir became the President of Dependable Nurses, Inc., a provider of temporary nursing services, W.D. Enterprises, Inc., a financial services company and Dependable Personnel, Inc., a provider of temporary clerical personnel. In 1996, Mr. Weir became the President of Dependable Nurses of Phoenix, Inc., a provider of temporary nursing services. In addition, Mr. Weir has been an independent financial consultant since 1990. From 1989 to 1990, Mr. Weir was President of Tucson Electric Power Company. From 1979 to 1987, Mr. Weir was Chairman and Chief Executive Officer of Home Federal Savings & Loan Association, Tucson, Arizona.

      Dino J. DeConcini has been a director of Apollo Group since 1981 and is currently a member of the Audit Committee of the board of directors of Apollo Group. Mr. DeConcini is currently Executive Director, Savings Bonds Marketing Office, U.S. Department of the Treasury. From 1979 to 1995, Mr. DeConcini was a shareholder in DeConcini, McDonald, Brammer, Yetwin and Lacy, P.C., Attorneys at Law. From 1993 to 1995, Mr. DeConcini was a Vice President and Senior Associate of Project International Associates, Inc., an international business consulting firm. From 1991 to 1993 and 1980 to 1990, Mr. DeConcini was a Vice President and partner of Paul R. Gibson & Associates, an international business consulting firm.

      Hedy F. Govenar has been a director of Apollo Group since March of 1997. Ms. Govenar is founder and President of Governmental Advocates, Inc., a lobbying and political consulting firm in Sacramento, California. An active lobbyist with the firm since 1979, she represents a variety of corporate and trade association clients. From 1989 to 1999, Ms. Govenar served as a Commissioner on the California Film Commission as an appointee of the California State Assembly. Ms. Govenar received an M.A. from California State University and a B.A. from University of California at Los Angeles.

      John R. Norton III has been a director of Apollo Group since March of 1997 and is currently a member of the Audit and Compensation Committees of the board of directors of Apollo Group. Mr. Norton founded his own company in 1955 engaged in diversified agriculture including crop production and cattle feeding. He served as the Deputy Secretary of the U.S. Department of Agriculture in 1985 and 1986. Mr. Norton is also on the board of directors of Terra Industries, Inc. He attended Stanford University and the University of Arizona where he received a B.S. in Agriculture in 1950.

      In addition, key members of our management team include:

      Anthony F. Digiovanni has been with University of Phoenix since 1989. Mr. Digiovanni has served as Executive Vice President of University of Phoenix since February 1998. From 1992 to 1998, he was Regional Vice President of University of Phoenix’s Western Region. Prior to that, he was Campus Director for the Southern California Campus of University of Phoenix. From 1984 to 1989, Mr. Digiovanni was Chief Operating Officer for Abco Hardware and Builder’s Supply, a Southern California based Industrial

Distributor. Mr. Digiovanni received his M.B.A. from the University of Southern California and his B.B.A. from Loyola Marymount University.

      Brian Mueller has been the Regional Vice President of Distance Education for University of Phoenix since 1997. Mr. Mueller was Vice President/ Director of University of Phoenix’s San Diego campus from 1995 to 1997 and Vice-President/ Director of the New Mexico campus from 1993 to 1995. From 1987 to 1993 Mr. Mueller was an Enrollment Advisor and Director of Enrollment at the Phoenix campus. Prior to joining Apollo Group, Mr. Mueller was a faculty member at Concordia University for four years. He earned his B.A. in 1976 and his M.A. in 1987 from Concordia University.

DESCRIPTION OF CAPITAL STOCK

      The following is a summary of the material terms of APOL common stock and University of Phoenix Online common stock. This summary is not complete, and we encourage you to read Apollo Group’s amended and restated articles of incorporation, which are filed as an exhibit to the registration statement of which this prospectus is a part.

General

      Apollo Group’s amended and restated articles of incorporation provide for the following:

•	400 million shares of Class A APOL common stock;

•	3 million shares of Class B APOL common stock;

•	400 million shares of University of Phoenix Online common stock;

•	400 million shares of one or more additional series of undesignated common stock; and

•	1 million shares of preferred stock.

      University of Phoenix Online common stock is intended to reflect our performance.

      APOL common stock is intended to reflect the performance of the rest of the businesses conducted by Apollo Group and its subsidiaries, including a retained interest in us.

      All of Apollo Group’s consolidated assets, liabilities, revenues, expenses, and cash flows have been allocated between APOL and us.

      Apollo Group’s board of directors may decide to issue shares of one or more series of common stock in addition to University of Phoenix Online common stock and APOL common stock in which case the assets and liabilities of APOL to which each such series of common stock relates shall be considered an additional “Group” (as defined below).

      Several sections of this prospectus refer to “APOL’s retained interest in us.” This represents the ownership of APOL in that portion of us that is not represented by University of Phoenix Online common stock. The size of this retained interest relative to the interest represented by University of Phoenix Online common stock may change in the future if actions are taken, such as issuances of additional shares of University of Phoenix Online common stock, repurchases of University of Phoenix Online common stock, or transfers of cash or other property between APOL and us that change either the total amount of our assets or the number of shares of University of Phoenix Online common stock that are outstanding. These actions, and the effect that they would have, are described further in this section under the caption “APOL’s Retained Interest.” Also, see Annex A to this prospectus, “Illustration of Certain Terms — Part I — APOL’s Retained Interest in University of Phoenix Online” for further discussion of certain terms defined in this section.

Definitions

      The following capitalized terms used in this section and other places in this prospectus are defined below:

•	All or Substantially All of the Assets — means, with respect to a Disposition by a Group, a portion of assets that represents at least 80% of the Fair Value (determined as of the Disposition Date) of the assets of such Group.

•	APOL common stock — means the Class A APOL common stock and the Class B APOL common stock.

•	Available Dividend Amount — means as follows:

(a) For APOL, on any day on which dividends are paid on shares of APOL common stock, Available Dividend Amount means the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of APOL common stock under Arizona law on such day if (i) APOL and each other Group were each a single, separate Arizona corporation, (ii) APOL had outstanding (a) a number of shares of common stock equal to the number of shares of APOL common stock that are then outstanding and (b) a number of shares of preferred stock equal to the number of shares of preferred stock of Apollo Group that have been attributed to APOL and that are then outstanding, (iii) the assumptions about each other Group set forth in the following paragraph were true, and (iv) APOL owned a number of shares of each class of common stock (other than APOL common stock) equal to the Number of Shares Issuable with Respect to APOL’s Retained Interest in each Group to which each such class of common stock relates; and

(b) For University of Phoenix Online or any other Group other than APOL, on any day on which dividends are paid on shares of one or more series of common stock of such Group, Available Dividend Amount means the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of common stock relating to such Group under Arizona law on such day if (i) such Group were a single, separate Arizona corporation and (ii) such Group had outstanding (a) a number of shares of common stock equal to the sum of the number of shares of the series of common stock relating to such Group that are then outstanding and the Number of Shares Issuable with respect to APOL’s Retained Interest in such Group, and (b) a number of shares of preferred stock equal to the number of shares of preferred stock of Apollo Group that have been attributed to such Group, if any, that are then outstanding.

For purposes of this definition, APOL shall be as defined in Apollo Group’s amended and restated articles of incorporation.

•	Convertible Securities — at any time means any securities of Apollo Group or of any subsidiary thereof, including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any class of common stock of Apollo Group, whether convertible, exchangeable, or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

•	Disposition — means a sale, transfer, assignment, or other disposition (whether by merger, consolidation, sale, or contribution of assets or stock or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities in one transaction or a series of related transactions.

•	Effective Date — means the date on which Apollo Group’s amended and restated articles of incorporation are first filed with the Arizona Corporation Commission.

•	Exempt Disposition — includes any of the following:

(a) a Disposition in connection with the dissolution or the liquidation and winding-up of Apollo Group and the distribution of assets to its shareholders;

(b) a Disposition to any person or entity controlled by Apollo Group, as determined by Apollo Group’s board of directors;

(c) a Disposition in connection with a Related Business Transaction;

(d) a dividend, out of any Group’s assets, paid to holders of the related series of common stock and a transfer of a corresponding amount to APOL in respect of its retained interest in such Group;

(e) a dividend out of APOL’s assets to holders of capital stock of APOL;

(f) a Disposition by any Group other than APOL or University of Phoenix Online that is designated an “Exempt Disposition” by Apollo Group’s board of directors in the resolution or resolutions authorizing the issuance of the shares of the series of common stock that relates to such Group; and

(g) any other Disposition, if (i) at the time of the Disposition there are no shares of any class of common stock of Apollo Group outstanding other than the series of common stock relating to the Group that consummated such Disposition or (ii) at the time of the Disposition there are no shares of the series of common stock relating to the Group that consummated such Disposition outstanding.

•	Fair Value — means, (i) in the case of cash, the amount thereof; (ii) in the case of securities of a class that is publicly traded, the Market Value thereof (if such value can be determined); and (iii) in the case of a security that is not publicly traded (or for which such value cannot be determined) or in the case of property other than cash and securities, an amount determined in good faith by Apollo Group’s board of directors.

•	Group — means APOL or University of Phoenix Online, as the case may be. Additionally, if Apollo Group’s board of directors authorizes the issuance of a class of common stock other than APOL common stock or University of Phoenix Online common stock, Apollo Group’s board of directors will designate the assets and liabilities of Apollo Group to which such class of common stock relates, which assets and liabilities shall be an additional “Group.”

•	Group Subsidiaries — means one or more wholly owned subsidiaries of Apollo Group.

•	Issuance Date — means the date of first issuance of shares of University of Phoenix Online common stock.

•	Market Value — means, with respect to any class or series of capital stock on any trading day, generally the average of the high and low reported sale prices of a share of such class or series on such trading day, subject to certain exceptions described in Apollo Group’s amended and restated articles of incorporation.

•	Net Proceeds — means, with respect to a Disposition of All or Substantially All of the assets of a Group, the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by Apollo Group’s board of directors) for, (a) any taxes payable by Apollo Group or any subsidiary or affiliate thereof in respect of such Disposition or which would have been payable but for the utilization of tax benefits attributable to the Group not the subject of the Disposition, (b) any taxes payable by Apollo Group in respect of any resulting dividend, redemption, or conversion, (c) any transaction costs, including, without limitation, any legal, investment banking, and accounting fees and expenses, and (d) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations that are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments, and any obligations with respect to outstanding securities (other than common stock) attributed to such Group as determined in good faith by Apollo Group’s board of directors.

•	Number of Shares Issuable with Respect to APOL’s Retained Interest — means, with respect to APOL’s retained interest in any Group other than APOL, the number of shares that Apollo Group’s board of directors designates prior to the time Apollo Group first issues shares of the class of common stock applicable to such Group as adjusted in accordance with Apollo Group’s amended and restated articles of incorporation. In the context of University of Phoenix Online, the Number of Shares Issuable with Respect to APOL’s Retained Interest refers generally to the number of shares of University of Phoenix Online common stock that could be sold or otherwise issued by Apollo Group for the account of APOL in respect of APOL’s retained interest in University of Phoenix Online. APOL’s retained interest in University of Phoenix Online is not represented by actual shares of University of Phoenix Online common stock.

•	Outstanding Interest Fraction — as of any time means:

(a) with respect to APOL, one (1); and

(b) with respect to any other Group, a fraction, expressed as a percentage, the numerator of which is the number of shares of the class of common stock applicable to such Group outstanding as of such time and the denominator of which is the sum of the number of shares of the class of common stock applicable to such Group outstanding at such time and the Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group at such time.

•	Related Business Transaction — means any Disposition of All or Substantially All of the Assets of a Group that results in the receipt, in exchange for such assets, of primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities, or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith), of any entity which:

(a) acquires such properties, assets, stocks, or securities or succeeds, by merger, formation of a joint venture, or otherwise, to the business conducted with such properties or assets or controls such acquiror or successor; and

(b) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by Apollo Group’s board of directors.

•	Retained Interest Fraction — as of any time means:

(a) with respect to APOL, one (1); and

(b) with respect to any other Group, a fraction, expressed as a percentage, the numerator of which is the Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group at such time and the denominator of which is the sum of the number of shares of common stock applicable to such Group outstanding at such time and the Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group at such time.

•	Tax Event — means the receipt by Apollo Group of an opinion of a tax advisor of its choice experienced in such matters, who is not an officer or employee of Apollo Group or any of its affiliates, to the effect that, as a result of any amendment to, or change in, the laws, or any regulations thereunder, of the U.S. or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an administrative agency in such regulations) or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for U.S. federal income tax purposes:

(a) Apollo Group, its subsidiaries or affiliates, or any of its successors or its shareholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either APOL common stock or University of Phoenix Online common stock; or

(b) either APOL common stock or University of Phoenix Online common stock is not or, at any time in the future, will not be treated solely as stock of Apollo Group.

For purposes of rendering such opinion, the tax advisor will assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax advisor will render an opinion only in the event of enactment.

Description of APOL Common Stock and University of Phoenix Online Common Stock

  Dividends

      Apollo Group’s board of directors will retain the discretion whether or not to pay dividends on University of Phoenix Online common stock or any other series of common stock of Apollo Group. However, it is not expected that dividends will be paid on any series of common stock.

      Dividends on APOL common stock and University of Phoenix Online common stock will further be limited to the lesser of (i) the Available Dividend Amount with respect to such Group and (ii) the amount available for the payment of dividends by Apollo Group under Arizona law. The Available Dividend Amount with respect to each Group is intended to be similar to the amount that would be legally available for the payment of dividends on the stock of such Group under Arizona law if such Group were a separate company. There can be no assurance that there will be an Available Dividend Amount with respect to any Group.

      Subject to the prior payment of dividends on outstanding shares of preferred stock and the foregoing limitations, Apollo Group’s board of directors could, in its sole discretion, declare and pay dividends exclusively on APOL common stock, exclusively on University of Phoenix Online common stock, or on both such series, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to APOL and the Available Dividend Amount with respect to University of Phoenix Online, the amount of prior dividends declared on each series, the respective voting or liquidation rights of each series, or any other factor.

      At the time of any dividend or other distribution on the outstanding shares of University of Phoenix Online common stock, APOL would be credited, and we would be charged, with an amount equal to the product of:

•	the Fair Value of such dividend or distribution paid or distributed in respect of the outstanding shares of University of Phoenix Online common stock; multiplied by

•	a fraction the numerator of which is the Number of Shares Issuable with Respect to APOL’s Retained Interest on the record date for such dividend or distribution and the denominator of which is the total number of shares of University of Phoenix Online common stock outstanding on the record date.

This latter amount would also be treated as a dividend on University of Phoenix Online common stock and, accordingly, dividends actually paid to holders of University of Phoenix Online common stock would be authorized only if such amounts, combined with the amounts credited to APOL (as determined above), equal or exceed the lesser of (i) the Available Dividend Amount with respect to us and (ii) the amounts available for the payment of dividends by Apollo Group.

  Mandatory Dividend, Redemption, or Conversion of Common Stock

      In general, if 80% or more of the assets allocated to us are sold or otherwise disposed of, Apollo Group must either:

(i) declare and pay a dividend, subject to all applicable limitations on the payment of dividends, to holders of University of Phoenix Online common stock (in cash, securities (other than common stock) or other property) in an aggregate amount having a Fair Value (determined as of the date of the Disposition) equal to the product of (i) the Outstanding Interest Fraction relating to University of Phoenix Online (determined as of the record date for such dividend) and (ii) the Fair Value (determined as of the date of the Disposition) of the Net Proceeds of such Disposition; or

(ii) redeem, subject to all applicable limitations on the redemption of stock, from the holders of University of Phoenix Online common stock, in exchange for an aggregate amount equal to the product of (i) the Outstanding Interest Fraction relating to University of Phoenix Online (determined as of the date of the redemption) and (ii) the Fair Value (determined as of the date of the Disposition) of the Net Proceeds of such Disposition, all of the outstanding shares of University of Phoenix Online common stock, unless the Disposition involves substantially all (but not all) of the assets allocated to University of Phoenix Online, in which case, the number of shares redeemed shall be the number of shares (rounded if necessary to the nearest whole number) having an aggregate Market Value during the 20 consecutive trading day period beginning on (and including) the 16th trading day immediately following the date of the Disposition equal to the aggregate amount described above; or

(iii) convert shares of University of Phoenix Online common stock to shares of Class A APOL common stock based on the average Market Value of University of Phoenix Online common stock compared to the average Market Value of Class A APOL common stock during the 20 consecutive trading day period beginning on (and including) the 16th trading day immediately following the date of the Disposition. Additionally, a premium may be payable in connection with any such conversion depending on the date of the Disposition. The premium will be 10% if the date of the Disposition occurs before the second anniversary of the Issuance Date. However, no premium will be payable if the date of the Disposition occurs after the occurrence of a Tax Event or if the Disposition occurs on or after the second anniversary of the Issuance Date.

      See Annex A to this prospectus “Illustration of Certain Terms — Part II — Mandatory Dividend, Redemption, or Conversion of Common Stock” for an illustration of the three options available to Apollo Group in connection with a hypothetical Disposition of the assets allocated to us.

      At any time within one year of completing any dividend or partial redemption of the kind referred to in paragraphs (i) or (ii) above, Apollo Group will have the right to convert shares of University of Phoenix Online common stock to shares of Class A APOL common stock in a manner consistent with the conversion described in paragraph (iii) above. In determining whether to effect any such conversion following such a dividend or partial redemption, Apollo Group would, in addition to other matters, consider:

•	whether the remaining assets attributable to University of Phoenix Online continue to constitute a viable business;

•	the number of shares of University of Phoenix Online common stock remaining outstanding;

•	the per share market price of University of Phoenix Online common stock; and

•	the ongoing cost of continuing to have University of Phoenix Online common stock outstanding.

      There could be substantial benefits or detriments to the holders of University of Phoenix Online common stock depending on the payment alternative selected by Apollo Group’s board of directors following a Disposition and also depending on, among other factors: (1) the relative amount and type of consideration received in any such Disposition; (2) the tax basis of the assets disposed of; (3) the tax basis of the holders in their shares of stock; and (4) the Market Value of the applicable common stock. For example, if All or Substantially All of the Assets of University of Phoenix Online are sold and the tax basis of such assets is low, the payment of a dividend with respect to, or the redemption of, University of Phoenix Online common stock would result in the holders of University of Phoenix Online common stock bearing all of the corporate taxes on that Disposition while the conversion of University of Phoenix Online common stock to Class A APOL common stock may result in that tax cost being shared by all of the holders of APOL common stock to the extent that the Market Value of University of Phoenix Online common stock does not adjust to fully account for such taxes. Also, depending on the Market Value of University of Phoenix Online common stock and Class A APOL common stock at the applicable time following the Disposition, the board of directors’ determination to pay a dividend on, or redeem, shares of University of Phoenix Online common stock as compared to converting shares of University of Phoenix Online common stock to shares of Class A APOL common stock will result in more or less value to the holders of such shares. In addition, depending on the tax basis of a shareholder in his or her shares of University of Phoenix Online common stock, among other factors, the tax consequences of a conversion of University of Phoenix Online common stock to Class A APOL common stock which generally would be tax-free under current law, might be more favorable than the tax consequences of a dividend or redemption of the University of Phoenix Online common stock which generally would be taxable.

      Similar treatment will apply in connection with Dispositions by APOL and, except as otherwise provided by Apollo Group’s board of directors, in connection with Dispositions by Groups other than University of Phoenix Online and APOL.

Conversions of Stock at Apollo Group’s Option

      Conversion of University of Phoenix Online Common Stock Generally. Assuming that assets are available therefor, Apollo Group’s board of directors will have the right, at any time, to convert outstanding shares of University of Phoenix Online common stock to shares of Class A APOL common stock based on the average Market Value of University of Phoenix Online common stock compared to the average Market Value of Class A APOL common stock during the 20 consecutive trading day period ending on (and including) the 5th trading day preceding the date of notice of such conversion. Additionally, a premium may be payable depending on the date of the conversion. The premium will be 25% if the conversion occurs during the first year after the issuance of University of Phoenix Online common stock; 20% if the conversion occurs during the second year after the issuance of University of Phoenix Online common stock; 15% if the conversion occurs during the third year after the issuance of University of Phoenix Online common stock; and 10% if the conversion occurs thereafter. However, no premium will be payable if the conversion occurs at any time after the aggregate market value of the outstanding University of Phoenix Online common stock shall have exceeded, for any 20 consecutive trading day period, 60% of the aggregate Market Value of the outstanding Class A APOL common stock. Additionally, no premium will be payable if the conversion occurs after the occurrence of specified changes in the U.S. federal income tax treatment of tracking stock.

      See Annex A to this prospectus “Illustration of Certain Terms” — Part III — “Optional Conversion of University of Phoenix Online Common Stock” for an illustration demonstrating the calculation of the number of shares issuable upon a conversion of shares of University of Phoenix Online common stock to shares of Class A APOL common stock at the option of Apollo Group.

      Except as otherwise provided by Apollo Group’s board of directors, Apollo Group will also have the right to convert shares of common stock relating to any other Group (other than APOL) to shares of Class A APOL common stock. The terms governing such conversions, including the payment of any applicable premium, will be as determined by Apollo Group’s board of directors.

      Conversion of University of Phoenix Common Stock to Stock of an Apollo Group Subsidiary. At any time at which all of the allocated assets and liabilities of University of Phoenix Online (and no other assets or liabilities of Apollo Group or any subsidiary thereof) are held directly or indirectly by one or more Group Subsidiaries, Apollo Group’s board of directors will have the right to convert all of the outstanding shares of common stock relating to University of Phoenix Online to the number of shares of common stock of each of such Group Subsidiaries as is equal to the product of (i) the Outstanding Interest Fraction with respect to University of Phoenix Online, multiplied by (ii) the number of shares of common stock of each such Group Subsidiary as will be outstanding immediately following such conversion. The remaining shares of common stock of such Group Subsidiaries will either be retained by APOL or other Group Subsidiaries, or distributed by APOL to the shareholders of APOL common stock, or a combination of the foregoing.

      Except as otherwise provided by Apollo Group’s board of directors, similar conversion rights will apply if all of the assets and liabilities of any other Group are held by one or more Group Subsidiaries. In this case, if the series of common stock being converted is APOL common stock and the Number of Shares Issuable with Respect to APOL’s Retained Interest in any Group other than APOL on the date of conversion is greater than zero, Apollo Group will also issue a number of shares of common stock that relates to such Group on the date of the conversion equal to the then current Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group and deliver those shares to the holders of APOL common stock or to one of the Group Subsidiaries.

  Effects On Convertible Securities

      The following provisions with respect to Convertible Securities only apply to the extent that the terms of such Convertible Securities do not provide for adjustments in the event of a conversion or exchange of a series of common stock described above.

      After any conversion date on which all outstanding shares of any series of common stock were converted, any share of such series of common stock that is to be issued on conversion, exchange, or exercise of any Convertible Securities will, immediately upon such conversion, exchange, or exercise and without any notice or any other action on the part of, Apollo Group or its board of directors or the holder of such Convertible Security, in the event the shares of such series of common stock outstanding on such conversion date were converted into shares of the series of common stock relating to the other Group, or another series of common stock of Apollo Group, pursuant to the provisions generally described under “Mandatory Dividend, Redemption, or Conversion of Common Stock” and “Conversions of Stock at Apollo Group’s Option,” be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of Apollo Group that the number of shares of such series of common stock that were to be issued upon such conversion, exchange, or exercise would have received had such shares been outstanding on such conversion date otherwise would be issued upon such conversion, exchange, or exercise.

  General Conversion Provisions

      In the event of any conversion as described above under “Mandatory Dividend, Redemption or Conversion of Common Stock,” and “Conversions of Stock at Apollo Group’s Option,” Apollo Group will cause to be given to each holder of shares of University of Phoenix Online common stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such University of Phoenix Online common stock, unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities, a notice setting forth:

(1) a statement that all (or, in the case of a conversion following a Disposition, if applicable, a specified number) of outstanding shares of University of Phoenix Online common stock will be converted;

(2) the conversion date, which, in the case of a conversion after a Disposition, will not be more than 85 trading days following the consummation of such Disposition;

(3) the per share number of shares of Class A APOL common stock to be received with respect to each share of University of Phoenix Online common stock to be converted, including details as to the calculation thereof;

(4) the place or places where certificates for shares of University of Phoenix Online Common Stock to be converted, properly endorsed or assigned for transfer, unless Apollo Group waives such requirement, are to be surrendered for delivery of certificates for shares of Class A APOL common stock;

(5) the number of outstanding shares of Class A APOL common stock and the number of shares of Class A APOL common stock into or for which outstanding Convertible Securities are then convertible, exchangeable, or exercisable;

(6) a statement to the effect that, except as otherwise provided below, dividends on such shares of University of Phoenix Online common stock will cease to be paid as of such conversion date; and

(7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges, or exercises such Convertible Securities on or prior to the conversion date referred to in clause (2) of this paragraph and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities.

      Such notice will be sent by first-class mail, postage prepaid, to such holder at such holder’s address as the same appears on Apollo Group’s transfer books or by such other methods as may be determined from time to time by Apollo Group’s board of directors, (a) not more than 40 trading days following a Disposition and not less than 10 trading days before the conversion in the case of a conversion after a Disposition, or (b) not less than 10 trading days and not more than 30 trading days before the conversion date in the case of any other conversion.

      Neither the failure to mail any notice described above to any particular holder of shares of University of Phoenix Online common stock or of any Convertible Securities nor any defect therein would affect the sufficiency thereof with respect to any other holder of outstanding shares of University of Phoenix Online common stock or of outstanding Convertible Securities, or the validity of any such conversion.

      Apollo Group will not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of University of Phoenix Online common stock upon any conversion or other distribution described above. If more than one share of University of Phoenix Online common stock is held at the same time by the same holder, Apollo Group may aggregate the number of shares of any capital stock that is issuable or any other securities or property that are distributable to such holder upon any such conversion or other distribution, including any fractions of shares. If the number of shares of any capital stock or the amount of securities remaining to be issued or distributed to any holder of University of Phoenix Online common stock is a fraction, Apollo Group will, if such fractional shares are not issued or distributed to such holder, pay a cash adjustment in respect of such fractional share in an amount equal to the Fair Value of such fractional share on the fifth trading day prior to the date such payment is to be made, without interest.

      No adjustments in respect of dividends will be made upon the conversion of any shares of University of Phoenix Online common stock. However, if such shares are converted by Apollo Group after the record date for determining holders of University of Phoenix Online common stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion, in each case without interest.

      Before any holder of University of Phoenix Online common stock will be entitled to receive certificates representing shares of any capital stock, cash, and/or other securities or property to be distributed to such holder with respect to any conversion of shares of University of Phoenix Online common stock, such holder is required to surrender at such place as Apollo Group specifies, certificates for shares of University of Phoenix Online common stock, properly endorsed or assigned for transfer, unless Apollo Group waives such requirement. As soon as practicable after Apollo Group’s receipt of certificates for such shares of University of Phoenix Online common stock, Apollo Group will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock, cash, and/or other securities or property to which such person was entitled, together with any fractional payment referred to below, in each case without interest.

      From and after any conversion of shares of University of Phoenix Online common stock, all rights of a holder of shares of University of Phoenix Online common stock that were converted will cease, except for the right, upon surrender of the certificates representing such shares of University of Phoenix Online common stock, to receive certificates representing shares of the kind and amount of capital stock, cash, and/or other securities or property for which such shares were converted, together with any fractional payment or rights to dividends as provided above, in each case without interest. No holder of a certificate that immediately prior to the conversion of University of Phoenix Online common stock represented shares of University of Phoenix Online common stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which shares of such common stock were converted until surrender of such holder’s certificate in exchange for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions, without interest, which theretofore became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion, Apollo Group will, however, be entitled to treat the certificates for University of Phoenix Online common stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind of capital stock for which the shares of University of Phoenix Online Common Stock represented by such certificates should have been converted, notwithstanding the failure to surrender such certificates.

      Apollo Group will pay any and all documentary, stamp, or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities on conversion of shares of University of Phoenix Online common stock pursuant hereto. Apollo Group will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of University of Phoenix Online common stock so converted were registered, and no such issuance or delivery would be made unless and until the person requesting such issuance or delivery paid to Apollo Group the amount of any such tax, or established to the satisfaction of Apollo Group’s board of directors that such tax had been paid.

  Voting Rights

      Holders of University of Phoenix Online common stock and Class A APOL common stock are not entitled to vote, unless a separate class vote is required by applicable law, in which case, each share is entitled to one vote.

      Holders of Class B APOL common stock vote on all matters as to which common shareholders generally are entitled to vote. On all such matters for which no separate vote is required, each outstanding share of Class B APOL common stock entitles the holder to one vote.

      The Arizona general corporation law requires a separate vote of holders of shares of common stock of any class on any amendment to the articles of incorporation if the amendment would alter or change the powers, preferences, or special rights of the shares of such class.

  Liquidation

      Under Apollo Group’s amended and restated articles of incorporation, in the event of a dissolution or liquidation and winding-up of Apollo Group, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Apollo Group and full preferential amounts (including any accumulated and unpaid dividends) to which holders of preferred stock are entitled (regardless of the Group to which such shares of preferred stock were attributed), unless otherwise provided in respect of a series of preferred stock by the resolution of Apollo Group’s board of directors fixing the liquidation rights and preferences of such series of preferred stock), the holders of APOL common stock and University of Phoenix Online common stock will be entitled to receive the net assets, if any, of Apollo Group remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of each series. Each share of APOL common stock will have one liquidation unit and each share of University of Phoenix Online common stock will have a number of liquidation units, which may be a fraction of one liquidation unit, equal to the average Market Value of one share of University of Phoenix Online common stock during the 20 consecutive trading day period ending on, and including, the 5th trading day before the date of the first public announcement of (i) a voluntary liquidation, dissolution, or winding-up of Apollo Group or (ii) the institution of any proceeding for the involuntary liquidation, dissolution, or winding-up of Apollo Group, divided by the average Market Value of one share of APOL common stock during such 20 trading day period. Thus, the liquidation rights of the holders of the respective series may not bear any relationship to the relative market values of the series.

      In the event of a dissolution or liquidation and winding-up of Apollo Group, no holder of APOL common stock will have any special right to receive specific assets attributable to APOL and no holder of University of Phoenix Online common stock will have any special right to receive specific assets attributable to University of Phoenix Online.

      If Apollo Group subdivides (by stock split, reclassification, or otherwise) or combines (by reverse stock split, reclassification, or otherwise) the outstanding shares of either APOL common stock or University of Phoenix Online common stock, or declares a dividend in shares of APOL common stock or University of Phoenix Online common stock to holders of such class of common stock, the number of liquidation units of APOL common stock or the number of liquidation units of University of Phoenix Online common stock, as applicable, will be appropriately adjusted as determined by Apollo Group’s board of directors (if necessary) so as to avoid any dilution in the aggregate liquidation rights of either class of common stock.

      Neither the merger or consolidation of Apollo Group into or with any other corporation, nor the merger or consolidation of any other corporation into or with Apollo Group, nor any sale, transfer, or lease of all or any part of the assets of Apollo Group, will be deemed to be a dissolution, liquidation, or winding-up for purposes of the liquidation provisions set forth above.

  APOL’s Retained Interest

      In this prospectus, the proportional interest in us or any other Group (other than APOL) intended to be represented at any time by the outstanding shares of the series of common stock that relates to such Group is represented by the Outstanding Interest Fraction and the remaining proportional interest in such Group intended to be represented at any time by APOL’s retained interest in such Group is represented by the Retained Interest Fraction.

      At any time, the Outstanding Interest Fraction in respect of us or any other Group equals the number of shares of the series of common stock that relates to such Group outstanding, divided by the sum of the number of shares of such series of common stock outstanding and the Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group.

      The Outstanding Interest Fraction in any Group can also be expressed as follows:

Number of Shares of such Series of Common Stock

Outstanding

Number of Shares of such Series of Common Stock Outstanding +

Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group

      At any time, the Retained Interest Fraction in respect of any Group equals the Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group, divided by the sum of the Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group and the number of shares of such series of common stock outstanding.

      The Retained Interest Fraction in respect of any Group can also be expressed as follows:

Number of Shares Issuable with Respect to APOL’s Retained

Interest in such Group

Number of Shares Issuable with Respect to APOL’s Retained Interest in such Group +

Number of Shares of such Series of Common Stock Outstanding

      Attribution of Issuances of Common Stock. Whenever Apollo Group’s board of directors decides to issue shares of University of Phoenix Online common stock, it will determine, in its sole discretion, whether to attribute that issuance (and the proceeds thereof) to APOL in respect of its retained interest in us (in a manner similar to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to us (in a manner similar to a primary offering of common stock). If it issues any shares of University of Phoenix Online common stock and attributes that issuance (and the proceeds thereof) to APOL in respect of APOL’s retained interest in us, then:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be decreased by the number of shares so issued;

•	the number of outstanding shares of University of Phoenix Online common stock would be increased by the same amount;

•	the Retained Interest Fraction would be decreased; and

•	the Outstanding Interest Fraction would be correspondingly increased.

If Apollo Group’s board of directors instead attributes that issuance (and the proceeds thereof) to us, then:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would remain unchanged;

•	the number of outstanding shares of University of Phoenix Online common stock would be increased by the number of shares so issued;

•	the Retained Interest Fraction would be decreased; and

•	the Outstanding Interest Fraction would be correspondingly increased.

      The sum of the Retained Interest Fraction and the Outstanding Interest Fraction will always equal 100%. Prior to this offering, the Retained Interest Fraction was 100% and the Outstanding Interest Fraction in respect of us was 0%.

      Apollo Group is hereby offering to the public, for cash,  shares of University of Phoenix Online common stock. Its board of directors has designated           as the initial Number of Shares Issuable with Respect to APOL’s Retained Interest in us. Assuming Apollo Group completes the sale of all      shares, its board of directors will attribute all of the net proceeds to our equity. The issuance will have no effect on the Number of Shares Issuable with Respect to APOL’s Retained Interest. Thus, assuming all             shares of University of Phoenix Online common stock offered hereby are sold:

•	there would be shares of University of Phoenix Online common stock outstanding;

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would remain the same;

•	the Outstanding Interest Fraction would be % (determined by dividing by ); and

•	the Retained Interest Fraction would be % (determined by dividing by ).

      Issuances of University of Phoenix Online Common Stock as Distributions. Apollo Group reserves the right to issue shares of University of Phoenix Online common stock as a distribution on APOL common stock, although it does not currently intend to do so. If it did so, its board of directors would generally attribute that distribution to APOL in respect of APOL’s retained interest in us. As a result:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be decreased by the number of shares so distributed;

•	the number of outstanding shares of University of Phoenix Online common stock would be increased by the same amount;

•	the Retained Interest Fraction would be decreased; and

•	the Outstanding Interest Fraction would be correspondingly increased.

      If instead Apollo Group issued shares of University of Phoenix Online common stock as a distribution on University of Phoenix Online common stock, Apollo Group’s board of directors would generally attribute that distribution to us, in which case APOL would also proportionately increase the Number of Shares Issuable with Respect to APOL’s Retained Interest in us. As a result:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be increased by the same percentage as the number of outstanding shares of University of Phoenix Online common stock is increased; and

•	the Retained Interest Fraction and Outstanding Interest Fraction would remain unchanged.

      Repurchases Of University of Phoenix Online Common Stock. If Apollo Group decides to repurchase shares of University of Phoenix Online common stock, Apollo Group’s board of directors would determine whether to attribute that repurchase (and the cost thereof) to APOL (in a manner similar to a purchase of common stock of a subsidiary by a corporate parent) or to us (in a manner similar to an issuer repurchase). If Apollo Group repurchases shares of University of Phoenix Online common stock and its board of directors attributes that repurchase (and the cost thereof) to APOL, then:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be increased by the number of shares so purchased;

•	the number of outstanding shares of University of Phoenix Online common stock would be decreased by the same amount;

•	the Retained Interest Fraction would be increased; and

•	the Outstanding Interest Fraction would be correspondingly decreased.

      If Apollo Group’s board of directors instead attributes that repurchase (and the cost thereof) to us, then:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would remain unchanged;

•	the number of outstanding shares of University of Phoenix Online common stock would be decreased by the number of shares so repurchased;

•	the Retained Interest Fraction would be increased; and

•	the Outstanding Interest Fraction would be correspondingly decreased.

      Transfers of Cash or Other Property Between APOL and Us. Apollo Group’s board of directors may, in its sole discretion, determine to transfer our cash or other property to APOL in return for a decrease in APOL’s retained interest in us (in a manner analogous to a return of capital) or to transfer cash or other property of APOL to us in return for an increase in APOL’s retained interest in us (in a manner analogous to a capital contribution). If Apollo Group’s board of directors determines to transfer our cash or other property to APOL in return for a decrease in APOL’s retained interest in us, then:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be decreased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of University of Phoenix Online common stock on the day of transfer;

•	the number of outstanding shares of University of Phoenix Online common stock would remain unchanged;

•	the Retained Interest Fraction would be decreased; and

•	the Outstanding Interest Fraction would be correspondingly increased.

      If instead Apollo Group’s board of directors determines to transfer cash or other property of APOL to us in return for an increase in APOL’s retained interest in us, then:

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest would be increased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of University of Phoenix Online common stock on the day of transfer;

•	the number of outstanding shares of University of Phoenix Online common stock would remain unchanged;

•	the Retained Interest Fraction would be increased; and

•	the Outstanding Interest Fraction would be correspondingly decreased.

      Apollo Group’s board of directors may not attribute issuances of University of Phoenix Online common stock to APOL, transfer our cash or other property to APOL in return for a decrease in its retained interest in us, or take any other action if, by doing so, it would cause the Number of Shares Issuable with Respect to APOL’s Retained Interest to decrease below zero.

      For illustrations showing how to calculate the Retained Interest Fraction, the Outstanding Interest Fraction, the Number of Shares Issuable with Respect to APOL’s Interest in us, and the number of notional shares of University of Phoenix Online common stock deemed outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see Annex A to this prospectus “Illustration of Certain Terms — Part I — APOL’s Retained Interest in Us.”

Preferred Stock

      Apollo Group’s board of directors has the authority, without further action by the shareholders, to issue from time to time up to 1,000,000 shares of preferred stock in one or more classes or series and to fix the number of shares, designations, voting powers, preferences, optional, and other rights and the restrictions or qualifications thereof.

Determinations By The Board

      The amended and restated articles of incorporation of Apollo Group provide that, subject to applicable law, any determinations made by the board of directors in good faith under the amended and restated articles of incorporation are final and binding on all shareholders of Apollo Group.

Preemptive Rights

      Holders of APOL common stock and University of Phoenix Online common stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

Limitations on Potential Unsolicited Acquisitions; Anti-Takeover Considerations

      If APOL, us, or any other Group were separate independent companies, any person interested in acquiring a Group without negotiating with management could seek control of that Group by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although APOL common stock and University of Phoenix Online common stock are intended to reflect the separate performance of APOL and University of Phoenix Online, a person interested in acquiring only one Group without negotiation with Apollo Group’s management could obtain control of that Group only by obtaining control of the outstanding voting stock of Apollo Group.

      The existence of a “tracking” stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of a “tracking” stock could, under certain circumstances, prevent shareholders from profiting from an increase in the market value of their shares as a result of a change in control of Apollo Group by delaying or preventing such a change in control.

      Because voting power is controlled by the Class B APOL common stock which is controlled by Apollo Group’s current management, an attempt to obtain control of Apollo Group by means of a merger, tender offer, proxy contest or otherwise, is rendered more difficult and protects the continuity of our management.

Certain Effects of Arizona Law

  Business Combinations

      Under Arizona law, any person who acquires 10% or more of the voting power of the common stock of a corporation is considered an “interested shareholder.” For a period of three years after an acquisition, certain business combinations between Apollo Group and the interested shareholder are prohibited, unless prior to the acquisition of the common stock by the interested shareholder, a committee of “disinterested” directors approves the acquisition of the common stock or the business combination. After the three-year period, only the following three types of business combinations between Apollo Group and the interested shareholder are permitted:

•	a business combination approved by the Apollo Group board of directors before the acquisition of common stock by the interested shareholder;

•	a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and

•	a business combination which meets certain conditions relating to price and form of consideration.

  Control Share Acquisitions

      Under Arizona law, a party acquiring any class of Apollo Group common stock may lose the right to vote some or all of those shares if the acquisition results in that party holding greater than 20%, 33%, or 50% of the outstanding common stock of that class. An acquiring party can avoid losing the right to vote these shares if the right to vote is approved by a majority of the disinterested shareholders. If approval of the right to vote shares is obtained at one of the specified levels, additional shareholder approvals are required when a shareholder seeks to acquire the power to vote shares at the next level.

      Unless otherwise provided in Apollo Group’s amended and restated articles of incorporation or bylaws, Apollo Group may call for redemption of all but not less than all of the acquiring party’s common stock at a redemption price equal to the market value of the shares at the time the call for redemption is given if either:

•	the acquiring person fails to deliver certain written information to Apollo Group by the tenth day after crossing any of the specified levels above; or

•	the shareholders vote not to accord voting rights to such shares.

  Limitation on Share Repurchases

      Under Arizona law, Apollo Group may not purchase or agree to purchase any shares from a beneficial owner of more than 5% of the voting power of Apollo Group common stock for more than the “average market price” of the shares if the shares have been owned by the beneficial owner for less than three years unless either:

•	the purchase or agreement to purchase is approved by shareholders holding a majority of the disinterested voting common stock; or

•	Apollo Group makes an offer, of at least equal value per share, to all holders of its voting common stock, and to all holders of any class into which its voting common stock may be converted.

Indemnification and Limitation of Liability

      Apollo Group’s amended and restated articles of incorporation limit the personal liability of directors, to Apollo Group or its shareholders, for monetary damages for breach of their fiduciary duty as a director except to the extent such limitation of liability is not permitted under Arizona law. Arizona law provides that the liability of a director may not be eliminated or limited for: (1) transactions in which a director receives a financial benefit to which the director is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) liability for unlawful distributions in violation of Arizona law or the articles of incorporation; or (4) an intentional violation of criminal law. In addition, Apollo Group’s bylaws provide that Apollo Group may indemnify any and all of its directors and officers, or former directors and officers, to the fullest extent permitted by law or by the amended and restated articles of incorporation against claims and liabilities to which such persons may become subject. Arizona law generally provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Subject to that standard of care, indemnification is mandatory under Arizona law for “outside directors” as defined under Arizona law. Indemnification of directors is precluded in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Transfer Agent and Registrar

      First Chicago Trust Corporation of New York, a division of Equiserve, is the registrar and transfer agent for Class A APOL common stock and University of Phoenix Online common stock.

CASH MANAGEMENT AND ALLOCATION POLICIES

      The financial statements of APOL and us reflect the application of certain cash management and allocation policies adopted by Apollo Group’s board of directors. Apollo Group’s board of directors may, in its sole discretion, modify, rescind, or add to any of these policies, although it has no present intention to do so. The decision of Apollo Group’s board of directors to modify, rescind, or add to any of these policies would, however, be subject to its general fiduciary duties. These policies are summarized below.

Treasury Activities

      Apollo Group manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash and the issuance and repurchase of common stock. Each of us and APOL generally remit cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Apollo Group, and Apollo Group generally funds the cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) of each of us and APOL on a daily basis.

      After the date on which University of Phoenix Online common stock is first issued, the following additional policies will apply:

(1) Apollo Group’s board of directors will attribute each future issuance of external debt or preferred stock (and the proceeds thereof) to APOL, unless it determines otherwise. Apollo Group’s board of directors may, but is not required to, attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to us to the extent that Apollo Group incurs or issues the debt or preferred stock for the benefit of us.

(2) Apollo Group’s board of directors will attribute each future issuance of APOL common stock (and the proceeds thereof) to APOL. It may attribute any future issuance of University of Phoenix Online common stock (and the proceeds thereof) to APOL’s retained interest in us (in a manner similar to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to us (in a manner similar to a primary offering of common stock). For illustrations of the impact of issuances of University of Phoenix Online common stock and attribution of such issuances either to APOL or us, see Annex A to this prospectus, “Illustration of Certain Terms — Part I — Additional Offerings of University of Phoenix Online Common Stock.”

(3) Dividends on APOL common stock will generally be charged against APOL and dividends on University of Phoenix Online common stock will generally be charged against us. In addition, at the time of any dividend on University of Phoenix Online common stock (excluding dividends payable in shares of University of Phoenix Online common stock), Apollo Group’s board of directors will, unless the dividend is charged against APOL, credit to APOL, and charge against us, a corresponding amount in respect of APOL’s retained interest in us. Specifically, the corresponding amount will equal the aggregate amount of the dividend multiplied by a fraction (a) the numerator of which will be the Number of Shares Issuable with Respect to APOL’s Retained Interest in us and (b) the denominator of which will be the number of shares of University of Phoenix Online common stock outstanding. For illustrations of the effect of dividends on APOL common stock or University of Phoenix Online common stock payable in the form of shares of University of Phoenix Online common stock, see Annex A to this prospectus, “Illustration of Certain Terms — Part I — University of Phoenix Online Stock Dividends.”

(4) Repurchases of APOL common stock will generally be attributed to APOL. Repurchases of University of Phoenix Online common stock may be attributed to APOL (in a manner similar to a purchase of common stock of a corporate subsidiary by a corporate parent) or us (in a manner similar to an issuer repurchase), as determined by Apollo Group’s board of directors. For illustrations of the impact of repurchases of University of Phoenix Online common stock and attribution of such repurchases either to APOL or us, see Annex A to this prospectus, “Illustration of Certain Terms — Part I — Repurchases of University of Phoenix Online Common Stock.”

(5) Whenever we hold cash, we generally will transfer that cash to APOL. Conversely, whenever we have a cash need, APOL generally will fund that cash need. However, Apollo Group’s board of directors will determine, in its sole discretion, whether to provide any particular funds to either APOL or us, but will not be obligated to do so.

(6) Cash transfers between APOL and us (other than transfers in return for assets or services rendered or transfers in respect of APOL’s retained interest in us that correspond to dividends paid on University of Phoenix Online common stock) will generally be accounted for as a revolving credit advance unless:

•	Apollo Group’s board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan;

•	Apollo Group’s board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing APOL’s retained interest in us; or

•	Apollo Group’s board of directors determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing APOL’s retained interest in us.

There are no specific criteria to determine when Apollo Group’s board of directors will account for a cash transfer as a long-term loan, a capital contribution, or a return of capital rather than a revolving credit advance. Apollo Group’s board of directors would make such a determination in the exercise of its business judgment at the time of the transfer. Factors that Apollo Group’s board of directors will consider include:

•	APOL’s and our current and projected capital structure;

•	the relative levels of internally generated funds of APOL and us;

•	the financing needs and objectives of the recipient;

•	the investment objectives of the transferor; and

•	the availability, cost and time associated with alternative financing sources and prevailing interest rates, and general economic conditions.

(7) Any cash transfer accounted for as a revolving credit advance generally will not bear interest unless Apollo Group’s board of directors determines to the contrary. Any cash transfer accounted for as a long-term loan will have such interest rate, amortization, maturity, redemption, and other terms that generally reflect the then-prevailing terms on which Apollo Group could borrow such funds as determined by Apollo Group’s board of directors, unless it determines otherwise.

(8) Any cash transfer from APOL to us, or for our account, accounted for as a capital contribution will correspondingly increase our divisional equity and APOL’s retained interest in us. As a result, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us will increase by the amount of such capital contribution divided by the Market Value of University of Phoenix Online common stock on the date of transfer. See Annex A to this prospectus, “Illustration of Certain Terms — Part I — Capital Transfers of Cash or other Assets between APOL and Us.”

(9) Any cash transfer from us to APOL, or for APOL’s account, accounted for as a return of capital will correspondingly decrease our divisional equity and APOL’s retained interest in us. As a result, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us will decrease by the amount of such return of capital divided by the Market Value of University of Phoenix Online common stock on the date of transfer. See Annex A to this prospectus, “Illustration of Certain Terms — Part I — Capital Transfers of Cash or other Assets between APOL and Us.”

Corporate Expenses

      Apollo Group’s board of directors allocates the cost of certain corporate services (including legal, accounting, corporate office and centralized student services) between us and APOL. Amounts allocated to us are based primarily on the relationship of our revenues to those of Apollo Group and certain of its subsidiaries. The amounts allocated to APOL represent Apollo Group’s consolidated amounts less the amounts allocated to us. Apollo Group’s management believes that these allocations are reasonable.

Income Taxes

      APOL’s and our results are included in Apollo Group’s consolidated federal income tax return. State income taxes are generally based on the apportioned taxable income or loss of Apollo Group and its subsidiaries.

      In order to prepare separate company financial statements, Apollo Group allocates its consolidated income tax provision between us and APOL. Our provision for income tax is calculated on a separate company basis with the related current and deferred tax assets and liabilities settled through the divisional equity (deficit) account at the end of each period. APOL’s combined provision for income taxes represents Apollo Group’s consolidated provision for income taxes less our provision for income taxes.

License Fee

      Apollo Group charges us a license fee equal to 4% of our net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group and its subsidiaries.

Corporate Opportunities

      Apollo Group’s board of directors will allocate any business opportunities and operations, any acquired assets and businesses, and any assumed liabilities between APOL and us, in whole or in part, as it considers to be in the best interests of Apollo Group and its shareholders as a whole. Any such allocation will involve the consideration of a number of factors deemed relevant, including, without limitation:

•	whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the then existing scope of business of APOL or us; and

•	whether APOL or us is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business, or assumed liability.

      Any such allocation will be made by Apollo Group’s board of directors in accordance with its business judgment or in accordance with such procedures (if any) adopted by it to insure that such decisions will be made in the best interests of Apollo Group and its shareholders as a whole.

TAX CONSIDERATIONS

Material U.S. Federal Tax Consequences

      The following discussion is a summary of certain U.S. federal income tax considerations relevant to an investment in University of Phoenix Online common stock. This discussion is based on the provisions of the Code, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, possibly with retroactive effect. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to University of Phoenix Online common stock. See “Clinton Administration Proposals” below. Additionally, the Treasury Department could issue regulations or other guidance that change current law, including, without limitation, regulations issued under the broad grant of authority under Section 337(d) of the Code, that affect the treatment of tracking stock, including University of Phoenix Online common stock.

      This discussion addresses only those of you who would hold University of Phoenix Online common stock as a capital asset and did not acquire your shares in a compensatory transaction, including the exercise of warrants and employee stock options. We have included this discussion for general information only. It does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular tax circumstances or all future transactions that may be undertaken with respect to University of Phoenix Online common stock. This discussion does not apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, without limitation, if you are a tax-exempt organization, an S corporation or other pass-through entity, a mutual fund, a small business investment company, a regulated investment company, an insurance company, a financial institution, a dealer in securities or currencies, a person holding University of Phoenix Online common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle, a trader in securities, a person that has elected mark-to-market accounting for your securities or a person whose “functional currency” is not the U.S. dollar).

      Because U.S. tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you in light of your particular situation, including the tax consequences to you in the event of a redemption of University of Phoenix Online common stock. In addition, the discussion below does not address matters of state, local or foreign tax law or all future transactions that may be undertaken with respect to University of Phoenix Online common stock. Accordingly, you are advised to consult your own tax advisor as to the U.S. federal, state, local and other tax consequences of investing in University of Phoenix Online common stock.

  Treatment of University of Phoenix Online Common Stock — General

      In the opinion of PricewaterhouseCoopers LLP, (our “Tax Advisors”), University of Phoenix Online common stock will be treated as common stock of Apollo Group for U.S. federal income tax purposes. Accordingly, in the opinion of our Tax Advisors, neither Apollo Group nor you will recognize any income, gain, or loss for U.S. federal income tax purposes as a result of the issuance of University of Phoenix Online common stock. Additionally, the purchase, ownership, and disposition of University of Phoenix Online common stock will be treated in the same manner as the purchase, ownership, and disposition of APOL common stock.

  No Internal Revenue Service Ruling

      No ruling will be sought from the Internal Revenue Service. The Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation’s assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of University of Phoenix Online common stock. Therefore, the treatment of tracking stock such as University of Phoenix Online common stock is subject to some uncertainty under current law.

      It is possible that the Internal Revenue Service could assert successfully that the issuance of University of Phoenix Online common stock as well as a subsequent conversion or exchange of University of Phoenix Online common stock could be taxable to you and to us. Once again, you should consult your own tax advisor.

  Clinton Administration Proposals

      The Clinton administration’s budget proposals released on February 7, 2000, would, if enacted, require the recognition of taxable income by shareholders upon the receipt of tracking stock in a distribution made by a corporation with respect to its stock and tracking stock received in exchange for other stock in the issuing corporation, and give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity, as appropriate. The Treasury Department’s explanation expresses the view that the use of tracking stock “is outside the contemplation of” various provisions of the Code and that “no inference regarding the tax treatment of [such stock] under current law is intended by [the] proposal.” As proposed, the provisions would be effective for tracking stock issued on or after the date of enactment by Congress.

      The February 7, 2000 proposal regarding tracking stock is similar to a proposal made by the Clinton administration in February, 1999. Tax legislation enacted by Congress subsequent to the Clinton Administration’s 1999 proposal did not include any provisions corresponding to the proposals. However, we cannot predict whether either of the Clinton Administration proposals will be enacted by Congress and, if enacted, whether they will be in the form proposed.

      If either of the Clinton Administration proposals or a similar proposal is enacted, then Apollo Group could be subject to tax on an issuance of University of Phoenix Online common stock issued on or after the date of enactment and you could be subject to tax on certain exchanges of University of Phoenix Online common stock issued on or after the date of enactment. See “Conversions of Stock” below.

  Conversions of Stock

      Apollo Group has the right, at any time, to convert outstanding shares of University of Phoenix Online common stock to shares of Class A APOL common stock, including, in some cases, at a premium. See “Description of Capital Stock — Conversions of Stock at Apollo Group’s Option  — Conversions of University of Phoenix Online Common Stock Generally.” Under current law, an exchange of stock incident to such a conversion should qualify as a tax-free recapitalization such that no gain or loss should be recognized by Apollo Group or by holders of University of Phoenix Online common stock. However, if either of the Clinton Administration proposals or a similar proposal is enacted, then you could be subject to tax on such an exchange.

      Apollo Group has the right, at any time, to convert outstanding shares of University of Phoenix Online common stock to stock of a subsidiary of Apollo Group. See for example “Description of Capital Stock — Conversions of Stock at Apollo Group’s Option — Conversion of University of Phoenix Online Common Stock to Stock of an Apollo Group Subsidiary.” Depending on the circumstances at the time, an exchange of stock incident to such a conversion could, under current law, be taxable to holders of University of Phoenix Online common stock and to Apollo Group.

Backup Withholding

      Certain non-corporate holders of University of Phoenix Online common stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale or other disposition of such stock. Backup withholding will apply only if the holder:

•	fails to furnish its taxpayer identification number, or tax identification number, which, for an individual, would be his or her social security number;

•	furnishes an incorrect tax identification number;

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct tax identification number and that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report payments of interest or dividends.

      Prospective investors in University of Phoenix Online common stock should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non U.S. holder can be refunded or credited against the holder’s U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Certain U.S. Federal Tax Consequences for Non-U.S. Holders

      The following discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of University of Phoenix Online common stock to “non-U.S. holders.” This discussion does not address all aspects of U.S. income and estate taxation and does not address foreign, state, and local tax consequences that may be relevant to non-U.S. holders in light of their personal circumstances. Furthermore, this discussion is based on the Code, Treasury regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, possibly with retroactive effect. Each prospective non-U.S. holder should consult his own tax advisor with regard to the application of the federal income tax laws as well as the applicability of any foreign, state, and local laws to which a holder may be subject.

      As used in this section, a “non-U.S.” person means a beneficial owner of stock other than:

•	a citizen or resident of the U.S.;

•	a corporation or partnership created or organized under the laws of the U.S. or any state;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

Further, as used in this section, a “U.S. person” means a person other than a non-U.S. person.

  Dividends

      Currently, Apollo Group does not intend to pay dividends with respect to shares of University of Phoenix Online common stock. However, if it does pay dividends, and you are a non-U.S. holder of University of Phoenix Online common stock, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in a applicable income tax treaty. If, however, any such dividends are “effectively connected” with your conduct of a trade or business within the U.S. (or to the extent required by an applicable income tax treaty they are attributable to a “permanent establishment” that you maintain in the U.S.), then the dividends generally will not be subject to withholding tax. Instead, these dividends will be taxed on a net income basis at rates applicable to U.S. holders, and in addition, if these dividends are received by a non-U.S. holder that is a corporation may, under certain circumstances, also be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the “effectively connected” exception described above.

      Under U.S. Treasury regulations currently in effect, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption (that is, that dividends paid to an address in a foreign country are paid to a resident of that country unless the payor has knowledge to the contrary) also applies for purposes of determining whether a lower tax treaty rate applies.

      Under U.S. Treasury regulations that generally will apply to dividends paid after December 31, 2000, if you claim the benefit of a lower treaty rate and avoid backup withholding, you will be required to satisfy certain certification requirements.

      If you are eligible for a reduced treaty rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts by filing an appropriate claim for refund with the Internal Revenue Service.

  Gain on Disposition of University of Phoenix Online Common Stock

      If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of University of Phoenix Online common stock unless:

•	the gain is effectively connected to your conduct of a trade or business in the U.S. (or to the extent required by an applicable income tax treaty the gain is attributable to a “permanent establishment” that you maintain in the U.S.);

•	you are an individual and hold University of Phoenix Online common stock as a capital asset, you are present in the U.S. for 183 or more days in the taxable year of the sale or other disposition, and you satisfy certain other conditions;

•	you are subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates; or

•	Apollo Group is or has been a “U.S. real property holding corporation” for federal income tax purposes.

      Apollo Group believes that it is not, and does not currently anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If Apollo Group were to become a U.S. real property holding corporation, so long as University of Phoenix Online common stock is regularly traded on an established securities market, you would be subject to tax on any gain from the sale or other disposition of such stock only if you actually or constructively owned, during the five-year period preceding such disposition, more than 5% of University of Phoenix Online common stock.

      Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

  Backup Withholding and Information Reporting for Non-U.S. Persons

      Apollo Group must report annually to the Internal Revenue Service and to you the amount of dividends (if any) paid to you and the tax withheld with respect to these dividends regardless of whether withholding was reduced or eliminated. Copies of the information returns reporting the dividends and withholding may also be made to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

      Under U.S. Treasury regulations currently in effect, U.S. backup withholding tax, which is imposed generally at a rate of 31% will not apply to dividends paid to you at an address outside the U.S., unless the payor has knowledge that you are a U.S. person. Under U.S. Treasury regulations that generally will apply with respect to payments made after December 31, 2000, however, you will be subject to backup withholding unless applicable certification requirements are met.

      Payment of the proceeds from a sale or other disposition of University of Phoenix Online common stock within the U.S. or conducted through U.S. related financial intermediaries is subject to both backup withholding and information reporting unless you certify, under penalties of perjury, that you are a non-U.S. holder, and the payor does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption. The payment of proceeds from a sale or other disposition of University of Phoenix Online common stock by or through a non-U.S. office of a broker or other financial intermediary generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a sale or other disposition by a non-U.S. person of University of Phoenix Online common stock paid or through a non-U.S. office of a broker or other financial intermediary that is:

•	a U.S. person;

•	a “controlled foreign corporation,” or

•	a foreign person 50% or more of whose gross income from a specified period is effectively connected with a U.S. trade or business,

information reporting, but not backup withholding will apply unless the broker has documentary evidence in its files that the beneficial owner is a non-U.S. person and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption and the broker has no actual knowledge to the contrary.

      Under U.S. Treasury regulations generally effective for payments made after December 31, 2000, the payment to a non-U.S. holder of dividends or proceeds from the sale or other disposition of University of Phoenix Online common stock may be subject to information reporting and backup withholding unless the recipient satisfies applicable certification requirements or otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service in a timely manner.

  Estate Tax

      University of Phoenix Online common stock held by an individual non-U.S. person at the time of death will be included in that holder’s gross estate for U.S. federal income tax purposes unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2000, Apollo Group has agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC and Chase Securities Inc. are acting as representatives, the following respective numbers of shares of University of Phoenix Online common stock:

Number
Underwriter	of Shares

Credit Suisse First Boston Corporation

Banc of America Securities LLC

Chase Securities Inc.

Total

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of University of Phoenix Online common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of University of Phoenix Online common stock may be terminated.

      Apollo Group has granted to the underwriters a 30-day option to purchase on a pro rata basis up to                additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of University of Phoenix Online common stock.

      The underwriters propose to offer the shares of University of Phoenix Online common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $     per share. The underwriters and selling group members may allow a discount of $     per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$

Expenses payable by us	$	$	$	$

      The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of University of Phoenix Online common stock being offered.

      Apollo Group has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of University of Phoenix Online common stock or securities convertible into or exchangeable or exercisable for any shares of University of Phoenix Online common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

      Apollo Group’s officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of University of Phoenix Online common stock or securities convertible into or exchangeable or exercisable for any shares of University of Phoenix Online common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of University of Phoenix Online common stock, whether any such aforementioned transaction is to be settled by delivery of University of Phoenix Online common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

      The underwriters have reserved for sale, at the initial public offering price, up to                shares of University of Phoenix Online common stock for employees, directors and some other persons associated with us who have expressed an interest in purchasing University of Phoenix Online common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

      Apollo Group has agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

      Apollo Group will apply to list the shares of University of Phoenix Online common stock on The Nasdaq Stock Market’s National Market under the symbol “UOPX.”

      Prior to this offering, there has been no public market for University of Phoenix Online common stock. The initial public offering price has been determined by negotiation between Apollo Group and the representatives. The principal factors considered in determining the public offering price include the following:

•	the information included in this prospectus and otherwise available to the representatives;

           •  market conditions for initial public offerings;

           •  the history and the prospects for the industry in which we will compete;

           •  the ability of our management;

           •  the prospects for our future earnings;

           •  the present state of our development and our current financial condition;

           •  the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

      The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the University of Phoenix Online common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the University of Phoenix Online common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the University of Phoenix Online common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

      Other than the prospectus in electronic format, the information contained on any underwriter’s Web site and any information contained on any other Web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, Apollo Group, or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of University of Phoenix Online common stock in Canada is being made only on a private placement basis exempt from the requirement that Apollo Group prepare and file a prospectus with the securities regulatory authorities in each province where trades of University of Phoenix Online common stock are effected. Accordingly, any resale of University of Phoenix Online common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of University of Phoenix Online common stock.

Representations of Purchasers

      Each purchaser of University of Phoenix Online common stock in Canada who receives a purchase confirmation will be deemed to represent to Apollo Group and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such University of Phoenix Online common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under “Resale Restrictions.”

Rights of Action (Ontario Purchasers)

      The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

      All of the issuer’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

      A purchaser of University of Phoenix Online common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any University of Phoenix Online common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of University of Phoenix Online common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

      Canadian purchasers of University of Phoenix Online common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in University of Phoenix Online common stock in their particular circumstances and with respect to the eligibility of University of Phoenix Online common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      The validity of the issuance of the shares of University of Phoenix Online common stock offered hereby will be passed upon for Apollo Group by Snell & Wilmer LLP, Phoenix, Arizona; and Mayer, Brown & Platt, Chicago, Illinois will serve as legal counsel for the underwriters. Mayer, Brown & Platt will rely on the opinion of Snell & Wilmer LLP as to all matters of Arizona law.

EXPERTS

      The financial statements of University of Phoenix Online as of August 31, 1999 and 1998 and for each of the years then ended included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Apollo Group incorporated in this document by reference to its Annual Report on Form 10-K for the year ended August 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The federal income tax consequences of the treatment of shares of University of Phoenix Online common stock in connection with this offering will be opined on by PricewaterhouseCoopers LLP, our Tax Advisors, given on authority of said firm as experts in federal income tax matters.

WHERE YOU CAN FIND MORE INFORMATION

      Apollo Group files reports, proxy statements, and other information with the SEC. Those reports, proxy statements, and other information concerning Apollo Group can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Apollo Group. The common stock of Apollo Group is listed on The Nasdaq National Market.

      This prospectus is part of a registration statement filed with the SEC by Apollo Group. The full registration statement can be obtained from the SEC as indicated above, or from us.

      The SEC allows Apollo Group to “incorporate by reference” the information it files with the SEC. This permits Apollo Group to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by Apollo Group after the date of this prospectus will automatically be deemed to update and supersede this information. Apollo Group incorporates by reference the following documents that have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended August 31, 1999; and

•	Quarterly Report on Form 10-Q for the quarter ended November 30, 1999.

      Apollo Group also incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until it files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

      Apollo Group will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Apollo Group, 4615 E. Elwood Street, Phoenix, Arizona 85040, Attention: Chief Financial Officer (Telephone: (480) 966-5394).

      Apollo Group intends to provide you with annual reports containing financial statements relating to us audited by independent public accountants and quarterly reports relating to us for the first three fiscal quarters of each fiscal year containing unaudited interim financial information, in each case, accompanied by a discussion of such financial information and, in the case of the annual report, including a summary of our business.

ANNEX A

ILLUSTRATION OF CERTAIN TERMS

Part I — APOL’s Retained Interest in Us

      The illustrations in this Part I show how to calculate:

•	APOL’s retained interest in us;

•	the Outstanding Interest Fraction;

•	the Retained Interest Fraction;

•	the Number of Shares Issuable with Respect to APOL’s Retained Interest in us; and

•	the number of shares of University of Phoenix Online common stock outstanding,

in each case, after giving effect to certain hypothetical dividends, issuances, repurchases and transfers.

      In these illustrations, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to had occurred. Actual calculations may be slightly different due to rounding.

General Concepts

      The Outstanding Interest Fraction. At any given time, the percentage interest in us intended to be represented by the outstanding shares of University of Phoenix Online common stock is equal to:

Number of Shares of University of Phoenix Online Common Stock Outstanding

Number of Shares of University of Phoenix Online Common Stock Outstanding +
Number of Shares Issuable with Respect to APOL’s Retained Interest in Us

      The Retained Interest Fraction. At any given time, the percentage interest in us intended to be represented by APOL’s retained interest in us is equal to:

Number of Shares Issuable with Respect to APOL’s Retained Interest in Us

Number of Shares of University of Phoenix Online Common Stock Outstanding +
Number of Shares Issuable with Respect to APOL’s Retained Interest in Us

      The sum of the Outstanding Interest Fraction and the Retained Interest Fraction in us will always equal 100%. In our example, before the first issuance, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us is 100, the Retained Interest Fraction is 100% and the Outstanding Fraction is 0%.

The Offering

      The following illustration reflects an assumed issuance by Apollo Group of 15 shares of University of Phoenix Online common stock in the offering. Assume the issuance is attributed to us as an increase in our equity, with the net proceeds credited solely to us.

Shares of University of Phoenix Online common stock previously issued and outstanding	0

Newly issued shares of University of Phoenix Online common stock for our account	15

Total shares of University of Phoenix Online common stock issued and outstanding after the offering	15

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) would remain unchanged.

      As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Fraction of approximately 13%, calculated as follows:

15

15 + 100

      The Retained Interest Fraction would accordingly be approximately 87%

      In this case, in the event of any dividend or other distribution paid on the outstanding shares of University of Phoenix Online common stock (other than a dividend or other distribution payable in shares of University of Phoenix Online common stock), APOL would be credited, and we would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) to the total number of shares of University of Phoenix Online common stock issued and outstanding following the offering (15)) of the aggregate amount of such dividend or distribution.

Additional Offerings of University of Phoenix Online Common Stock

      The following illustrations reflect an assumed issuance of an additional 15 shares of University of Phoenix Online common stock after the assumed initial issuance of 15 shares attributed to us as an increase in our equity.

      Additional Offerings for the Account of APOL. Assume the issuance is attributed to APOL in respect of APOL’s retained interest in us, with the net proceeds credited solely to APOL.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Newly issued shares of University of Phoenix Online common stock for account of APOL	15

Total shares issued and outstanding after additional offering	30

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us would decrease by the number of shares of University of Phoenix Online common stock issued for the account of APOL.

Number of shares of University of Phoenix Online common stock issuable with respect to the retained interest in us prior to the additional offering	100

Newly issued shares of University of Phoenix Online common stock for account of APOL	(15)

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after the additional offering	85

      As a result, the total issued and outstanding shares of University of Phoenix Online common stock (30) would in the aggregate represent an Outstanding Interest Fraction of approximately 26%, calculated as follows:

30

30 + 85

      The Retained Interest Fraction would accordingly be reduced to approximately 74%.

      In this case, in the event of any dividend or other distribution paid on University of Phoenix Online common stock (other than a dividend or other distribution payable in shares of University of Phoenix Online common stock), APOL would be credited, and we would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (85) to the total number of shares of University of Phoenix Online common stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

      Additional Offering for Our Account. Assume the issuance is attributed to us as an increase in our equity, with the net proceeds credited solely to us.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Newly issued shares of University of Phoenix Online common stock for our account	15

Total shares of University of Phoenix Online common stock issued and outstanding after additional offering	30

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) would remain unchanged.

      As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Fraction of approximately 23%, calculated as follows:

30

30 + 100

      The Retained Interest Fraction would accordingly be reduced to approximately 77%.

      In this case, in the event of any dividend or other distribution paid on University of Phoenix Online common stock (other than a dividend or other distribution payable in shares of University of Phoenix Online common stock), APOL would be credited, and we would be charged, with an amount equal to 333% (representing the ratio of the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) to the total number of shares of University of Phoenix Online common stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

      Offerings of Convertible Securities. If Apollo Group were to issue any securities convertible into or exercisable for shares of University of Phoenix Online common stock, the Outstanding Interest Fraction and the Retained Interest Fraction would be unchanged at the time of such issuance. If any shares of University of Phoenix Online common stock were subsequently issued upon conversion or exercise of such securities, however, the Outstanding Interest Fraction and the Retained Interest Fraction would be affected as shown above under “Additional Offerings for the Account of APOL,” if such securities were attributed to APOL, or under “Additional Offerings for Our Account,” if such securities were attributed to us.

Repurchases of University of Phoenix Online Common Stock.

      The following illustrations reflect an assumed repurchase by Apollo Group of 5 shares of University of Phoenix Online common stock after the assumed initial issuance of 15 shares of University of Phoenix Online common stock attributed to us as an increase in our equity.

      Repurchases for the Account of APOL. Assume the repurchase is attributed to APOL as an increase in its retained interest in us, with the cost charged solely against APOL.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Shares of University of Phoenix Online common stock repurchased for account of APOL	(5)

Total shares of University of Phoenix Online common stock issued and outstanding after repurchase	10

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be increased by the number of any shares of University of Phoenix Online common stock repurchased for the account of APOL.

Number of Shares Issuable with Respect to APOL’s Retained Interest in us prior to repurchase	100

Number of shares of University of Phoenix Online, stock repurchased for the account of APOL	5

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after repurchase	105

      As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Fraction of approximately 9%, calculated as follows:

10

10 + 105

      The Retained Interest Fraction would accordingly be increased to approximately 91%.

      Repurchases for Our Account without Participation by APOL. Assume the repurchase is attributed to us, with the cost being charged solely against us. Further assume that Apollo Group’s board of directors does not determine to transfer assets from us to APOL.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Shares of University of Phoenix Online common stock repurchased for our account	(5)

Total shares of University of Phoenix Online common stock issued and outstanding after repurchase	10

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) would remain unchanged.

      As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Fraction of approximately 9%, calculated as follows:

10

10 + 100

      The Retained Interest Fraction would accordingly be increased to approximately 91%.

      Repurchase for Our Account with Participation by APOL. Assume the repurchase is attributed to us, with the cost being charged solely against us. Further, assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that Apollo Group’s board of directors determines to transfer cash or other assets from us to APOL to hold the Outstanding Interest Fraction and Retained Interest Fraction constant.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Shares of University of Phoenix Online common stock repurchased for our account	(5)

Total shares of University of Phoenix Online common stock issued and outstanding after repurchase	10

      In order to hold constant the Outstanding Interest Fraction and the Retained Interest Fraction, Apollo Group’s board of directors could determine that the Market Value of a share of University of Phoenix Online common stock in this context is $20 and transfer from us to APOL an amount of cash or other assets equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) to the total number of shares of University of Phoenix Online common stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of University of Phoenix Online common stock ($100), or $667.

      In that case, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) would decrease by the amount of cash so transferred ($667) divided by the Market Value per share of University of Phoenix Online common stock ($20).

Number of Shares Issuable with Respect to APOL’s Retained Interest in us prior to transfer	100

Adjustment in respect of APOL’s retained interest in us to reflect transfer to APOL of funds theretofore allocated to us	(33)

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after transfer	67

      As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Fraction of approximately 13%, calculated as follows:

10

10 + 67

      The Retained Interest Fraction would accordingly continue to be approximately 87%.

      Assuming that Apollo Group’s board of directors transferred only half of the $667 amount, or $333.50, from us to APOL, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) would decrease by the amount of cash so transferred ($333.50) divided by the Market Value per share of University of Phoenix Online common stock ($20).

Number of Shares Issuable with Respect to APOL’s Retained Interest in us prior to transfer	100

Adjustment in respect of APOL’s retained interest in us to reflect transfer to APOL of cash theretofore allocated to us	(17)

Number of Shares Issuable with Respect to APOL’s Retained Interest after transfer	83

      As a result, the total shares issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Fraction of approximately 11%, calculated as follows:

10

10 + 83

      The Retained Interest Fraction would accordingly be increased to approximately 89%.

University of Phoenix Online Stock Dividends

      The following illustrations reflect assumed dividends of University of Phoenix Online common stock on outstanding shares of APOL common stock and outstanding shares of University of Phoenix Online common stock, respectively, after the assumed initial issuance of 15 shares of University of Phoenix Online common stock attributable to us as an increase in our equity.

      University of Phoenix Online Stock Dividend on APOL Common Stock.  Assume 1,000 shares of APOL common stock are outstanding and Apollo Group’s board of directors declares a dividend of 1/20 of a share of University of Phoenix Online common stock on each outstanding share of APOL common stock (payable equally on the Class A and Class B common stock).

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Newly issued shares of University of Phoenix Online common stock for account of APOL	50

Total shares of University of Phoenix Online common stock issued and outstanding after dividend	65

      Any dividend of shares of University of Phoenix Online common stock to the holders of shares of APOL common stock would be treated as a reduction in the Number of Shares Issuable with Respect to APOL’s Retained Interest in us.

Number of Shares Issuable with Respect to APOL’s Retained Interest prior to dividend	100

Number of shares of University of Phoenix Online common stock distributed on outstanding shares of APOL common stock for account of APOL	(50)

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after dividend	50

      As a result, the total issued and outstanding shares (65) would in the aggregate represent an Outstanding Interest Fraction of approximately 57%, calculated as follows:

65

65 + 50

      The Retained Interest Fraction would accordingly be reduced to approximately 43%. Note, however, that after the dividend, the holders of shares of APOL common stock would also hold 50 shares of University of Phoenix Online common stock, which would be intended to represent the 43% interest in the value attributable to us.

      University of Phoenix Online Stock Dividend on University of Phoenix Online Common Stock. Assume Apollo Group’s board of directors declares a dividend of 1/5 of a share of University of Phoenix Online common stock on each outstanding share of University of Phoenix Online common stock.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Newly issued shares of University of Phoenix Online common stock for our account	3

Total shares of University of Phoenix Online common stock issued and outstanding after dividend	18

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us would reflect the stock dividend payable in shares of University of Phoenix Online common stock to holders of shares of University of Phoenix Online common stock. That is, the Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be increased by a number equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to APOL’s Retained Interest in us (100) to the number of shares of University of Phoenix Online stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 20.

Number of Shares Issuable with Respect to APOL’s Retained Interest in us prior to dividend	100

Adjustment in respect of APOL’s Retained Interest in us to reflect shares distributed on outstanding shares of University of Phoenix Online common stock	20

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after dividend	120

      As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an Outstanding Interest Fraction of approximately 13%, calculated as follows:

18

18 + 120

      The Retained Interest Fraction would accordingly continue to be about 87%.

Capital Transfers of Cash or Other Assets Between APOL and Us

      Capital Contribution of Cash or Other Assets from APOL to Us. The following illustration reflects the assumed contribution by APOL to us, after the assumed initial issuance of 15 shares of University of Phoenix Online common stock attributable to us as an increase in our equity, of $40 of assets allocated from APOL at a time when the Market Value of the University of Phoenix Online common stock is $20 per share.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Newly issued shares of University of Phoenix Online common stock	(0)

Total shares of University of Phoenix Online common stock issued and outstanding after contribution	15

      The Number of Shares Issuable with Respect to APOL’s Retained Interest in us would be increased to reflect the contribution to us of the assets theretofore allocated to APOL by a number equal to the value of the assets contributed ($40) divided by the Market Value of University of Phoenix Online common stock at that time ($20), or 2 shares.

Number of Shares Issuable with Respect to APOL’s Retained Interest in us prior to contribution	100

Increase to reflect contribution to us of assets allocated to APOL	2

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after contribution	102

      As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Fraction of approximately 13%, calculated as follows:

15

15 + 102

      The Retained Interest Fraction would accordingly be increased to approximately 87%.

      Return of Capital Transfer of Cash or Other Assets from Us to APOL. The following illustration reflects the assumed transfer by us to APOL, after the assumed initial issuance of 15 shares of University of Phoenix Online common stock attributable to us as an increase in our equity, of $40 of assets allocated to us on a date on which the Market Value of University of Phoenix Online common stock is $20 per share.

Shares of University of Phoenix Online common stock previously issued and outstanding	15

Newly issued shares of University of Phoenix Online common stock	0

Total shares of University of Phoenix Online common stock issued and outstanding after contribution	15

      The Number of Shares Issuable with Respect to APOL’s Retained Interest would be decreased to reflect the transfer to APOL of assets theretofore allocated to us by a number equal to the value of the assets transferred ($40) divided by the market value of University of Phoenix Online common stock at that time ($20), or 2 shares.

Number of Shares Issuable with Respect to APOL’s Retained Interest in us prior to contribution	100

Decrease to reflect transfer to APOL of assets allocated to us	(2)

Number of Shares Issuable with Respect to APOL’s Retained Interest in us after contribution	98

      As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Fraction of approximately 13%, calculated as follows:

15

15 + 98

      The Retained Interest Fraction would accordingly be decreased to approximately 87%.

Part II — Mandatory Dividend, Redemption, or Conversion of University of Phoenix Online Common Stock

      As described above at “Description of Capital Stock — Mandatory Dividend, Redemption, or Conversion of Common Stock,” Apollo Group’s board of directors would, in the event of a Disposition, other than an Exempt Disposition, of All or Substantially All of our assets, have three options available to it: (1) it could pay a dividend to holders of University of Phoenix Online common stock, (2) it could redeem a specified portion of the outstanding shares of University of Phoenix common stock, or (3) it could convert shares of University of Phoenix Online common stock to Class A APOL common stock. The following illustration demonstrates more fully the three options in the event of a hypothetical Disposition of substantially all of our assets.

      If:

•	100 shares of University of Phoenix Online common stock were outstanding;

•	the Net Proceeds of the Disposition of substantially all, but not all, of our assets were $18,000;

•	the average Market Values of the University of Phoenix Online common stock and Class A APOL common stock over the applicable 20-day period were $20 and $40, respectively;

•	the Outstanding Interest Fraction with respect to us was 10%; and

•	the Disposition occurred more than two years after the Issuance Date,

      then Apollo Group’s board of directors could do any of the following:

(1) pay a dividend to holders of University of Phoenix Online common stock equal to:

Net Proceeds x Outstanding Interest Fraction     =

Number of Outstanding Shares of

University of Phoenix Online Common Stock

$18,000 x 10% 100	= $18 per share

(2) redeem for $20 per share a number of shares of University of Phoenix Online common stock equal to:

Net Proceeds x Outstanding Interest Fraction     =

Average Market Value of

University of Phoenix Online Common Stock

$18,000 x 10% $20 per share	= 90 shares

(3) convert each outstanding share of University of Phoenix Online common stock into a number of shares of APOL Class A common stock equal to:

Average Market Value of

University of Phoenix Online Common Stock     =

Average Market Value of APOL

Class A Common Stock

$20 per share $40 per share	= 0.50000 shares

Part III — Optional Conversion of University of Phoenix Online Common Stock

      As described above at “Description of Capital Stock” — “Conversions of Stock at Apollo Group’s Option” — “Conversion of University of Phoenix Online Common Stock Generally,” Apollo Group’s board of directors has the right, at any time to convert each share of University of Phoenix Online common stock outstanding to shares of Class A APOL common stock. The following illustration demonstrates the calculation of the number of shares issuable upon a hypothetical conversion of University of Phoenix Online common stock to shares of Class A APOL common stock at the option of Apollo Group.

      If

•	the conversion occurs 18 months after the Issuance Date (and hence the applicable premium were 20%);

•	No Tax Event has occurred; and

•	the average Market Values of the University of Phoenix Online common stock and the Class A APOL common stock over the applicable 20-day period were $20 and $40, respectively;

then each share of University of Phoenix Online common stock could be converted into 0.60000 shares of Class A APOL common stock based on the following calculation:

$20

1.20 x		= 0.60000
$40

UNIVERSITY OF PHOENIX ONLINE

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of University of Phoenix Online at August 31, 1999 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Apollo Group, Inc.’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1, University of Phoenix Online is a division of the University of Phoenix, Inc., a wholly-owned subsidiary of Apollo Group, Inc. Accordingly, the financial statements of University of Phoenix Online should be read in conjunction with the audited financial statements of Apollo Group, Inc.

/s/ PRICEWATERHOUSECOOPERS LLP

_______________________________________
PricewaterhouseCoopers LLP
Phoenix, Arizona
March 24, 2000

UNIVERSITY OF PHOENIX ONLINE

(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

BALANCE SHEET

	August 31, 1999	August 31, 1998	November 30, 1999

			(unaudited)

(In thousands)

Assets:
Current assets

Receivables, net	$11,133	$6,543	$12,048

Other current assets	147	16	99

Total current assets	11,280	6,559	12,147

Property and equipment, net	3,575	1,941	3,516

Other assets	16	16	—

Total assets	$14,871	$8,516	$15,663

Liabilities and Divisional Equity (Deficit):
Current liabilities

Current portion of long-term liabilities	$—	$18	$—

Accounts payable	140	360	98

Accrued liabilities	1,626	1,472	1,438

Student deposits and deferred tuition revenue	10,023	7,763	8,789

Total current liabilities	11,789	9,613	10,325

Long-term liabilities, less current portion	—	42	—

Commitments and contingencies	—	—	—

Divisional equity (deficit)	3,082	(1,139)	5,338

Total liabilities and divisional equity (deficit)	$14,871	$8,516	$15,663

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE

(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

STATEMENT OF OPERATIONS

	Year Ended		Three Months Ended
	August 31,		November 30,

	1999	1998	1999	1998

			(unaudited)

(In thousands)

Revenues:

Tuition and other, net	$69,582	$45,081	$20,717	$14,895

Costs and expenses:

Instructional costs and services	39,628	25,826	10,403	8,508

Selling and promotional	11,378	7,863	3,062	2,523

General and administrative	5,444	3,631	1,666	1,077

	56,450	37,320	15,131	12,108

Income from operations	13,132	7,761	5,586	2,787

Provision for income taxes	5,323	3,151	2,264	1,129

Net income	$7,809	$4,610	$3,322	$1,658

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE

(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

STATEMENT OF CASH FLOWS

	Year Ended		Three Months Ended
	August 31,		November 30,

	1999	1998	1999	1998

			(unaudited)

(In thousands)

Cash flows provided by (used for) operating activities:

Net income	$7,809	$4,610	$3,322	$1,658

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	922	571	297	186

Provision for uncollectible accounts	2,411	784	398	524

Decrease (increase) in assets:

Receivables, net	(7,001)	(3,681)	(1,313)	(2,339)

Other assets	(131)	33	64	(64)

Increase (decrease) in liabilities:

Accounts payable and accrued liabilities	(66)	1,041	(230)	(438)

Student deposits and deferred tuition revenue	2,260	2,130	(1,234)	621

Other liabilities	(60)	(17)	—	(5)

Net cash provided by operating activities	6,144	5,471	1,304	143

Cash flows used for investing activities:

Net additions to property and equipment	(2,556)	(814)	(238)	(687)

Net cash used for investing activities	(2,556)	(814)	(238)	(687)

Cash flows provided by (used for) financing activities:

Net amount received from (paid to) APOL	(3,588)	(4,657)	(1,066)	544

Net cash provided by (used for) financing activities	(3,588)	(4,657)	(1,066)	544

Net change in cash	—	—	—	—

Cash at beginning of period	—	—	—	—

Cash at end of period	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE

(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS

Note 1.  Nature of Operations and Basis of Presentation

On March 24, 2000, the board of directors of Apollo Group, Inc. authorized, subject to shareholder approval, the issuance of a new class of stock, University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of the University of Phoenix, Inc., a wholly-owned subsidiary of Apollo Group. Apollo Group’s other businesses and its retained interest in University of Phoenix Online are referred to as “APOL”.

University of Phoenix Online is the online division of University of Phoenix which is a regionally accredited, private institution of higher education offering Associates, Bachelors, Masters, and Doctoral degree programs in business, management, computer information systems, education, and health care. University of Phoenix Online offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix is accredited by the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools.

The accompanying financial statements provide financial information regarding the underlying business of University of Phoenix Online. Even though Apollo Group has separated its assets, liabilities, revenues expenses, and cash flows between APOL and University of Phoenix Online, that separation will not change the legal title to any assets or the responsibility for any liabilities and will not affect the rights of creditors. Holders of University of Phoenix Online stock will be common stockholders of Apollo Group and will be subject to all the risks associated with an investment in Apollo Group and all its businesses, assets and liabilities. Material financial events which may occur at Apollo Group may affect University of Phoenix Online’s results of operations or financial position. Accordingly, University of Phoenix Online’s financial statements should be read in conjunction with Apollo Group’s consolidated financial statements.

The accompanying unaudited financial statements as of November 30, 1999 and for the three months ended November 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of Apollo Group’s management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods.

The provision of services and other matters between University of Phoenix Online and Apollo Group, including the right to use Apollo Group’s curriculum, trademarks and copyrights, will be governed by corporate expense, income tax and license allocation policies, which are described in Note 3, Related Party Transactions. These policies were not in place prior to March 24, 2000. However, in order to prepare financial statements that include charges and benefits of the types provided for under these polices, the accompanying financial statements reflect charges and benefits that would have applied if these policies had been in effect during the periods presented.

University of Phoenix Online’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 1999 and 1998 relate to the fiscal years ended August 31, 1999 and 1998, respectively.

Note 2.  Significant Accounting Policies

Property and equipment

Property and equipment is recorded at cost less accumulated depreciation. University of Phoenix Online capitalizes the cost of software used for internal operations once technological feasibility of the software has

UNIVERSITY OF PHOENIX ONLINE
(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

been demonstrated. Such costs consist primarily of custom-developed and packaged software and the direct labor costs of internally-developed software. Depreciation is provided on all furniture, equipment, and software using the straight-line method over the estimated useful lives of the related assets which range from three to seven years, except software which is depreciated over three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

Revenues, receivables, and related liabilities

Net revenues are comprised primarily of tuition revenues from students net of discounts. University of Phoenix Online’s degree programs last up to four academic years and are billed on a course-by-course basis. Courses typically have a duration of five or six weeks. Billings occur when the student first attends a session, resulting in the recording of a receivable and deferred tuition revenue for the amount billed. The deferred tuition revenue is recognized into income pro rata over the period of instruction. If a student withdraws from a course or program, the unearned portion of the program that the student has paid for is refunded in accordance with University of Phoenix Online’s refund policy.

Because University of Phoenix Online’s educational programs are billed in short blocks of time, deferred tuition revenue at the end of each period is usually recognized as income within five to six weeks following the end of that period. University of Phoenix Online does not record the unbilled portion of educational programs for existing students because the students are not financially obligated for the unbilled portion. A majority of these students do, however, remain in their programs until completion.

Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable.

Fair value of financial instruments

The carrying amount reported in the balance sheet for accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred tuition revenue approximates fair value because of the short-term nature of these financial instruments.

Selling and promotional costs

University of Phoenix Online expenses selling and promotional costs as incurred. Selling and promotional costs include marketing salaries, direct-response and other advertising, promotional materials, and related marketing costs.

New accounting pronouncements

During 1999, University of Phoenix Online adopted the American Institute of Certified Public Accountants Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). The adoption of SOP 98-1 did not have a material impact on these financial statements.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

UNIVERSITY OF PHOENIX ONLINE
(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Comprehensive income

Comprehensive income includes all changes in divisional equity (deficit) during a period from non-owner sources. University of Phoenix Online has not had any transactions, other than net income, that are required to be reported in comprehensive income.

Note 3.  Related Party Transactions

University of Phoenix Online’s financial statements reflect the application of certain expense allocation and cash management policies summarized below. The board of directors of Apollo Group may rescind, modify or add to any of these policies. Management believes that these allocations were made on a reasonable basis. The allocations are not necessarily indicative of the level of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

Corporate expenses

In order to prepare the accompanying financial statements, certain costs incurred by Apollo Group and University of Phoenix were allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo Group and University of Phoenix. The allocation of such expenses to University of Phoenix Online during the years ended August 31 was as follows, in thousands:

	1999	1998

Instructional costs and services	$4,973	$3,599

Selling and promotional	131	119

General and administrative	5,444	3,631

Total	$10,548	$7,349

License fee

Apollo Group charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online’s net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group and its subsidiaries. The license fee, which is included in instructional costs and services in the accompanying statement of operations, was $2,783,000 and $1,803,000 for the years ended August 31, 1999 and 1998, respectively.

Income taxes

University of Phoenix Online’s results, along with those of University of Phoenix’s other divisions, are included in Apollo Group’s consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo Group and its subsidiaries, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

The provision for income taxes included in the accompanying statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix at the end of each period through the divisional equity (deficit) account.

University of Phoenix Online’s effective income tax rate differs from the federal statutory tax rate primarily as a result of state income taxes.

UNIVERSITY OF PHOENIX ONLINE
(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Cash management

Apollo Group manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash and the payment of accounts payable, payroll, certain employee benefits, and other disbursements.

All cash transferred from University of Phoenix Online to Apollo Group as well as all cash advanced by Apollo Group to University of Phoenix Online and all cash payments and receipts under the license, corporate expense, and income tax allocation policies, are recorded as part of divisional equity (deficit) in the balance sheet.

Note 4.  Balance Sheet Components

Receivables consist of the following at August 31, in thousands:

	1999	1998

Trade receivables	$12,657	$7,126

Less allowance for doubtful accounts	(1,524)	(583)

Total receivables, net	$11,133	$6,543

Bad debt expense was $2,411,000 and $784,000 in 1999 and 1998, respectively.

Property and equipment consist of the following at August 31, in thousands:

	1999	1998

Furniture and equipment	$5,190	$3,196

Software	507	175

Leasehold improvements	257	205

	5,954	3,576

Less accumulated depreciation and amortization	(2,379)	(1,635)

Property and equipment, net	$3,575	$1,941

Depreciation and amortization expense was $922,000 and $571,000 in 1999 and 1998, respectively.

Accrued liabilities consist of the following at August 31, in thousands:

	1999	1998

Salaries, wages, and benefits	$981	$1,038

Other accrued liabilities	645	434

Total accrued liabilities	$1,626	$1,472

      Student deposits and deferred tuition revenue consist of the following at August 31, in thousands:

	1999	1998

Student deposits	$6,363	$5,570

Deferred tuition revenue	3,660	2,193

Total student deposits and deferred tuition revenue	$10,023	$7,763

UNIVERSITY OF PHOENIX ONLINE
(a division of the University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Divisional equity (deficit) activity for the years ended August 31, is as follows, in thousands:

	1999	1998

Balance, beginning of year	$(1,139)	$(1,092)

Net income	7,809	4,610

Transfers to APOL, net	(3,588)	(4,657)

Balance, end of year	$3,082	$(1,139)

Note 5.  Benefit Plans

Employees of University of Phoenix Online are eligible to participate in Apollo Group’s various health, welfare, and disability benefit programs offered to its full-time, salaried employees which are funded primarily by Apollo Group contributions. Additionally, eligible employees also participate in Apollo Group’s 401(k) plan as well as its employee stock option and stock purchase plans. Apollo Group does not provide post-employment or post-retirement health care and life insurance benefits to University of Phoenix Online’s employees.

Note 6.  Commitments and Contingencies

University of Phoenix Online is obligated under facility and equipment leases that are classified as operating leases. Following is a schedule of future minimum lease commitments as of August 31, 1999, in thousands:

Operating Leases

2000	$785

2001	714

2002	705

2003	703

2004	703

Thereafter	3,690

$7,300

Facility and equipment rent expense totaled $1.4 million and $1.1 million for 1999 and 1998, respectively.

There are no legal proceedings to which Apollo Group is a party pertaining to the business and operation of University of Phoenix Online, other than those occurring in the normal course of business. Management believes that the disposition of these cases will not have a material adverse impact on the financial position or results of operations of Apollo Group or University of Phoenix Online.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Nature of Expense	Amount

SEC Registration Fee	$22,770

NASD Filing Fee	9,125

Nasdaq National Market Listing Fee	*

Accounting Fees and Expenses	*

Legal Fees and Expenses	*

Printing Expenses	*

Blue Sky Qualification Fees and Expenses	*

Transfer Agent’s Fee	*

Miscellaneous	*

Total	*

*	To be completed by amendment.

Item 15.  Indemnification of Directors and Officers.

      Apollo Group’s amended and restated articles of incorporation limit personal liability of directors, to the corporation or its shareholders, for monetary damages for breach of their fiduciary duty as a director except to the extent such limitation of liability is not permitted under Arizona law. Arizona law provides that the liability of a director may not be eliminated or limited for (i) transactions in which a director receives a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) liability for unlawful distributions in violation of Arizona law or the amended and restated articles of incorporation or (iv) an intentional violation of criminal law. In addition Apollo Group’s Bylaws provide that Apollo Group may indemnify any and all of its directors and officers, or former directors and officers, to the fullest extent permitted by law or by the amended and restated articles of incorporation against claims and liabilities to which such persons may become subject. Arizona law generally provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Subject to that standard of care indemnification is mandatory under Arizona law for “outside directors” as defined under Arizona law. Indemnification of directors is precluded in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

      For information regarding Apollo Group’s undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

      In addition, Apollo Group is paying directors’ and officers’ liability insurance for claims up to $5,000,000.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit
Number	Description

1.1*	Form of underwriting agreement
3.1	Form of Amended and Restated Articles of Incorporation of Apollo Group, Inc. (Incorporated by reference to Annex B to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
3.2	Bylaws of Apollo Group, Inc. (incorporated by reference to Exhibit 3.2 to Apollo Group, Inc.’s Form 10-K dated August 31, 1996
5.1*	Opinion of Snell & Wilmer LLP
8.1*	Tax Opinion of PricewaterhouseCoopers LLP
10.1	Form of Apollo Group, Inc. 2000 Stock Incentive Plan (Incorporated by reference to Annex C to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
10.2	Form of Apollo Group, Inc. Amended and Restated 1994 Employee Stock Purchase Plan (Incorporated by reference to Annex D to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
10.3	Form of Apollo Group, Inc. Amended and Restated Director Stock Plan (Incorporated by reference to Annex E to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
15.1	Letter on Unaudited Interim Financial Information
23.1	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of PricewaterhouseCoopers LLP (as Tax Advisors)
23.3*	Consent of Snell & Wilmer LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (see signature page)
27.1	Financial Data Schedule for the fiscal year ended August 31, 1999
27.2	Financial Data Schedule for the three month period ended November 30, 1999

*	To be filed by Amendment to this Registration Statement.

Item 17.  Undertakings

      The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Apollo Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona on March 28, 2000.

Apollo Group, Inc.

By:	/s/ TODD S. NELSON

Name: Todd S. Nelson
Title: President

Power of Attorney

      Each individual whose signature appears below constitutes and appoints each of John G. Sperling, Todd S. Nelson and Kenda B. Gonzales, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN G. SPERLING John G. Sperling	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 28, 2000
/s/ TODD S. NELSON Todd S. Nelson	President and Director	March 28, 2000
/s/ J. JORGE KLOR DE ALVA J. Jorge Klor de Alva	Senior Vice President and Director	March 28, 2000
/s/ JERRY F. NOBLE Jerry F. Noble	Senior Vice President and Director	March 28, 2000
/s/ PETER V. SPERLING Peter V. Sperling	Senior Vice President, Secretary, Treasurer and Director	March 28, 2000
/s/ KENDA B. GONZALES Kenda B. Gonzales	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2000

Signature	Title	Date

/s/ DINO J. DECONCINI Dino J. DeConcini	Director	March 28, 2000
/s/ THOMAS C. WEIR Thomas C. Weir	Director	March 28, 2000
/s/ JOHN R. NORTON III John R. Norton III	Director	March 28, 2000
/s/ HEDY F. GOVENAR Hedy F. Govenar	Director	March 28, 2000

EXHIBIT INDEX

Exhibit
Number	Description

1.1*	Form of underwriting agreement
3.1	Form of Amended and Restated Articles of Incorporation of Apollo Group, Inc. (Incorporated by reference to Annex B to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
3.2	Bylaws of Apollo Group, Inc. (incorporated by reference to Exhibit 3.2 to Apollo Group, Inc.’s Form 10-K dated August 31, 1996
5.1*	Opinion of Snell & Wilmer LLP
8.1*	Tax Opinion of PricewaterhouseCoopers LLP
10.1	Form of Apollo Group, Inc. 2000 Stock Incentive Plan (Incorporated by reference to Annex C to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
10.2	Form of Apollo Group, Inc. Amended and Restated 1994 Employee Stock Purchase Plan (Incorporated by reference to Annex D to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
10.3	Form of Apollo Group, Inc. Amended and Restated Director Stock Plan (Incorporated by reference to Annex E to Apollo Group, Inc.’s Proxy Statement dated March 28, 2000)
15.1	Letter on Unaudited Interim Financial Information
23.1	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of PricewaterhouseCoopers LLP (as Tax Advisors)
23.3*	Consent of Snell & Wilmer LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (see signature page)
27.1	Financial Data Schedule for the fiscal year ended August 31, 1999
27.2	Financial Data Schedule for the three month period ended November 30, 1999

*	To be filed by Amendment to this Registration Statement.